UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

HARRIS TEETER SUPERMARKETS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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701 Crestdale Road
Matthews, North Carolina 28105

August 27, 2013

Dear Shareholder of Harris Teeter Supermarkets, Inc.:

On July 8, 2013, Harris Teeter Supermarkets, Inc. (“Harris Teeter”) entered into a definitive Agreement and Plan of Merger (the “merger agreement”) to be acquired by The Kroger Co. (“Kroger”). Subject to the terms and conditions of the merger agreement, a wholly owned subsidiary of Kroger will be merged with and into Harris Teeter and Harris Teeter will survive the merger as a wholly owned subsidiary of Kroger.

If the merger is completed, our shareholders will have the right to receive $49.38 in cash, without interest and less any applicable withholding taxes, for each share of common stock, no par value per share, of Harris Teeter (“Harris Teeter common stock”) that they own immediately prior to the effective time of the merger, which represents a premium of approximately 33.7% to the $36.94 per share closing price of our common stock on the New York Stock Exchange on January 18, 2013, the day of the first media report after the market close that Harris Teeter was evaluating strategic alternatives.

You are cordially invited to attend a special meeting of our shareholders to be held in connection with the proposed merger on October 3, 2013 at 10:00 A.M., Eastern Time at Harris Teeter’s headquarters located at 701 Crestdale Road, Matthews, North Carolina 28105. At the special meeting, in addition to the other proposals described below, shareholders will be asked to vote on a proposal to approve the merger agreement. The affirmative vote of a majority of the shares of Harris Teeter common stock outstanding at the close of business on August 22, 2013 is required to approve the merger agreement.

Following careful consideration, the Harris Teeter board of directors unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger. The Harris Teeter board of directors unanimously recommends that Harris Teeter shareholders vote “FOR” the proposal to approve the merger agreement.

The merger cannot be completed unless Harris Teeter shareholders approve the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. The failure to vote on the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” this proposal.

At the special meeting, shareholders will also be asked to vote on (i) a proposal to approve, on a nonbinding, advisory basis, compensation that will or may be paid to Harris Teeter’s named executive officers by Harris Teeter based on or otherwise relating to the merger, as required by the rules adopted by the Securities and Exchange Commission and (ii) a proposal to approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional votes for the approval of the proposal to approve the merger agreement. The Harris Teeter board of directors unanimously recommends that Harris Teeter shareholders vote “FOR” each of the foregoing proposals.

The obligations of Harris Teeter and Kroger to complete the merger are subject to the satisfaction or waiver of conditions. The accompanying proxy statement contains detailed information about Harris Teeter, the special meeting, the merger agreement, the merger and the transactions contemplated by the merger agreement.

Thank you for your confidence in Harris Teeter.

Sincerely,

Thomas W. Dickson Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits of the merger agreement or the merger or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated August 27, 2013 and, together with the enclosed form of proxy, is first being mailed to Harris Teeter shareholders on or about August 27, 2013.

701 Crestdale Road
Matthews, North Carolina 28105

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

DATE & TIME	October 3, 2013 at 10:00 A.M., Eastern Time

PLACE	701 Crestdale Road, Matthews, North Carolina 28105

ITEMS OF BUSINESS
1.     To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of July 8, 2013 (the “merger agreement”), among Harris Teeter Supermarkets, Inc. (“Harris Teeter”), The Kroger Co. (“Kroger”) and Hornet Acquisition, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Harris Teeter with Harris Teeter surviving as a wholly owned subsidiary of Kroger (the “merger proposal”);

2.     To consider and vote on a proposal to approve, on a nonbinding, advisory basis, compensation that will or may be paid by Harris Teeter to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”);

3.     To consider and vote on a proposal to approve an adjournment of the special meeting of shareholders of Harris Teeter (the “special meeting”), if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal (the “adjournment proposal”); and

4. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

RECORD DATE
Only shareholders of record at the close of business on August 22, 2013 (the “record date”) are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting.

VOTING BY PROXY
The Harris Teeter board of directors (the “Harris Teeter Board”) is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting. For information on submitting your proxy over the internet, by telephone or by mailing back the traditional proxy card, please see the attached proxy statement and enclosed proxy card. If you later decide to vote in person at the special meeting, information on revoking your proxy prior to the special meeting is also provided.

RECOMMENDATIONS	The Harris Teeter Board unanimously recommends that you vote:

• “FOR” the merger proposal;

• “FOR” the named executive officer merger-related compensation proposal; and

• “FOR” the adjournment proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS DESCRIBED IN THE INSTRUCTIONS CONTAINED IN THESE MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU RECEIVE MORE THAN ONE

PROXY BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE VOTED. IF YOU DO NOT SUBMIT YOUR PROXY, INSTRUCT YOUR BROKER HOW TO VOTE YOUR SHARES OR VOTE IN PERSON AT THE SPECIAL MEETING ON THE MERGER PROPOSAL, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

Please note that we intend to limit attendance at the special meeting to Harris Teeter shareholders as of the record date (or their authorized representatives), as well as our invited guests. If your shares are held by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring to the special meeting a legal proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting. Please also bring to the special meeting your account statement evidencing your beneficial ownership of Harris Teeter common stock as of the record date. All shareholders should also bring photo identification.

The proxy statement of which this notice forms a part provides a detailed description of the merger agreement, the merger and the transactions contemplated by the merger agreement. We urge you to read the proxy statement, including any documents incorporated by reference and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Harris Teeter common stock, please contact Harris Teeter’s proxy solicitor, Morrow & Co., LLC, at 470 West Avenue, Stamford, Connecticut 06902 or 1-855-201-1081.

By Order of the Board of Directors,

Douglas J. Yacenda Secretary

Matthews, North Carolina
August 27, 2013

-i-

(continued)

-ii-

SUMMARY TERM SHEET

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the special meeting of Harris Teeter shareholders. We urge you to read carefully the remainder of this proxy statement, including the attached annexes and the other documents to which we have referred you. For additional information on Harris Teeter included in documents incorporated by reference into this proxy statement, see the section titled “Where You Can Find More Information” beginning on page 79. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references to “Harris Teeter,” “we,” “us” or “our” in this proxy statement refer to Harris Teeter Supermarkets, Inc., a North Carolina corporation; all references to “Kroger” refer to The Kroger Co., an Ohio corporation; all references to “Merger Sub” refer to Hornet Acquisition, Inc., a North Carolina corporation and a wholly owned subsidiary of Kroger formed for the sole purpose of effecting the merger; all references to “Harris Teeter common stock” refer to the common stock, no par value per share, of Harris Teeter; all references to the “Harris Teeter Board” refer to the board of directors of Harris Teeter; all references to the “merger” refer to the merger of Merger Sub with and into Harris Teeter with Harris Teeter surviving as a wholly owned subsidiary of Kroger; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of July 8, 2013, and as may be further amended from time to time, by and among Harris Teeter, Kroger and Merger Sub, a copy of which is included as Annex A to this proxy statement. Harris Teeter, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

The Companies

Harris Teeter (see page 18)

Harris Teeter operates a regional chain of supermarkets in eight states primarily in the southeastern and mid-Atlantic United States and the District of Columbia. As of July 31, 2013, Harris Teeter operated 213 supermarkets located in North Carolina, Virginia, South Carolina, Maryland, Tennessee, Delaware, Florida, Georgia and the District of Columbia. Harris Teeter also operates distribution centers for grocery, frozen and perishable foods in Greensboro, North Carolina and Indian Trail, North Carolina and a dairy facility in High Point, North Carolina.

Shares of Harris Teeter common stock are listed with, and trade on, the New York Stock Exchange (“NYSE”) under the symbol “HTSI.” Our corporate website address is www.harristeeter.com. The information provided on the Harris Teeter website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Harris Teeter’s website provided in this proxy statement.

Kroger (see page 18)

Kroger, one of the world’s largest retailers, employs 343,000 associates who serve customers in 2,419 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. Kroger also operates 784 convenience stores, 322 fine jewelry stores, 1,182 supermarket fuel centers and 37 food processing plants in the U.S.

Kroger’s website is www.kroger.com. The information provided on the Kroger website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Kroger’s website provided in this proxy statement.

Merger Sub (see page 18)

Merger Sub was formed in July 2013 solely for the purpose of completing the merger with Harris Teeter. Merger Sub has not carried out any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the merger agreement.

The Special Meeting

Date, Time and Place (see page 19)

The special meeting of Harris Teeter shareholders (the “special meeting”) is scheduled to be held at Harris Teeter’s headquarters located at 701 Crestdale Road, Matthews, North Carolina 28105 on October 3, 2013 at 10:00 A.M., Eastern Time.

Purpose of the Special Meeting (see page 19)

The special meeting is being held in order to consider and vote on the following proposals:

•	to approve the merger agreement (the “merger proposal”);

•	to approve, on a nonbinding, advisory basis, compensation that will or may be paid by Harris Teeter to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”);

•	to approve the adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal (the “adjournment proposal”); and

•	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Harris Teeter shareholders must vote to approve the merger proposal as a condition for the merger to occur. If the Harris Teeter shareholders fail to approve the merger proposal, the merger will not occur.

Record Date; Shareholders Entitled to Vote (see page 20)

Only holders of Harris Teeter common stock at the close of business on August 22, 2013, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, 49,458,968 shares of Harris Teeter common stock were issued and outstanding.

Holders of Harris Teeter common stock are entitled to one vote for each share of Harris Teeter common stock they own at the close of business on the record date.

Quorum (see page 20)

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Harris Teeter common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. However, even if a quorum does not exist, a majority of the shares of Harris Teeter common stock present or represented by proxy at the special meeting and entitled to vote may adjourn the meeting to another place, date or time. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and will subject Harris Teeter to additional expense.

Required Vote (see page 20)

Approval of the merger proposal requires the affirmative vote of at least a majority of the shares of Harris Teeter common stock outstanding at the close of business on the record date.

Approval of the named executive officer merger-related compensation proposal (on an advisory basis) and the adjournment proposal requires the affirmative vote of a majority of the votes cast with respect to this matter in person or represented by proxy at the special meeting and entitled to vote thereon.

Voting at the Special Meeting (see page 21)

If your shares are registered directly in your name with our transfer agent, you are considered a “shareholder of record” and you may vote your shares in person at the special meeting or by mail, over the internet or by telephone. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Although Harris Teeter offers four different voting methods, Harris Teeter encourages you to vote over the internet or by telephone, as Harris Teeter believes they are convenient, cost-effective and reliable voting methods. If you choose to vote your shares over the internet or by telephone, there is no need for you to mail back your proxy card.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner and you wish to vote in person at the special meeting, you must bring to the special meeting a legal proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting.

Shareholders who are entitled to vote at the special meeting, as well as Harris Teeter’s invited guests, may attend the special meeting. Beneficial owners should bring a copy of an account statement reflecting their ownership of Harris Teeter common stock as of the record date. All shareholders should bring photo identification.

Harris Teeter recommends that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed.

Solicitation of Proxies (see page 22)

The Harris Teeter Board is soliciting your proxy, and Harris Teeter will bear the cost of soliciting proxies. Harris Teeter has retained Morrow & Co., LLC (“Morrow & Co.”) to assist with the solicitation of proxies. Morrow & Co. will be paid approximately $55,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Harris Teeter common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Morrow & Co. or, without additional compensation, Harris Teeter’s directors, officers and employees.

Adjournment (see page 22)

In addition to the merger proposal and the named executive officer merger-related compensation proposal, Harris Teeter shareholders are also being asked to approve the adjournment proposal, which will give the Harris Teeter Board authority to adjourn the special meeting for the purpose of soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. If the adjournment proposal is approved, the special meeting could be adjourned by the Harris Teeter Board as permitted under the terms of the merger agreement. In addition, the Harris Teeter Board, as permitted under the terms of the merger agreement, could postpone the meeting before it commences, whether for the purpose of soliciting additional votes or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional votes, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

The Merger

Structure of the Merger (see page 24)

If the merger is completed, then at the effective time of the merger (the “effective time”), Merger Sub will merge with and into Harris Teeter, the separate corporate existence of Merger Sub will cease and Harris Teeter will survive the merger as a wholly owned subsidiary of Kroger. After the effective time, Kroger will own 100% of Harris Teeter’s outstanding stock and current shareholders will no longer have any equity interest in Harris Teeter.

What Shareholders Will Receive in the Merger (see page 24)

Upon the terms and subject to the conditions of the merger agreement, at the effective time, Harris Teeter shareholders will have the right to receive $49.38 in cash, without interest and less any applicable withholding taxes, for each share of Harris Teeter common stock that they own immediately prior to the effective time.

Treatment of Harris Teeter Equity Awards (see page 24)

The merger agreement provides that outstanding equity-based awards under Harris Teeter’s equity plans will be treated as set forth below.

Stock Options. At the effective time, Harris Teeter will cause each outstanding option to purchase shares of Harris Teeter stock, whether vested or unvested, to represent the right to receive a payment in cash, without interest and less any applicable withholding taxes, equal to the product of the excess, if any, of the merger consideration of $49.38 over the exercise price of the option, multiplied by the number of shares subject to such option.

Restricted Shares and Performance Shares. At the effective time, each performance share and outstanding share of Harris Teeter common stock subject to time-based, performance or other vesting or lapse restrictions under any stock or incentive plan of Harris Teeter will fully vest such that each holder thereof will be entitled to 100% of the shares of Harris Teeter’s common stock underlying such awards and the holder thereof will receive the merger consideration of $49.38 for each such share.

Recommendation of the Harris Teeter Board of Directors (see page 33)

The Harris Teeter Board unanimously determined that the merger agreement is fair, advisable and in the best interests of Harris Teeter and its shareholders and adopted and approved the merger agreement. In the course of reaching this decision, the Harris Teeter Board considered a number of factors in its deliberations, which can be found in the section titled “The Merger Proposal (Proposal 1) — Recommendation of the Harris Teeter Board and Reasons for the Merger” beginning on page 33. The Harris Teeter Board unanimously recommends that the Harris Teeter shareholders vote:

•	“FOR” the merger proposal;

•	“FOR” the named executive officer merger-related compensation proposal; and

•	“FOR” the adjournment proposal.

Opinion of J.P. Morgan Securities LLC (See page 38)

In connection with the execution of the merger agreement, the Harris Teeter Board received an opinion, dated July 8, 2013, from Harris Teeter’s financial advisor, J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, as to the fairness, from a financial point of view, of the consideration to be paid to the holders of shares of Harris Teeter common stock pursuant to the merger agreement, as of the date of the opinion. The full text of the written opinion of J.P. Morgan, dated July 8, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan in connection with rendering its opinion, is included as Annex B to this proxy statement and is incorporated by reference herein in its entirety. You are encouraged to read the opinion and the description beginning on page 38 carefully in their entirety. This summary and the description of the opinion beginning on page 38 are qualified in their entirety by reference to the full text of the opinion. J.P. Morgan provided its opinion to the Harris Teeter Board (in its capacity as such) in connection with, and for purposes of, its evaluation of the transaction contemplated by the merger agreement. J.P. Morgan’s written opinion is addressed to the Harris Teeter Board, is directed only to the consideration to be paid to the holders of shares of Harris Teeter common stock pursuant to the merger agreement and does not address any other matter. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the approval of the merger agreement or whether to take any other action with respect to the merger.

Interests of Harris Teeter Directors and Executive Officers in the Merger (see page 46)

In considering the recommendation of the Harris Teeter Board that you vote “FOR” the merger proposal, you should be aware that, aside from their interests as Harris Teeter shareholders, Harris Teeter’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other Harris Teeter shareholders generally. The Harris Teeter Board was aware of these interests and considered them, among other things, in approving the merger agreement and recommending that the shareholders approve the merger agreement. These interests include:

•	accelerated vesting of all restricted shares and performance shares held by Harris Teeter officers and the cash out of stock options held by Harris Teeter directors;

•	payments under the change in control and severance agreements between each executive officer and Harris Teeter;

•	cash payment of incentive bonuses at the effective time of the merger to each of the executive officers of Harris Teeter equal to 35% of their fiscal 2013 base salary (resulting in bonuses to Thomas W. Dickson, Frederick J. Morganthall, II, John B. Woodlief and Rodney C. Antolock of $262,500, $188,125, $175,000 and $156,625, respectively);

•	payment of previously accrued benefits under a supplemental pension plan and director deferred compensation plan; and

•	the provision of indemnification and insurance arrangements under the merger agreement and Harris Teeter’s articles of incorporation and bylaws.

Financing of the Merger (see page 55)

There is no financing condition to the merger. Kroger intends to use cash on hand and the proceeds of debt financing to pay the merger consideration and merger-related costs.

Regulatory Clearances and Approvals Required for the Merger (see page 55)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), we cannot complete the merger until we have given notification and furnished information to the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice, and until the applicable waiting period has expired or has been terminated. Harris Teeter and Kroger have initiated discussions relating to the merger with the FTC staff and thereafter will file the requisite premerger notification and report form under the HSR Act.

While we have no reason to believe it will not be possible to obtain the HSR Act approval in a timely manner or without the imposition of burdensome conditions, there is no certainty that this approval will be obtained within the period of time contemplated by the merger agreement or that any such approval would not be conditioned upon actions that would be materially adverse to Harris Teeter or Kroger, or that a regulatory challenge to the merger will not be made.

Kroger has agreed to pay Harris Teeter a termination fee of $200,000,000 if the merger agreement is terminated under circumstances in which there has been a failure to obtain all necessary antitrust consents and approvals and the expiration of any applicable waiting periods required under the HSR Act and in which Harris Teeter has otherwise satisfied its closing conditions.

Material U.S. Federal Income Tax Consequences of the Merger (see page 76)

The conversion of each share of Harris Teeter common stock into the right to receive cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 76, and you are encouraged to consult your own tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Appraisal Rights (see page 56)

In accordance with Section 55-13-02 of the North Carolina Business Corporation Act, no appraisal rights will be available to the holders of Harris Teeter common stock in connection with the merger or the other transactions contemplated by the merger agreement.

Expected Timing of the Merger (see page 55)

We expect to complete the merger during the fourth quarter of calendar year 2013. However, Harris Teeter cannot predict the actual date on which the merger will be completed, if at all, because completion is subject to conditions beyond Harris Teeter’s control. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required clearances and approvals and the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the merger. See the sections titled “The Merger Proposal (Proposal 1) — Regulatory Clearances and Approvals Required for the Merger” beginning on page 55 and “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 67.

Restrictions on Solicitation of Acquisition Proposals (see page 63)

From the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, Harris Teeter is required to immediately cease any solicitations, discussions or negotiations that may be ongoing with respect to an acquisition proposal with any person. Harris Teeter is generally not permitted to:

•	initiate, solicit or knowingly encourage, facilitate or assist the making of a competing acquisition proposal;

•	engage in, continue or participate in any discussions or negotiations with any person regarding any competing acquisition proposal;

•	furnish to any person any nonpublic information or afford access to the business, properties, assets or personnel of Harris Teeter to facilitate the making of any competing acquisition proposal; or

•	enter into any acquisition agreement, merger agreement or other contract contemplating a competing acquisition proposal.

If, however, before the Harris Teeter shareholders approve the merger agreement, Harris Teeter receives from a third party a bona fide written competing acquisition proposal that the Harris Teeter Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a superior proposal or would reasonably be expected to result in a superior proposal, then:

•	Harris Teeter may furnish to such third party access and nonpublic information with regard to Harris Teeter and its subsidiaries under a confidentiality agreement;

•	Harris Teeter may engage or participate in any discussions with such person; and

•	the Harris Teeter Board may withhold, withdraw or change its recommendation to Harris Teeter’s shareholders regarding the transaction with Kroger following receipt of a superior proposal, subject to complying with certain notice and other specified conditions, including giving Kroger the opportunity to propose changes to the merger agreement in response to such superior proposal.

Conditions to the Closing of the Merger (see page 67)

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, including the following:

•	the merger agreement is approved by Harris Teeter’s shareholders at the special meeting;

•	all applicable waiting periods under the HSR Act have expired or been terminated;

•	no governmental authority has enacted, issued, enforced or entered any order, injunction or decree or statute, rule or regulation that makes illegal, enjoins or otherwise prohibits the consummation of the transactions contemplated by the merger agreement;

•	Harris Teeter’s, Kroger’s and Merger Sub’s respective representations and warranties in the merger agreement must be true and correct, subject to certain materiality thresholds, as of the date of the closing of the merger;

•	Harris Teeter, Kroger and Merger Sub shall have performed or complied in all material respects with each of their respective obligations under the merger agreement at or prior to the closing of the merger; and

•	since the date of the merger agreement, no event, change, circumstance, occurrence, effect or state of facts has occurred that would result in a material adverse effect on Harris Teeter.

Termination of the Merger Agreement (see page 67)

Harris Teeter and Kroger can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent;

•	if the merger has not occurred on or before March 31, 2014, subject to one automatic three-month extension and one subsequent three-month extension at the election of either Kroger or Harris Teeter, in the case of each such extension if substantially all conditions to closing have been satisfied or are capable of being satisfied at closing other than the receipt of required regulatory approvals, including the expiration or termination of any applicable waiting period under the HSR Act and the absence of any order, injunction or decree preventing the completion of the merger;

•	if a governmental authority has issued a final and nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, provided that the right to terminate the merger agreement under this circumstance will not be available to any party whose failure to perform its obligations under the merger agreement has been a principal cause of or resulted in such order; or

•	if approval of the merger proposal by the Harris Teeter shareholders has not been obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the approval of the merger proposal was taken.

Harris Teeter can terminate the merger agreement:

•	upon a breach or inaccuracy in any of Kroger’s or Merger Sub’s representations or warranties or the failure by Kroger or Merger Sub to perform any of its obligations under the merger agreement, which in any case would result in the failure of any condition to our obligation to close the merger to be satisfied and which breach, inaccuracy or failure is not capable of being cured before the earlier of (i) 20 days following receipt by Kroger of written notice of such breach, inaccuracy or failure to perform and (ii) March 31, 2014 (subject to certain extensions);

•	if Harris Teeter has received a superior proposal from a third party and the Harris Teeter Board has made a determination to accept such proposal; or

•	if the mutual conditions to the parties’ obligations to consummate the merger and the conditions to the obligations of Kroger and Merger Sub to consummate the merger are satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger), Harris

Teeter has notified Kroger that it is ready and willing to close and Kroger has failed to consummate the merger within three business days of receiving such notice.

Kroger can terminate the merger agreement:

•	upon a breach or inaccuracy in any of Harris Teeter’s representations or warranties or Harris Teeter’s failure to perform any of its obligations under the merger agreement, which in any case would result in the failure of any condition to Kroger’s obligation to close the merger to be satisfied and which breach, inaccuracy or failure is not capable of being cured before the earlier of (i) 20 days following receipt by Harris Teeter of written notice of such breach, inaccuracy or failure to perform and (ii) March 31, 2014 (subject to certain extensions); or

•	if (i) the Harris Teeter Board has failed to recommend the merger to the Harris Teeter shareholders, has withdrawn, modified or qualified such recommendation in a manner adverse to Kroger or has taken public action, or made public comment, inconsistent with such recommendation or (ii) the Harris Teeter Board has failed to reaffirm publicly its recommendation that the Harris Teeter shareholders approve the merger agreement within five business days after Kroger’s request to do so following Harris Teeter’s receipt of an acquisition proposal.

Termination Fees and Expenses (see page 68)

Harris Teeter has agreed to pay Kroger a termination fee of $75,000,000 under any of the following circumstances:

•	(i) the merger agreement is terminated in connection with the failure of the merger to close by March 31, 2014 (subject to one automatic three-month extension and one subsequent three-month extension at the election of either Kroger or Harris Teeter), the failure of the Harris Teeter shareholders to approve the merger or a breach of the merger agreement by Harris Teeter and (ii) within 12 months of the termination of the merger agreement, Harris Teeter enters into an alternative acquisition agreement in respect of a superior proposal made prior to the termination of the merger agreement;

•	if the merger agreement is terminated by Harris Teeter in connection with its acceptance of a superior proposal; or

•	if the merger agreement is terminated by Kroger in connection with the Harris Teeter Board failing to recommend the merger to the Harris Teeter shareholders, or otherwise withdrawing, modifying or failing to reaffirm such recommendation within five business days after Kroger’s request to do so following receipt by Harris Teeter of an alternative acquisition proposal.

The merger agreement also provides that Kroger will be required to pay Harris Teeter a reverse termination fee of $200,000,000 if the merger agreement is terminated under circumstances in which there has been a failure to obtain required antitrust approvals or any decree, judgment, injunction or other order relating to antitrust laws preventing, prohibiting or delaying the consummation of the merger exists or is in effect, the Harris Teeter shareholders have adopted and approved the merger agreement, the representations and warranties of Harris Teeter are true and correct, Harris Teeter has performed all obligations required of it under the merger agreement and no Harris Teeter material adverse effect has occurred.

Directors’ and Officers’ Indemnification and Insurance (see page 66)

Following the effective time, Kroger shall cause the surviving corporation to indemnify Harris Teeter’s and its subsidiaries’ present and former directors and executive officers. In addition, following the effective time, the surviving corporation will maintain in effect provisions in the surviving corporation’s organizational documents related to indemnification and advancement of expenses and not amend or repeal such terms in any manner that would adversely affect the rights of such individuals. The merger agreement also provides that Harris Teeter’s current officers and directors must be covered under Harris Teeter’s existing directors’ and officers’ liability insurance policies, or coverage that is no less favorable, covering any claims arising with respect to acts or omissions before the effective time of the merger. At or before to the effective time, Harris

Teeter may purchase a directors’ and officers’ liability “tail” insurance policy that must be honored and maintained by Kroger following the effective time.

Delisting and Deregistration of Harris Teeter Common Stock (see page 56)

If the merger is completed, Harris Teeter common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Litigation Relating to the Merger (see page 56)

Four purported class action complaints relating to the merger have been filed on behalf of putative classes of Harris Teeter public shareholders. Three of the complaints name as defendants the members of the Harris Teeter Board, Harris Teeter, Kroger and Merger Sub and generally allege that the members of the Harris Teeter Board breached their fiduciary duties to Harris Teeter’s shareholders and that the other defendants aided and abetted that breach. The fourth complaint alleges similar claims, but does not name Kroger or Merger Sub as defendants. Each complaint seeks, among other things, injunctive relief preventing the consummation of the merger and an award of plaintiff’s expenses and attorneys’ fees.

Market Prices of Harris Teeter Common Stock (see page 72)

The merger consideration of $49.38 per share of Harris Teeter common stock represents a premium of approximately 33.7% to the $36.94 closing price per share of Harris Teeter common stock on the NYSE on January 18, 2013, the day of the first media report after market close that Harris Teeter was evaluating strategic alternatives. The closing price of the Harris Teeter common stock on the NYSE on August 22, 2013, the most recent practicable date prior to the filing of this proxy statement, was $49.22 per share. You are encouraged to obtain current market prices of Harris Teeter common stock in connection with voting your shares of Harris Teeter common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are brief answers to some of the questions that you may have regarding the merger, the special meeting and the proposals being considered at the special meeting. We urge you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the annexes attached to this proxy statement and the documents referred to or incorporated by reference into this proxy statement.

Q.	Why am I receiving these proxy materials?

A.	On July 8, 2013, Harris Teeter entered into the merger agreement providing for the merger of Merger Sub with and into Harris Teeter, pursuant to which Harris Teeter will survive the merger as a wholly owned subsidiary of Kroger. You are receiving this proxy statement in connection with the solicitation by the Harris Teeter Board of proxies of Harris Teeter shareholders in favor of the merger proposal and the other matters to be voted on at the special meeting.

Q.	What is the proposed transaction?

A.	If the merger proposal is approved by Harris Teeter shareholders and the other conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, Merger Sub will merge with and into Harris Teeter. Harris Teeter will be the surviving corporation in the merger and will be privately held as a wholly owned subsidiary of Kroger.

Q.	What will I receive in the merger?

A.	Under the terms of the merger agreement, if the merger is completed, you will be entitled to receive $49.38 in cash, without interest and less any applicable withholding taxes, for each share of Harris Teeter common stock you own. For example, if you own 100 shares of Harris Teeter common stock, you will be entitled to receive $4,938 in cash in exchange for your shares, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or in Kroger.

Q.	Where and when is the special meeting, and who may attend?

A.	The special meeting will be held at Harris Teeter’s headquarters located at 701 Crestdale Road, Matthews, North Carolina 28105 on October 3, 2013 at 10:00 A.M., Eastern Time. The meeting room will open at 9:00 A.M., Eastern Time and registration will begin at that time. Shareholders who are entitled to vote, as well as our invited guests, may attend the meeting.

Q.	What must I bring to attend the special meeting?

A.	Beneficial owners of shares held in “street name” should bring a copy of an account statement reflecting their ownership of Harris Teeter common stock as of the record date. All shareholders should bring photo identification.

Q.	Who can vote at the special meeting?

A.	All Harris Teeter shareholders of record as of the close of business on August 22, 2013, the record date for the special meeting, are entitled to receive notice of, attend and vote at the special meeting, or any adjournment or postponement thereof. Each share of Harris Teeter common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were 49,458,968 shares of Harris Teeter common stock issued and outstanding.

Q.	What matters will be voted on at the special meeting?

A.	At the special meeting, you will be asked to consider and vote on the following proposals:

•	the merger proposal;

•	the named executive officer merger-related compensation proposal;

•	the adjournment proposal; and

•	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q.	How does the Harris Teeter Board recommend that I vote on the proposals?

A.	Harris Teeter’s Board unanimously recommends that you vote:

•	“FOR” the merger proposal;

•	“FOR” the named executive officer merger-related compensation proposal; and

•	“FOR” the adjournment proposal.

Q.	What vote is required to approve the merger proposal?

A.	The merger proposal will be approved if shareholders holding at least a majority of the shares of Harris Teeter common stock outstanding and entitled to vote at the close of business on the record date vote “FOR” the proposal.

Q.	What vote is required to approve the other proposals?

A.	The named executive officer merger-related compensation proposal and the adjournment proposal will each be approved if a majority of the votes cast with respect to this matter in person or represented by proxy at the special meeting and entitled to vote thereon vote “FOR” each such proposal.

Q.	Do you expect the merger to be taxable to Harris Teeter shareholders?

A.	The exchange of Harris Teeter common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state, local or other tax laws. You should read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 76, and you are encouraged to consult your own tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q.	What other effects will the merger have on Harris Teeter?

A.	If the merger is completed, Harris Teeter common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Harris Teeter will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”) with respect to Harris Teeter common stock, in each case in accordance with applicable law. Following the completion of the merger, Harris Teeter common stock will no longer be publicly traded and you will no longer have any interest in Harris Teeter’s future earnings or growth; each share of Harris Teeter common stock you hold will represent only the right to receive $49.38 in cash, without interest and less any applicable withholding taxes.

Q.	When is the merger expected to be completed?

A.	The parties to the merger agreement expect to complete the merger during the fourth quarter of calendar year 2013, subject to receipt of shareholder approval of the merger proposal and the receipt of regulatory approval. However, Harris Teeter cannot predict the actual date on which the merger will be completed, if at all, because completion is subject to conditions beyond Harris Teeter’s control. See the sections titled “The Merger Proposal (Proposal 1) — Regulatory Clearances and Approvals Required for the Merger” beginning on page 55 and “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 67.

Q.	What happens if the merger is not completed?

A.	If the merger proposal is not approved by Harris Teeter shareholders, or if the merger is not completed for any other reason, Harris Teeter shareholders will not receive any payment for their shares of Harris Teeter common stock in connection with the merger. Instead, Harris Teeter will remain an independent public company and shares of Harris Teeter common stock will continue to be listed and traded on the NYSE. If the merger agreement is terminated under specified circumstances, Harris Teeter may be required to pay Kroger a termination fee of $75,000,000, or Kroger may be required to pay Harris Teeter a termination fee of $200,000,000. See the section titled “The Merger Agreement — Termination Fees and Expenses” beginning on page 68 for a discussion of the circumstances under which either party will be required to pay a termination fee.

Q.	Why am I being asked to consider and vote on the named executive officer merger-related compensation proposal?

A.	SEC rules require Harris Teeter to seek approval on a nonbinding, advisory basis with respect to payments that will or may be made to Harris Teeter’s named executive officers in connection with the merger. Approval of the named executive officer merger-related compensation proposal is not required to complete the merger.

Q.	Who is soliciting my vote?

A.	The Harris Teeter Board is soliciting your proxy, and Harris Teeter will bear the cost of soliciting proxies. Harris Teeter has retained Morrow & Co. to assist with the solicitation of proxies. Morrow & Co. will be paid approximately $55,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks or other nominees to beneficial owners of shares of Harris Teeter common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Morrow & Co. or, without additional compensation, by Harris Teeter’s directors, officers and employees.

Q.	What do I need to do now?

A.	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including the attached annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

Q.	How do I vote if my shares are registered directly in my name?

A.	If your shares are registered directly in your name with our transfer agent, you are considered a “shareholder of record” and there are four methods by which you may vote your shares at the special meeting:

•	Internet: To vote over the internet, go to www.proxyvote.com and follow the steps outlined on the secure website. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to cast your vote over the internet. If you vote over the internet, you do not have to mail in a proxy card.

•	Telephone: To vote by telephone, call toll-free 1-800-690-6903 within the United States any time prior to 11:59 P.M. Eastern Time, on October 2, 2013 on a touchtone phone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to cast your vote by telephone. If you vote by telephone, you do not have to mail in a proxy card.

•	Mail: To vote by mail, complete, sign and date a proxy card and return it promptly to the address indicated on the proxy card. If you return your signed proxy card to us before the special meeting and do not subsequently revoke your proxy, we will vote your shares as you direct.

•	In Person: You may attend the special meeting and vote your shares in person, rather than voting your shares by mail, over the internet or by telephone. You will be given a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Please choose only one method to cast your vote by proxy. We encourage you to vote over the internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail.

Q.	How do I vote if my shares are held in the name of my broker, bank or other nominee?

A.	If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner and you wish to vote in person at the special meeting, you must bring to the special meeting a legal proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting.

Q.	Can I change or revoke my proxy after it has been submitted?

A.	Yes. You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may change or revoke your proxy by:

•	voting again over the internet or by telephone prior to 11:59 P.M., Eastern Time, on October 2, 2013;

•	timely sending a written notice that you are revoking your proxy to our Secretary;

•	timely delivering a valid, later-dated proxy; or

•	attending the special meeting and notifying the election officials that you wish to revoke your proxy to vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in “street name,” you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your proxy.

Q.	How many shares of Harris Teeter common stock must be present to constitute a quorum for the meeting?

A.	The presence at the special meeting, in person or by proxy, of a majority of the shares of Harris Teeter common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. However, even if a quorum does not exist, a majority of the shares of Harris Teeter common stock present or represented by proxy at the special meeting and entitled to vote may adjourn the special meeting to another place, date or time. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement of the special meeting and will subject Harris Teeter to additional expense. As of the record date, there were 49,458,968 shares of Harris Teeter common stock outstanding. Accordingly, 24,729,485 shares of Harris Teeter common stock must be present or represented by proxy at the special meeting to constitute a quorum.

Q.	What if I abstain from voting on any proposal?

A.	If you attend the special meeting or submit a proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists, but will not be voted on any proposal. As a result, your abstention from voting will have the same effect as a vote “AGAINST” the merger proposal, but will have no effect on the outcome of the named executive officer merger-related compensation proposal and the adjournment proposal.

Q.	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the internet or in person at the special meeting?

A.	If you are a shareholder of record and you do not sign and return your proxy card or vote by telephone, over the internet or in person, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. The failure to return your proxy card or otherwise vote your shares at the special meeting will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal. However, the vote to approve the merger proposal is based on the total number of shares of Harris Teeter common stock outstanding on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to return your proxy card or otherwise vote your shares at the special meeting, it will have the same effect as a vote “AGAINST” the merger proposal.

You will have the right to receive the merger consideration if the merger proposal is approved and the merger is completed even if your shares are not voted at the special meeting. However, if your shares are not voted at the special meeting, it will have the same effect as a vote “AGAINST” the merger proposal.

Q.	What is a broker non-vote?

A.	Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal. Because, under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Harris Teeter common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement. The failure to issue voting instructions to your broker, bank or other nominee will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal. However, the vote to approve the merger proposal is based on the total number of shares of Harris Teeter common stock outstanding on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal.

Q.	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A.	No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q.	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Harris Teeter common stock?

A.	No. In accordance with Section 55-13-02 of the North Carolina Business Corporation Act, no appraisal rights will be available to the holders of Harris Teeter common stock in connection with the merger or the other transactions contemplated by the merger agreement.

Q.	What happens if I sell my shares of Harris Teeter common stock before the completion of the merger?

A.	If you transfer your shares of Harris Teeter common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of Harris Teeter common stock through the completion of the merger.

Q.	Should I send in my stock certificates or other evidence of ownership now?

A.	No. After the merger is completed, you will receive a letter of transmittal from the paying agent for the merger with detailed written instructions for exchanging your shares of Harris Teeter common stock for the consideration to be paid to former Harris Teeter shareholders in connection with the merger. If you are the beneficial owner of shares of Harris Teeter common stock held in “street name,” you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of such shares. Please do not send in your stock certificates now.

Q:	When will I receive the cash consideration for my shares?

A:	After the merger is completed, when you properly complete and return the letter of transmittal and required documentation described in the written instructions referenced above, you will receive from the paying agent a payment of the cash consideration for your shares.

Q.	What does it mean if I get more than one proxy card or voting instruction card?

A.	If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies over the internet or by telephone) to ensure that all of your shares are voted.

Q.	What is householding and how does it affect me?

A.	The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of meeting and proxy card. Harris Teeter has not implemented these householding rules with respect to its record holders; however, certain brokerage firms may have instituted householding for beneficial owners of Harris Teeter common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials.

Q.	When will Harris Teeter announce the voting results of the special meeting, and where can I find the voting results?

A.	Harris Teeter intends to announce the preliminary voting results at the special meeting, and will report the final voting results of the special meeting in a Current Report on Form 8-K filed with the SEC. All reports that Harris Teeter files with the SEC are publicly available when filed.

Q:	Who can help answer my other questions?

A:	If you have questions about the merger, require assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact Morrow & Co., which is acting as the proxy solicitation agent for Harris Teeter in connection with the merger.

Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06902
Toll Free: 1-855-201-1081

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this proxy statement should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this document. The statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. We face risks that are inherent in the businesses and the markets in which we operate. Factors that might cause our future performance to vary from that described in our forward-looking statements include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure to receive, on a timely basis or otherwise, approval of the merger proposal by our shareholders or the approval of government or regulatory agencies with regard to the merger;

•	the failure of one or more conditions to the closing of the merger agreement to be satisfied;

•	the amount of the costs, fees, expenses and charges related to the merger agreement or merger;

•	risks arising from the merger’s diversion of management’s attention from our ongoing business operations;

•	risks that our stock price may decline significantly if the merger is not completed;

•	the ability to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the completion of the merger;

•	changes in federal, state or local laws or regulations;

•	cost and stability of energy sources;

•	management’s ability to predict accurately the adequacy of our present liquidity to meet future financial requirements;

•	continued solvency of any third parties on leases we have guaranteed;

•	management’s ability to predict the required contributions to our pension plans;

•	our requirement to impair recorded goodwill or other long-lived assets;

•	changes in labor and employee benefit costs, such as increased health care and other insurance costs;

•	our ability to recruit, train and retain effective employees and management;

•	the extent and speed of successful execution of strategic initiatives;

•	volatility of financial and credit markets, which would affect our access to capital;

•	our ability to pass along product cost increases through increased sales prices;

•	unexpected outcomes of any legal proceedings arising in the normal course of our business or in connection with the merger; and

•	other risks and uncertainties set forth in our filings with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other SEC filings.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and also could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this report, and the reader should not consider any of the above list of factors to be a complete set of all potential risks or uncertainties. All subsequent written or oral forward-looking statements concerning the merger or the other transactions contemplated by the merger agreement or other matters addressed in this proxy statement and attributable to Harris Teeter or any person acting on Harris Teeter’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section of this proxy statement.

THE COMPANIES

Harris Teeter Supermarkets, Inc.

Harris Teeter Supermarkets, Inc.
701 Crestdale Road
Matthews, North Carolina 28105
(704) 844-3100

Harris Teeter operates a regional chain of supermarkets in eight states primarily in the southeastern and mid-Atlantic United States and the District of Columbia. As of July 31, 2013, we operated 213 supermarkets (148 of which contained pharmacies), located in North Carolina (139), Virginia (39), South Carolina (14), Maryland (8), Tennessee (5), Delaware (3), the District of Columbia (3), Florida (1) and Georgia (1). These supermarkets offer a full assortment of groceries, produce, meat and seafood, delicatessen items, bakery items, wines and nonfood items such as health and beauty care, general merchandise and floral. Retail supermarket operations are supported by two Harris Teeter-owned distribution centers and one Harris Teeter-owned dairy production facility. Other than milk, yogurt and ice cream produced by the Harris Teeter-owned facility, we purchase most of the products we sell, including our store brand products, from outside suppliers or directly from the manufacturers.

Shares of Harris Teeter common stock are listed with, and trade on, the New York Stock Exchange under the symbol “HTSI.” Our corporate website address is www.harristeeter.com. The information provided on the Harris Teeter website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Harris Teeter’s website provided in this proxy statement.

For additional information about Harris Teeter included in documents incorporated by reference into this proxy statement, see the section titled “Where You Can Find More Information” on page 79.

The Kroger Co.

The Kroger Co.
1014 Vine Street
Cincinnati, Ohio 45202
(513) 762-4000

The Kroger Co., which we refer to in this proxy statement as Kroger, one of the world’s largest retailers, employs 343,000 associates who serve customers in 2,419 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. Kroger also operates 784 convenience stores, 322 fine jewelry stores, 1,182 supermarket fuel centers and 37 food processing plants in the U.S.

Kroger’s website is www.kroger.com. The information provided on the Kroger website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Kroger’s website provided in this proxy statement.

Hornet Acquisition, Inc.

Hornet Acquisition, Inc., which we refer to in this proxy statement as Merger Sub, was formed in July 2013 solely for the purpose of completing the merger with Harris Teeter. Merger Sub has not carried out any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will merge with and into Harris Teeter, the separate corporate existence of Merger Sub will cease and Harris Teeter will continue as the surviving corporation and a wholly owned subsidiary of Kroger.

THE SPECIAL MEETING

This proxy statement is being provided to the Harris Teeter shareholders as part of a solicitation of proxies by the Harris Teeter Board for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place

The special meeting is scheduled to be held at Harris Teeter’s headquarters located at 701 Crestdale Road, Matthews, North Carolina 28105 on October 3, 2013 at 10:00 A.M., Eastern Time.

Purpose of the Special Meeting

At the special meeting, Harris Teeter shareholders will be asked to consider and vote on the following proposals:

•	the merger proposal, which is further described in the sections titled “The Merger Proposal (Proposal 1)” and “The Merger Agreement,” beginning on pages 24 and 57, respectively;

•	the named executive officer merger-related compensation proposal, discussed under the section titled “The Merger Proposal (Proposal 1) — Interests of Harris Teeter Directors and Executive Officers in the Merger” beginning on page 46;

•	the adjournment proposal; and

•	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Harris Teeter shareholders must approve the merger proposal as a condition to the completion of the merger. If the Harris Teeter shareholders fail to approve the merger proposal, the merger will not occur. The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote to approve the merger proposal. Accordingly, a shareholder may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote on the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on Harris Teeter, Kroger or the surviving corporation. Accordingly, because Harris Teeter is contractually obligated to pay such merger-related compensation, the compensation will be payable, subject only to the conditions applicable to those payments, if the merger proposal is approved, regardless of the outcome of the advisory vote.

Other than the matters described above, Harris Teeter does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. However, if any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, the holders of the proxies will have discretion to vote on such matters in accordance with their best judgment.

Recommendation of the Harris Teeter Board of Directors

The Harris Teeter Board unanimously determined the merger agreement is fair, advisable and in the best interests of Harris Teeter and its shareholders and adopted and approved the merger agreement. In the course of reaching this decision, the Harris Teeter Board considered a number of factors in its deliberations, which can be found in the section titled “The Merger Proposal (Proposal 1) — Recommendation of the Harris Teeter Board and Reasons for the Merger” beginning on page 33.

The Harris Teeter Board unanimously recommends that the Harris Teeter shareholders vote “FOR” the merger proposal, “FOR” the named executive officer merger-related compensation proposal and “FOR” the adjournment proposal.

Record Date; Shareholders Entitled to Vote

Only holders of Harris Teeter common stock at the close of business on August 22, 2013, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, 49,458,968 shares of Harris Teeter common stock were issued and outstanding.

Holders of Harris Teeter common stock are entitled to one vote for each share of Harris Teeter common stock they own at the close of business on the record date.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Harris Teeter common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. However, even if a quorum does not exist, a majority of the shares of Harris Teeter common stock present or represented by proxy at the special meeting and entitled to vote may adjourn the meeting to another place, date or time. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and will subject Harris Teeter to additional expense.

Once a share is represented in person or by proxy at the special meeting, it will be counted for purposes of determining whether a quorum exists at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned or postponed special meeting, a new quorum will have to be established. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote

The approval of the merger proposal requires the affirmative vote of a majority of the shares of Harris Teeter common stock outstanding at the close of business on the record date.

Approval of each of the named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the votes cast with respect to such matter in person or represented by proxy at the special meeting and entitled to vote thereon.

Abstentions and Broker Non-Votes

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. At the special meeting, abstentions will be counted for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote “AGAINST” the merger proposal, but will have no effect on the outcome of the named executive officer merger-related compensation proposal and the adjournment proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) approval of the merger proposal, (ii) approval of the named executive officer merger-related compensation proposal and (iii) approval of the adjournment proposal.

Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal. Because, under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Harris Teeter common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement.

Failure to Vote

If you are a shareholder of record and you do not sign and return your proxy card or vote over the internet, by telephone or in person at the special meeting, your shares will not be voted at the special meeting, will not be counted as present in person or by proxy at the special meeting and will not be counted for purposes of determining whether a quorum exists.

As discussed above, under NYSE rules, brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee, your shares will not be voted at the special meeting and will not be counted as present in person or by proxy at the special meeting or counted for purposes of determining whether a quorum exists.

A failure to vote will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal. However, the vote to approve the merger proposal is based on the total number of shares of Harris Teeter common stock outstanding on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to vote your shares, it will have the same effect as a vote “AGAINST” the merger proposal.

Voting by Harris Teeter’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Harris Teeter and their affiliates were entitled to vote 551,256 shares of Harris Teeter common stock, or approximately 1.1% of the shares of Harris Teeter common stock issued and outstanding on that date. Harris Teeter’s directors and executive officers have informed us that they intend to vote their shares in favor of the merger proposal and the other proposals to be considered at the special meeting so long as the recommendation of the Harris Teeter Board with respect to these proposals has not changed, although none of Harris Teeter’s directors and executive officers is obligated to do so.

Voting at the Special Meeting

If your shares are registered directly in your name with our transfer agent, you are considered a “shareholder of record” and there are four methods by which you may vote your shares at the special meeting. You may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card, or you may vote your shares by authorizing the persons named as proxies on the proxy card to vote your shares at the special meeting by returning the proxy card by mail, through the internet or by telephone. Although Harris Teeter offers four different voting methods, Harris Teeter encourages you to vote over the internet or by telephone, as Harris Teeter believes they are the most convenient, cost-effective and reliable voting methods. If you choose to vote your shares over the internet or by telephone, there is no need for you to mail back your proxy card. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed.

•	To Vote in Person: If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting.

•	To Vote Over the Internet: To vote over the internet, go to www.proxyvote.com and follow the steps outlined on the secure website. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to cast your vote. If you vote over the internet, you do not have to mail in a proxy card.

•	To Vote by Telephone: To vote by telephone, call toll-free 1-800-690-6903 within the United States at any time prior to 11:59 P.M., Eastern Time, on October 2, 2013 on a touchtone phone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to cast your vote. If you vote by telephone, you do not have to mail in a proxy card.

•	To Vote by Mail: To vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card. If you sign and return your proxy card without indicating how you want your shares of Harris Teeter common stock to be voted with regard to a particular proposal, your shares of Harris Teeter common stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the special meeting and cannot be voted.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner and you wish to vote in person at the special meeting, you must bring to the special meeting a legal proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting.

Shareholders who are entitled to vote at the special meeting, as well as our invited guests, may attend the special meeting. Beneficial owners should bring a copy of an account statement reflecting their ownership of Harris Teeter common stock as of the record date. All shareholders should bring photo identification.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy by:

•	voting again over the internet or by telephone prior to 11:59 P.M., Eastern Time, on October 2, 2013;

•	timely sending a written notice that you are revoking your proxy to our Secretary;

•	timely delivering a valid, later-dated proxy; or

•	attending the special meeting and notifying the election officials that you wish to revoke your proxy to vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in “street name,” you should contact your broker, bank or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The Harris Teeter Board is soliciting your proxy, and Harris Teeter will bear the cost of soliciting proxies. Harris Teeter has retained Morrow & Co. to assist with the solicitation of proxies. Morrow & Co. will be paid approximately $55,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Harris Teeter common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Morrow & Co. or, without additional compensation, by Harris Teeter’s directors, officers and employees.

Adjournment

In addition to the merger proposal and the named executive officer merger-related compensation proposal, Harris Teeter shareholders are also being asked to approve the adjournment proposal, which will give the Harris Teeter Board authority to adjourn the special meeting for the purpose of soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. If a quorum does not exist, the holders of a majority of the shares of Harris Teeter common stock present or represented by proxy at the special meeting and entitled to vote may adjourn the special meeting to another place, date or time. If the adjournment proposal is approved, the special meeting could be adjourned by the Harris Teeter Board as permitted under the terms of the merger agreement. In addition, the Harris Teeter Board, as permitted under the terms of the merger agreement, could postpone the meeting before it commences, whether for the purpose of soliciting additional votes or for other reasons. If the special meeting is adjourned or postponed for the purpose of soliciting additional votes, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

The Harris Teeter Board unanimously recommends a vote “FOR” the adjournment proposal.

Other Information

You should not return your stock certificate or send documents representing Harris Teeter common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Harris Teeter common stock for the consideration to be paid to the former Harris Teeter shareholders in connection with the merger.

Assistance

If you have questions about the merger, require assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact Morrow & Co., which is acting as the proxy solicitation agent for Harris Teeter in connection with the merger.

Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06902
Toll Free: 1-855-201-1081

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

THE MERGER PROPOSAL
(PROPOSAL 1)

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A, and hereby incorporated by reference into this proxy statement. We urge you to read carefully the proxy statement, the merger agreement and the other documents referred to herein, including the documents incorporated by reference, for a more detailed description of the merger.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with the North Carolina Business Corporation Act, at the effective time, Merger Sub will merge with and into Harris Teeter, the separate corporate existence of Merger Sub will cease and Harris Teeter will survive the merger as a wholly owned subsidiary of Kroger.

What Shareholders Will Receive in the Merger

At the effective time, each outstanding share of Harris Teeter common stock (other than Harris Teeter common stock held by Kroger or Merger Sub) will be automatically converted into the right to receive $49.38 in cash, without interest and less any applicable withholding taxes. After the merger is completed, current holders of Harris Teeter common stock will have only the right to receive a cash payment in respect of their shares of Harris Teeter common stock, and will no longer have any rights as holders of Harris Teeter common stock, including voting or other rights, and Kroger will own 100% of Harris Teeter’s outstanding common stock. Shares of Harris Teeter common stock held by Kroger or Merger Sub will be canceled at the effective time.

Treatment of Harris Teeter Equity Awards

Stock Options. At the effective time, Harris Teeter will cause each outstanding option to purchase shares of Harris Teeter’s stock, whether vested or unvested, to represent the right to receive a payment in cash, without interest and less any applicable withholding taxes, equal to the product of the excess, if any, of the merger consideration of $49.38 over the exercise price of the option, multiplied by the number of shares subject to such option.

Restricted Shares and Performance Shares. At the effective time, each performance share and outstanding share of Harris Teeter’s common stock subject to time-based, performance or other vesting or lapse restrictions under any stock or incentive plan of Harris Teeter will fully vest such that each holder thereof will be entitled to 100% of the shares of Harris Teeter’s common stock underlying such awards and the holder thereof will receive the merger consideration of $49.38 for each such share.

Effects on Harris Teeter if the Merger Is Not Completed

If the merger proposal is not approved by Harris Teeter shareholders or if the merger is not completed for any other reason, Harris Teeter shareholders will not receive any payment for their shares in connection with the merger. Instead, Harris Teeter will remain an independent public company and shares of Harris Teeter common stock will continue to be listed and traded on the NYSE. In addition, if the merger is not completed, Harris Teeter expects that management will operate Harris Teeter’s business in a manner similar to that in which it is being operated today and that Harris Teeter shareholders will continue to be subject to the same opportunities and risks to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which Harris Teeter operates and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of Harris Teeter’s common stock will decline. If that were to occur, it is uncertain when, if ever, the price of Harris Teeter’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Harris Teeter’s common stock. If the merger is not completed, the Harris Teeter Board will continue to evaluate and review Harris Teeter’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger proposal is not approved by Harris Teeter shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Harris Teeter will be offered or that Harris Teeter’s business, prospects or results of operation will not be adversely impacted.

Further, if the merger agreement is terminated under specified circumstances, Harris Teeter may be required to pay Kroger a termination fee of $75,000,000, or Kroger may be required to pay Harris Teeter a termination fee of $200,000,000. See the section titled “The Merger Agreement — Termination Fees and Expenses” beginning on page 68 for a discussion of the circumstances under which either party will be required to pay a termination fee.

Background of the Merger

As part of the ongoing oversight and management of Harris Teeter, the Harris Teeter Board and executive management regularly review and assess Harris Teeter’s long-term strategic goals and opportunities, the competitive environment, trends and changes in the food retail industry, Harris Teeter’s short- and long-term performance in light of its strategic plan and the performance of Harris Teeter’s management team. In connection with these activities, the Harris Teeter Board also periodically considers strategic alternatives, including potential business combinations, acquisitions and dispositions.

In addition, the Harris Teeter Board and management discussed the increasing consolidation in the food retail industry and the potential benefits to Harris Teeter from enhanced scale. Harris Teeter considered various alternatives for participating in the ongoing consolidation in the food retail industry, including acquiring individual stores, groups of stores and small food retail chains, as well as participating in other potential combinations such as a merger or sale.

Prior to November 2011, Harris Teeter (then known as Ruddick Corporation) had two primary operating subsidiaries: Harris Teeter, Inc. and American & Efird, Inc. (“American & Efird”), one of the world’s largest manufacturers and distributors of industrial sewing thread and technical textiles. For several years, the Harris Teeter Board and management evaluated the merits of operating the disparate businesses as a single public company.

The Harris Teeter Board determined that selling American & Efird would allow Harris Teeter to better focus its resources, including management’s time, on the supermarket business. Harris Teeter management believed that its continued ownership of American & Efird complicated its ability to participate in the ongoing consolidation of the food retail industry. This perspective was validated by informal conversations with several potential strategic partners. Harris Teeter engaged financial advisors, conducted a sales process and sold American & Efird in a transaction that closed on November 7, 2011. The American & Efird transaction not only allowed Harris Teeter to utilize the cash proceeds from the sale to enhance store growth and repay debt, but also better positioned Harris Teeter competitively as a pure-play food retailer.

At an industry meeting that occurred in April 2011, the President of Party A (a supermarket chain) approached Mr. Morganthall, the President of Harris Teeter, to make an informal inquiry as to whether Harris Teeter would be interested in discussing a combination with Party A. On June 1, 2011, Harris Teeter and Party A entered into a confidentiality agreement. A meeting was arranged, and the Chief Executive Officer of Harris Teeter, Mr. Dickson, met with the Chairman of Party A in July 2011. In connection with the meeting, Mr. Dickson toured some of Party A’s stores. A subsequent visit was arranged in August 2011, at which three senior executives of Party A met with Mr. Dickson and Mr. Morganthall to visit some Harris Teeter stores. The discussions were very general and remained at a high level. At the regularly scheduled August 18, 2011 meeting of the Harris Teeter Board, Mr. Dickson reported on the visits.

During the remainder of 2011 and early 2012, Harris Teeter exchanged additional high-level information with Party A, but no serious discussions regarding a strategic combination took place. At the May 17, 2012 regular quarterly meeting of the Harris Teeter Board, Mr. Dickson informed the Harris Teeter Board that discussions with Party A had moved very slowly, but that the Party A CEO remained interested in continuing discussions about a transaction. The Harris Teeter Board discussed the possibility of engaging a financial advisor to facilitate discussions, but, in light of the slow movement of Party A, the Harris Teeter Board made no decision on the engagement of financial advisors at that time. Ultimately, Party A chose not to pursue a combination with Harris Teeter.

In May 2012, representatives of Party B, a private equity firm, visited Harris Teeter’s offices to meet with Mr. Dickson and Harris Teeter’s Chief Financial Officer, Mr. Woodlief. In June 2012, representatives of Party C, another private equity firm, also visited Harris Teeter’s offices and spoke with Mr. Dickson, Mr. Morganthall and Mr. Woodlief. Both Party B and Party C discussed their interest and relevant transaction expertise in the food retail sector and expressed a desire to learn more about Harris Teeter. Mr. Dickson thanked each of Party B and Party C for their interest and indicated he would update the Harris Teeter Board on their inquiry. He further indicated that management was in the annual process of preparing Harris Teeter’s five-year strategic plan, and that it would not make sense to have further discussions until the plan was completed, since the Harris Teeter Board would want to assess Harris Teeter’s prospects for continuing to operate as an independent company before evaluating strategic alternatives.

At the regular quarterly meeting of the Harris Teeter Board held on August 16, 2012, Harris Teeter’s management made its annual presentation to the Harris Teeter Board of the five-year strategic plan and Mr. Dickson informed the Harris Teeter Board of the visits from Party B and Party C. Party B and Party C continued to make inquiries of Harris Teeter and ask for follow-up visits, but no further substantive discussions were held with Party B or Party C until after J.P. Morgan had been formally engaged as Harris Teeter’s financial advisor (on November 16, 2012). At the Harris Teeter Board meeting on August 16, 2012, following management’s presentation of the five-year strategic plan and Mr. Dickson’s presentation regarding his discussions with Parties B and C, the Harris Teeter Board encouraged management to take a more active approach in the exploration of strategic alternatives.

Between the August 16, 2012 Board meeting and the regular quarterly Harris Teeter Board meeting held on November 15, 2012, Harris Teeter’s management discussed with J.P. Morgan its potential engagement as financial advisor to Harris Teeter in connection with (a) evaluating the merits of a potential sale, merger, joint venture and/or other business combination and (b) comparing the merits of such a transaction to the prospects of Harris Teeter as a standalone public company. On November 15, 2012, the Harris Teeter Board discussed J.P. Morgan’s extensive advisory and transaction experience in the retail sector, and in the food retail industry in particular. Management reviewed with the Harris Teeter Board the principal terms of the proposed engagement with J.P. Morgan, including the proposed fees, and compared the proposed fees to fees charged by other investment bankers in connection with similar engagements. The Harris Teeter Board expressed its support for the exploration of strategic alternatives and the engagement of J.P. Morgan and determined that the process would be overseen by the Harris Teeter Board as a whole.

On November 16, 2012, Harris Teeter engaged J.P. Morgan as its financial advisor. J.P. Morgan advised that Harris Teeter should consider continuing its discussions with Party B and Party C and initiating discussions with other potential purchasers.

Over the course of the next two weeks, management and J.P. Morgan worked together to develop a list of additional potential purchasers. During the period beginning November 21, 2012 and ending December 3, 2012, J.P. Morgan contacted eleven additional potential purchasers, each of which had demonstrated expertise in food retail and the financial capacity to consummate an acquisition of, or combination with, Harris Teeter. Between December 5, 2012 and December 20, 2012, Harris Teeter executed eight confidentiality agreements, including with each of Party B and Party C, as well as Party D, Party E, Party F, Party G, Party H and Party I, respectively.

Between December 7, 2012 and December 20, 2012, J.P. Morgan sent summary information regarding Harris Teeter to each of the eight parties, discussed with each of them the materials that had been distributed to them and answered their questions regarding Harris Teeter. Also between December 7, 2012 and December 20, 2012, J.P. Morgan submitted an instruction letter to each of the parties. The instruction letter, among other things, requested that preliminary nonbinding indications of interest be submitted by December 21, 2012.

J.P. Morgan received preliminary nonbinding indications of interest on December 21, 2012 from Party B, Party C, Party D, Party E, Party F and Party I. A preliminary indication of interest was received from Party H on January 4, 2013. Party G did not submit an indication of interest and did not continue to participate in the process.

The preliminary nonbinding indications of interest received ranged from $44 to $50 per share. Party B’s indication of interest was at $50 per share, but included a requirement for an immediate 45-day exclusivity period in order for Party B to conduct due diligence and negotiate a purchase agreement. Harris Teeter, following discussions with its financial and legal advisors and members of the Harris Teeter Board, determined that it was not in the best interest of its shareholders to suspend the process for the purpose of allowing Party B, which had not yet conducted any due diligence, to determine whether it was interested in pursuing a transaction. Party B was informed that it would not be granted a 45-day exclusivity period, and Party B elected not to further participate in the process. Party F’s preliminary indication of interest was at the low end of the range, and Party F was excluded from the process.

All preliminary nonbinding indications of interest were expressly conditioned on the completion of due diligence and the negotiation of satisfactory definitive agreements.

From January 25, 2013 through February 7, 2013, Harris Teeter’s management met with, made presentations to and provided store tours to each of Party C, Party D, Party E, Party H and Party I.

The potential buyers who attended the management presentations were given access to a virtual data room prepared by Harris Teeter with the assistance of J.P. Morgan and McGuireWoods LLP, Harris Teeter’s corporate and securities counsel. During the week of February 11, 2013, all of the potential buyers submitted requests for additional information in order to complete their analysis. In response to these diligence requests, Harris Teeter provided access to extensive data through the virtual data room.

During the 52-week period ended January 18, 2013, Harris Teeter stock traded in a range from $35.72 to $44.40 per share. On January 18, 2013, the closing price of Harris Teeter stock was $36.94 per share. After the market closed on that day, Mergermarket reported that Harris Teeter was conducting a strategic review. On the following day, the closing price for Harris Teeter stock was $39.31, a 6.4% increase over the previous closing price. On January 31, 2013, Harris Teeter’s stock closed at $41.49. Following the close of the market that day, Harris Teeter announced its earnings for the first quarter of its 2013 fiscal year, and the following day the stock closed at $37.67, a 9.2% decrease.

On February 12, 2013 at 3:50 p.m., The Wall Street Journal reported that Harris Teeter was considering a sale and that it had retained J.P. Morgan as its financial advisor. Harris Teeter stock had opened that day at $37.04; it closed at $39.50, a 6.6% increase. The articles in Mergermarket and The Wall Street Journal, along with other online and print publications, created significant uncertainty among Harris Teeter’s employees, vendors and customers. As a result, Harris Teeter issued a press release on February 13, 2013 following the closing of the market, confirming that it had retained J.P. Morgan as its financial advisor to explore strategic alternatives. Harris Teeter stock closed at $41.39 the following day. The announcement by Harris Teeter received substantial press coverage. Following Harris Teeter’s public confirmation that it had engaged J.P. Morgan as its financial advisor, J.P. Morgan received calls from several additional interested parties, including Party J, Party K, Party L, Party M, Party N and Party O.

Party J called J.P. Morgan on February 25, 2013 to express its interest in acquiring Harris Teeter. After reviewing public information, Party J decided not to pursue a transaction.

Party K reached out to J.P. Morgan on February 26, 2013 and requested a confidentiality agreement, which J.P. Morgan provided that same day. However, Party K decided neither to sign the confidentiality agreement nor to continue to pursue a transaction with Harris Teeter.

A financial advisor to Party L contacted J.P. Morgan on February 26, 2013 to register its interest in a transaction with Harris Teeter. Representatives from Party L as well as representatives from Party L’s financial advisor met with Harris Teeter management in New York on March 14, 2013. After this meeting, both parties mutually decided not to engage in further discussions regarding a transaction.

J.P. Morgan contacted Party M on March 1, 2013 to determine Party M’s interest in a potential transaction with Harris Teeter. Party M decided not to pursue a transaction with Harris Teeter.

Party N contacted J.P. Morgan on March 17, 2013, but decided not to pursue a transaction with Harris Teeter.

On February 21, 2013, the Harris Teeter Board held its regular quarterly meeting. At that meeting, McGuireWoods advised the directors of their fiduciary duties in connection with a possible transaction. Mr. Dickson reported to the Harris Teeter Board that Harris Teeter had entered into an engagement letter with J.P. Morgan in accordance with the terms outlined at the November 15, 2012 meeting of the Harris Teeter Board. Mr. Dickson advised the Harris Teeter Board regarding the status of the discussions with each of the prospective buyers and of the anticipated next steps in the process. The Harris Teeter Board also discussed the potential for continuing to operate independently, and discussed ways in which Harris Teeter could continue to operate effectively if no strategic transaction occurred.

Harris Teeter entered into confidentiality agreements with three parties who had contacted J.P. Morgan following the February 13, 2013 announcement — Party O, Party P and Kroger. Information regarding Harris Teeter was distributed to each of these three prospective buyers. Party O executed a confidentiality agreement on March 11, 2013 and received summary information regarding Harris Teeter. Party P executed a confidentiality agreement on March 7, 2013. Kroger executed a confidentiality agreement on March 12, 2013. On March 27, 2013, Party O informed J.P. Morgan that it would no longer be continuing with the process.

Following the management presentations in January and February and continuing through mid-March, discussions continued with Party C, Party D, Party E, Party H and Party I. By March 18, 2013, each of these parties had exited the process and had informed J.P. Morgan that it was unwilling to enter into a transaction at Harris Teeter’s then-current trading level, which was in the low $40s.

On April 2, 2013, Kroger informed J.P. Morgan that it had engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) as its financial advisor. On April 8, 2013, Kroger submitted a preliminary nonbinding initial indication of interest. Kroger indicated that it would be prepared to purchase all of the shares of Harris Teeter common stock for between $42 and $45 per share in cash. The indication of interest was subject to several conditions, including satisfactory completion of due diligence, negotiation of a mutually satisfactory definitive agreement and regulatory approval (including antitrust regulatory approval). Following discussions with Harris Teeter, J.P. Morgan responded to Kroger on April 18, 2013, indicating that it was unlikely that Harris Teeter would entertain a transaction at the indicated range or be prepared to bear any regulatory or antitrust approval risk. J.P. Morgan suggested to Kroger that, with additional access to management and due diligence, Kroger would be able to offer a higher value. In order to facilitate Kroger’s review of Harris Teeter, Harris Teeter gave Kroger access to the virtual data room on April 12, 2013 (but precluded access to competitively sensitive information).

On April 11, 2013, J.P. Morgan received a call from a senior representative of Party P indicating that Party P was very interested in a transaction. Party P indicated that the consideration would be a mixture of cash and stock in a public entity that would be created through a combination of Party P’s supermarket portfolio company (the “Party P Portfolio Company”) and Harris Teeter. The cash portion of the consideration would be $2 billion or $40 per share. Party P offered its assistance to value the stock component given that the Party P Portfolio Company was not a public company and did not have historical audited financial statements.

On April 15, 2013, Party P submitted a preliminary nonbinding indication of interest to combine the Party P Portfolio Company with Harris Teeter in a transaction in which the Harris Teeter shareholders would receive a total cash consideration of $2 billion, or $40 per share in cash, together with what Party P described as “a significant publicly traded minority stake in the combined entity.” The indication of interest submitted by Party P was subject to negotiation of a definitive merger agreement, obtaining debt financing, the confirmation of certain material assumptions, due diligence review and regulatory approvals.

On April 14, 2013, J.P. Morgan received a call from a representative of Party Q. Harris Teeter instructed J.P. Morgan to initiate discussions with Party Q. Harris Teeter signed a confidentiality agreement with Party Q as of April 16, 2013. By the end of April 2013, Party Q had decided not to proceed further with the process.

On April 22, 2013, a special meeting of the Harris Teeter Board was held. At the meeting, J.P. Morgan representatives provided an update on the process, including a report on the preliminary nonbinding indications of interest received from Kroger and Party P, which were the only two parties actively engaged in the process at that time. J.P. Morgan indicated the key next steps for each party in the event that the Harris Teeter Board decided to continue with that party in the process. For Party P, J.P. Morgan indicated that the next steps in the process included completion of business due diligence, commencement of Harris Teeter reverse due diligence on the Party P Portfolio Company, conducting a detailed review of the synergy opportunity, obtaining a revised indication of value with clarification and quantification of the percentage ownership and implied immediate trading value of the “significant publicly traded minority stake in the combined entity”, and developing a refined view of the pro forma capital structure. For Kroger, J.P. Morgan indicated that the next steps included completion of business due diligence, confirmation that Kroger was willing to bear antitrust and regulatory risk and obtaining a revised indication of value. The Harris Teeter Board authorized J.P. Morgan to contact each party.

On April 23, 2013, J.P. Morgan spoke with Party P’s financial advisor and BofA Merrill Lynch to discuss the next steps in the process.

On April 25, 2013, Party R called J.P. Morgan and said a combination with Harris Teeter made strategic sense and expressed its interest in joining the process. Party R subsequently did not execute a confidentiality agreement.

During the months of April and May 2013, Kroger and Party P conducted extensive due diligence on Harris Teeter, and Harris Teeter conducted extensive reverse due diligence on the Party P Portfolio Company. Party P was given access to Harris Teeter’s virtual data room on May 1, 2013.

On May 2, 2013, following the closing of the market, Harris Teeter announced its earnings for the second quarter of the 2013 fiscal year, and the closing price on the day following the announcement was $44.10, an increase of 8.0%.

On May 3, 2013, Harris Teeter entered into a mutual confidentiality agreement with Party P and the Party P Portfolio Company, in order to provide for reverse due diligence by Harris Teeter on the Party P Portfolio Company. This mutual confidentiality agreement replaced the confidentiality agreement entered into between Harris Teeter and Party P on March 7, 2013.

On May 6 and 7, 2013, members of Harris Teeter management met with, made presentations to and participated in meetings with representatives of Kroger and BofA Merrill Lynch regarding Harris Teeter’s business operations.

On May 9, 2013, Kroger conducted additional site visits of Harris Teeter locations.

On four separate days in May 2013, senior members of Harris Teeter visited stores of the Party P Portfolio Company.

On May 14, 2013, J.P. Morgan spoke with Party P’s financial advisor to confirm its continued interest in Harris Teeter and its preliminary nonbinding indication of interest.

On May 16, 2013, a regular quarterly meeting of the Harris Teeter Board was held, during which representatives from J.P. Morgan and McGuireWoods were present. J.P. Morgan updated the Harris Teeter Board on the diligence progress of Kroger and Party P. J.P. Morgan informed the Harris Teeter Board that Party P believed that the consideration that it offered ($2 billion or $40 per share plus “a significant publicly traded minority stake in the combined entity”) had the potential to offer a value in excess of $50 per share. Party P stated that this valuation was based on a number of important assumptions, including anticipated levels of combined EBITDA, significant potential synergies, prevailing public market multiples and substantial debt reduction over a five-year time period. The Harris Teeter Board authorized J.P. Morgan to deliver feedback to each of Kroger and Party P.

On May 18, 2013, J.P. Morgan spoke to Party P to discuss next steps in the process including (a) completion of diligence of Harris Teeter, (b) ongoing reverse diligence of Harris Teeter on the Party P Portfolio Company, (c) Harris Teeter’s timeline to deliver a pro forma financial model for the combined Party P Portfolio Company/Harris Teeter public entity and (d) joint work on synergies.

On May 19, 2013, J.P. Morgan spoke to BofA Merrill Lynch, who requested additional diligence information that Kroger required before being in a position to submit a revised indication of interest. On May 20, 2013, J.P. Morgan provided the requested information to BofA Merrill Lynch.

On May 20, 2013, J.P. Morgan spoke to BofA Merrill Lynch to indicate that the three next steps in the process included completing all due diligence, facilitating a call between Harris Teeter’s and Kroger’s antitrust counsel and revising its preliminary nonbinding indication of interest.

On May 21 and 22, 2013, J.P. Morgan spoke to Party P’s financial advisor and noted the Harris Teeter Board’s concerns regarding key areas of uncertainty with Party P’s preliminary nonbinding indication of interest including the immediate trading value of the equity consideration, the nature and amount of the Party P Portfolio Company’s off-balance-sheet liabilities, the lack of audited financials and the timing for delivering them, as well as recent Party P Portfolio Company financial performance.

On June 3, 2013, J.P. Morgan had conversations with BofA Merrill Lynch, during which BofA Merrill Lynch, at Kroger’s direction, verbally gave J.P. Morgan a revised preliminary nonbinding indication of interest of $45.50 to $47.50 per share and indicated to J.P. Morgan that there was additional diligence to be completed in order to narrow the offer to a single point of value.

On June 6, 2013, Harris Teeter delivered a revised financial model to Party P and the Party P Portfolio Company. An in-person diligence session was held with Party P and the Party P Portfolio Company in New York City on June 11, 2013 to review the model again for the purpose of continuing to refine the model for a contemplated combined company. On this date, J.P. Morgan communicated to Party P the overall status of the process and anticipated timing of next steps in the process and indicated Harris Teeter’s desire for an announcement in early July 2013. J.P. Morgan informed Party P of the next Harris Teeter Board meeting on June 24, 2013. J.P. Morgan requested that Party P deliver a revised preliminary nonbinding indication of interest by June 20, 2013.

On June 13, 2013, J.P. Morgan spoke to BofA Merrill Lynch and informed them of the next Harris Teeter Board meeting on June 24, 2013. J.P. Morgan discussed the overall status of the process and anticipated timing of next steps in the process and indicated Harris Teeter’s desire for an announcement in early July 2013. J.P. Morgan requested that Kroger deliver a revised preliminary nonbinding indication of interest by June 20, 2013.

On June 18, 2013, Harris Teeter provided Kroger with a proposed merger agreement drafted for a strategic buyer and provided Party P with a proposed merger agreement drafted for a financial buyer.

On June 19, 2013, BofA Merrill Lynch informed J.P. Morgan that Kroger had revised its proposal from a range of $45.50 to $47.50 per share to a single point proposal of $47.50 per share. J.P. Morgan asked BofA Merrill Lynch to have Kroger reflect its revised proposal in writing and also indicate Kroger’s timing for completing due diligence and signing a definitive agreement. On June 21, 2013, Harris Teeter received Kroger’s revised preliminary nonbinding indication of interest. Kroger delivered a written proposal, confirming the earlier verbal proposal, of $47.50 per share in cash. The proposal anticipated the completion of due diligence and negotiation of definitive agreements within two to three weeks.

On June 20, 2013, Party P delivered a revised written preliminary nonbinding indication of interest to Harris Teeter. Under the proposal, Party P would contribute the Party P Portfolio Company into Harris Teeter and lever the combined entity to result in Harris Teeter shareholders receiving $2.08 billion in cash consideration ($52 per share in cash for 40 million (of the 49.5 million) shares of Harris Teeter common stock) with the remaining shares to be acquired in exchange for common stock in the combined entity (such that Harris Teeter shareholders would own 30% of the combined company). It was contemplated that the combined entity would be a publicly traded company on the New York Stock Exchange. The proposal contemplated that the Harris Teeter shareholders would have the ability to make a cash/stock election as to the consideration they received, with proration in the event cash or stock were oversubscribed (i.e., if all Harris Teeter shareholders elected cash, each would receive $42 per share in cash and the balance in stock consideration). Party P’s proposal was subject to negotiation of the definitive merger agreement, confirmation of the accuracy of significant financing assumptions, attaining financing commitments from lenders (drafts of which were provided with the preliminary nonbinding indication of interest), and the completion of confirmatory due diligence and other matters. The proposal noted that the Party P Portfolio Company did not have audited financial statements, and estimated that audited financial statements could be obtained in November 2013. On June 21, 2013, following receipt of a preliminary nonbinding indication of interest, J.P. Morgan spoke with Party P’s financial advisor to clarify Party P’s proposal.

On June 21, 2013, Harris Teeter provided Kroger and Party P with a draft of the disclosure schedules to the merger agreement.

On June 24, 2013, a special meeting of the Harris Teeter Board was held. Representatives of both McGuireWoods and J.P. Morgan attended the meeting. J.P. Morgan representatives informed the Harris Teeter Board of the extensive due diligence that had occurred since the last meeting of the Harris Teeter Board, indicating that both Kroger and Party P remained very interested in a transaction. McGuireWoods provided the Harris Teeter Board with a summary of the key terms contained in the draft merger agreements provided to Kroger and Party P.

The Harris Teeter Board instructed J.P. Morgan to focus on three issues with respect to Kroger’s proposal: a higher purchase price, assumption of the regulatory approval risk by Kroger and certainty to closure.

In addition, J.P. Morgan reviewed the proposal from Party P in detail with the Harris Teeter Board. J.P. Morgan highlighted that cash consideration had increased from $2 billion to $2.08 billion (i.e., upon 100% proration, from $40 to $42 per share in cash) and Harris Teeter’s equity participation in the combined entity had now been specified to be 30%. J.P. Morgan noted there had been significant detailed work completed by both the Party P Portfolio Company and Harris Teeter regarding the composition, quantification and timing of synergies. J.P. Morgan pointed out that the combined entity would carry leverage levels of 6.4x total debt / LTM EBITDA and 6.8x adjusted debt / LTM EBITDAR without synergies and 5.3x total debt / LTM EBITDA and 5.8x adjusted debt / LTM EBITDAR with full run-rate synergies (as estimated by Harris Teeter management and Party P Portfolio Company management) included. The terms used in this paragraph are defined as follows: (a) “LTM” means last twelve months; (b) “EBITDA” means earnings before interest, taxes, depreciation and amortization; (c) “adjusted debt” means total debt plus rent expense capitalized at 8.0x (per Moody’s methodology); (d) “EBITDAR” means earnings before interest, taxes, depreciation, amortization and rent expense and (e) “run-rate synergies” means total annual synergies expected upon completing the integration of the two entities.

J.P. Morgan summarized its views of Party P’s proposal by enumerating to the Harris Teeter Board six benefits as well as several areas of concern with the proposal. The benefits were: (a) the increase in cash consideration offered from $2 billion to $2.08 billion, (b) the election mechanism afforded to Harris Teeter shareholders by which they could choose the form of consideration they receive, (c) the significant ownership percentage of the combined entity that would be afforded to Harris Teeter shareholders (30% of the combined company), (d) the improved financing structure as well as the draft commitment papers from two global financial institutions, (e) the significant detailed synergy work that had been completed by both parties and (f) the meaningful upside opportunity coming from the underperforming Party P Portfolio Company stores.

The primary risks discussed with the Harris Teeter Board related to the speed and lack of certainty of closing and the uncertain valuation of the equity in the combined company. J.P. Morgan discussed with the Harris Teeter Board the following factors as, collectively, creating the risk of delay and also significant risk to shareholders of a transaction with Party P ultimately failing to close: (a) the lack of historical audited financial statements of the Party P Portfolio Company and the substantial length of time that it would take to prepare appropriate financial statements and have them audited, (b) the financing contingency associated with the proposal and (c) the general lack of readiness of the Party P Portfolio Company to be a public company or part of a public company. J.P. Morgan also discussed with the Harris Teeter Board the following factors as risks relating to the value of the stock of the combined entity: (a) certain significant contingent liabilities affecting the Party P Portfolio Company, (b) the negative comparative same store sales experienced by the Party P Portfolio Company in recent periods, (c) the need for significant capital expenditures to modernize the stores operated by the Party P Portfolio Company, (d) the execution risk of the combined company’s performance against plan, (e) operating a business with such high leverage, (f) pension plan matters, (g) ongoing negotiations with the unions representing employees at the Party P Portfolio Company and (h) the expectation that it would take a period of years for the synergies to be realized and uncertainty as to the ultimate stock value to be achieved.

The Harris Teeter Board instructed J.P. Morgan to highlight these areas of concern to Party P and to encourage Party P to propose to Harris Teeter ways to minimize these risks.

On June 25, 2013, J.P. Morgan called Party P and delivered a message consistent with the benefits and considerations noted above. J.P. Morgan communicated that Harris Teeter now had a better understanding of the upside and downside of the proposal and that the timing of the availability of a quality of earnings report and audited financials was a concern.

On June 25, 2013, J.P. Morgan also called BofA Merrill Lynch, during which J.P. Morgan communicated that Kroger was behind a competing bidder on value and J.P. Morgan believed it was unlikely that the Harris Teeter Board would approve the transaction at the value indicated by Kroger’s most recent proposal. J.P. Morgan encouraged Kroger to address any antitrust or regulatory approval risk, to complete all of its due diligence and to provide a markup of the merger agreement as soon as possible.

On June 26, 2013, J.P. Morgan and the financial advisors to Party P discussed outstanding diligence items over the phone. The financial advisors to Party P provided a timeline to the announcement of a potential transaction in the beginning of September 2013. Also, in order to facilitate the rapid completion of diligence in the interim, J.P. Morgan and Party P agreed to schedule an in-person meeting with Harris Teeter management as well as Party P Portfolio Company management in Charlotte for late in the week of July 15, 2013.

On June 27, 2013, J.P. Morgan and the advisors to Party P spoke over the phone regarding diligence matters.

On July 1, 2013, J.P. Morgan spoke over the phone with Party P and Party P indicated that it did not intend to submit an offer of higher value.

On July 2, 2013, J.P. Morgan, Kroger and BofA Merrill Lynch had a call in which Kroger stated that it was not prepared to change its offer price and would be submitting a revised draft of the merger agreement, which BofA Merrill Lynch did submit to J.P. Morgan later that day. In Harris Teeter’s view, the most significant changes proposed by Kroger were the following: (a) revising the covenants that required Kroger to use its “best efforts” to avoid or eliminate every impediment under any antitrust law in order to enable the closing to occur as soon as possible to a “reasonable best efforts” standard, (b) the removal of the regulatory termination fee that required Kroger to pay Harris Teeter if clearance under the HSR Act had not occurred or any other injunction or order relating to antitrust laws prevented the closing, (c) the increase in the termination fee payable by Harris Teeter upon the occurrence of certain events from 2% of the deal value to $100,000,000 (approximately 4.3% of the deal value at the then-current offer price of $47.50 per share) and (d) the elimination of a “go-shop” provision permitting Harris Teeter to continue to seek other prospective buyers during a 60 day period after the signing of the merger agreement.

On July 2, 2013, J.P. Morgan and a member of Harris Teeter’s management team spoke over the phone with members of Party P and the financial advisors to Party P regarding outstanding diligence items.

On July 3, 2013, McGuireWoods revised the merger agreement and J.P. Morgan sent it to BofA Merrill Lynch. The revised draft reinstated the “best efforts” language regarding regulatory matters, reinstated the regulatory termination fee provision and rejected Kroger’s proposed increase in the termination fee. For reasons discussed below, the “go-shop” provision was not reinserted. Subsequent to that, Harris Teeter and Kroger negotiated and exchanged several drafts of the draft merger agreement and disclosure schedules.

On July 5, 2013, Kroger submitted a revised offer of $48.75 per share. J.P. Morgan again indicated that, at that price, J.P. Morgan believed that it was unlikely that Harris Teeter would enter into a transaction.

Over the course of July 5 to July 7, 2013, Harris Teeter, J.P. Morgan, McGuireWoods, Kroger, BofA Merrill Lynch and Arnold & Porter LLP, Kroger’s external legal counsel, engaged in extensive negotiations over the terms of the merger agreement. During the course of the negotiations, Harris Teeter and Kroger reached agreement regarding the best efforts language related to regulatory matters, the regulatory break-up fee was agreed to be $200,000,000 and the termination fee was set at $75,000,000. Harris Teeter posted additional information to the virtual data room in conjunction with changes to the draft merger agreement and disclosure schedules.

On July 7, 2013, Kroger submitted a revised offer of $49.38 per share. At Kroger’s direction, BofA Merrill Lynch expressed that this offer was contingent on it being accepted and the merger agreement being adopted by the Harris Teeter Board at its meeting scheduled for July 8, 2013. On the evening of July 7, 2013, Kroger’s Chairman and CEO, Mr. Dillon, and Mr. Dickson spoke by telephone, and they agreed that all major issues had been resolved.

On July 8, 2013, the Harris Teeter Board held a special meeting at the Charlotte offices of McGuireWoods. Members of Harris Teeter’s senior management, as well as representatives of J.P. Morgan and McGuireWoods, attended the meeting. Representatives of J.P. Morgan informed the Harris Teeter Board that the Kroger Board of Directors was meeting simultaneously, and was expected to approve a merger agreement that would result in the holders of Harris Teeter common stock receiving $49.38 per share in cash. During the course of the meeting, J.P. Morgan reported that a call had been received from BofA Merrill Lynch, who reported that the Kroger Board of Directors had approved the merger agreement pursuant to which the holders of Harris Teeter common stock would receive $49.38 per share in cash. Representatives of J.P. Morgan reviewed the history of the transaction, discussed with the Harris Teeter Board its financial analysis of the offer made by Kroger and answered all of the Harris Teeter Board’s questions. J.P. Morgan representatives also reviewed the Party P proposal, the details of which remained the same as those presented at the June 24, 2013 Harris Teeter Board meeting. The Harris Teeter Board expressed the same concerns regarding the Party P proposal that had been discussed at the June 24, 2013 meeting, summarized as the uncertain value of the equity component of the proposal, significant execution risks and a lengthy period to execute. McGuireWoods made a presentation to the Harris Teeter Board concerning the material terms and conditions of the final merger agreement and discussed the final terms of the merger agreement that had been negotiated with Kroger and its counsel. In connection with a discussion by McGuireWoods of fiduciary duties of the Harris Teeter Board as it evaluated the transaction, the Harris Teeter Board discussed the removal of the “go-shop” provision, and concluded that the inclusion of a “go-shop” provision was not necessary since the transaction had received broad publicity and neither Harris Teeter nor J.P. Morgan could identify any likely buyers that had not either participated in the process, been contacted about the process or indicated a lack of interest in the process. In light of Kroger’s insistence that the “go-shop” provision be removed as a condition of moving forward, and in consideration of Kroger’s cash offer price, Kroger’s acceptance of regulatory risk, Harris Teeter’s ability to pursue a potential superior proposal if one were to emerge and the high probability of closing the transaction, the Harris Teeter Board determined that it was in the best interest of the shareholders to proceed without a “go-shop” provision.

J.P. Morgan then delivered its oral opinion to the Harris Teeter Board, which opinion was confirmed in writing, to the effect that, as of July 8, 2013, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the consideration to be paid by Kroger to holders of Harris Teeter common stock pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. The Harris Teeter Board then adopted the merger agreement, and authorized the officers of Harris Teeter to sign the merger agreement.

Recommendation of the Harris Teeter Board and Reasons for the Merger

The Harris Teeter Board recommends that you vote “FOR” the merger proposal.

At a meeting of the Harris Teeter Board held on July 8, 2013, the Harris Teeter Board unanimously determined the merger agreement to be fair, advisable and in the best interests of Harris Teeter and its shareholders.

In the course of reaching its decision, the Harris Teeter Board consulted with our senior management, financial advisors and Harris Teeter’s outside legal counsel. In addition, the Harris Teeter Board reviewed a significant amount of information and considered a number of substantive factors, including, among others, the following:

•	Premium to the trading price of Harris Teeter common stock. The Harris Teeter Board considered the fact that the $49.38 per share in cash to be paid as merger consideration represents a premium of approximately 33.7% to the closing price of $36.94 on January 18, 2013, the day of the first media report, after market close, that Harris Teeter was evaluating strategic alternatives.

•	Merger consideration. The Harris Teeter Board considered the $49.38 per share in cash to be paid as merger consideration in relation to the historic trading ranges of Harris Teeter common stock and the potential trading range of Harris Teeter common stock absent takeover speculation, and the possibility that absent such speculation it could take a considerable period of time before the trading price of Harris Teeter common stock would trade at a level in excess of the per share merger consideration of $49.38 on a present value basis.

•	Negotiations with Kroger. The Harris Teeter Board considered the benefits that we and our advisors were able to obtain during our extensive negotiations with Kroger, including a significant increase in Kroger’s offer price per share from the beginning of the process to the end of the negotiations. The Harris Teeter Board concluded that we had obtained the highest price per share that Kroger was willing to agree to pay, considering the extensive negotiations between the parties.

•	Cash consideration. The Harris Teeter Board considered the fact that the merger consideration would be paid solely in cash, which, compared to noncash consideration, provides certainty and immediate liquidity and value to our shareholders.

•	Other proposed transaction. The Harris Teeter Board, based on its review and the process conducted, believed that the merger consideration of $49.38 in cash per share was the best price attainable for Harris Teeter’s shareholders; and while a proposal for a transaction containing cash and stock consideration reflecting a higher nominal value than Kroger’s proposal was reviewed by the Harris Teeter Board, following consideration and review, the Harris Teeter Board did not believe such proposal was in the best interest of shareholders in light of its uncertain ultimate value, significant execution risks and lengthy period to execute.

•	Thorough process. The Harris Teeter Board considered that Harris Teeter, with the assistance of J.P. Morgan, conducted a lengthy and thorough process that was the subject of multiple public reports, during which representatives of Harris Teeter contacted multiple potential bidders who were both financial sponsors and strategic entities.

•	Fairness opinion. The Harris Teeter Board considered the financial analyses presented by J.P. Morgan, as well as the opinion of J.P. Morgan, dated July 8, 2013, to the Harris Teeter Board to the effect that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in such opinion, the $49.38 cash per share merger consideration to be paid to holders of Harris Teeter common stock pursuant to the proposed merger agreement was fair, from a financial point of view, to such shareholders. The J.P. Morgan opinion is more fully described in the subsection titled “ — Opinion of J.P. Morgan” beginning on page 38 and the full text of the opinion is attached to this proxy statement as Annex B.

•	Harris Teeter’s current condition. The Harris Teeter Board considered information with respect to our financial condition, results of operations, business, competitive position and business strategy, on both an historical and prospective basis, as well as current industry, economic and market conditions and trends.

•	Harris Teeter’s future prospects. The Harris Teeter Board considered Harris Teeter’s future prospects if we were to remain independent, including the increasingly competitive landscape and the business, financial and execution risks, our relationships with customers and suppliers and the risks associated with continued independence discussed below.

•	Risks associated with continued independence. The Harris Teeter Board considered the risks associated with going forward as an independent company, including the potential market and execution risks associated with Harris Teeter’s business including the need for financial investment to continue to compete with significantly larger competitors that, as a result of scale, have better purchasing power, and an enhanced ability to lower expenses and leverage technology costs. The Harris Teeter Board also considered the risk that, if we did not enter into the merger agreement with Kroger, the price that might be received by Harris Teeter’s shareholders selling shares in the open market, both in the short term and the long term, could be less than the merger consideration. The Harris Teeter Board concluded that the merger consideration enabled shareholders to realize a substantial portion of Harris Teeter’s potential future value without the market or execution risks associated with continued independence.

•	Strategic alternatives. The Harris Teeter Board considered the risks and uncertainties facing Harris Teeter’s shareholders associated with possible strategic alternatives to the merger (including potential alternative acquisition proposals and the possibility of remaining independent), and the timing and likelihood of accomplishing such alternatives.

•	Economic conditions. The Harris Teeter Board considered the current state of the economy and general uncertainty surrounding forecasted economic conditions both in the near term and the long term, generally and within our industry.

•	Arms-length negotiations. The Harris Teeter Board considered that the merger agreement was the product of arms-length negotiations and contained customary terms and conditions.

•	Merger agreement. The Harris Teeter Board considered the terms of the merger agreement, including:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their ability to terminate the merger agreement;

•	Kroger’s undertakings to use reasonable best efforts to obtain required regulatory approvals and to avoid or eliminate each and every impediment under any antitrust law so as to enable the consummation to occur as soon as possible. For purposes of this requirement, “reasonable best efforts” shall include Kroger proposing, negotiating, committing to and effecting the sale, divestiture or disposition of assets and otherwise taking or committing to take actions that after the closing would limit Kroger’s freedom of action with respect to, or its ability to operate or retain, assets of Kroger or Harris Teeter; provided, that Kroger will not be required to take any action that would result in a material reduction in the reasonably anticipated economic benefits to it contemplated by the merger agreement measured over a commercially reasonable period;

•	the absence of a financing condition in the merger agreement;

•	the obligation of Kroger under certain circumstances to pay us a reverse termination fee of $200,000,000, if there has been a failure to obtain required antitrust approvals or if any decree, judgment, injunction or other order relating to antitrust laws preventing, prohibiting or delaying the consummation of the merger exists or is in effect;

•	the right of Harris Teeter and the Harris Teeter Board to respond to a competing proposal from other bidders, subject to certain restrictions and the requirement that we pay Kroger the applicable termination fee if we terminate the merger agreement to accept a superior proposal;

•	the belief of the Harris Teeter Board that, although the termination fee provisions might have the effect of discouraging competing third-party proposals or reducing the price of such proposals, such provisions are customary for transactions of this size and type, and its belief that the $75,000,000 termination fee, representing approximately 3.1% of the equity value of the transaction, was reasonable in the context of comparable transactions, particularly given the lengthy and thorough process described above and, specifically, discussions with certain other bidders that we held in advance of the execution of the merger agreement;

•	the Harris Teeter Board’s right to change its recommendation, subject to certain restrictions, in connection with a superior proposal; and

•	the fact that the end date under the merger agreement (which may be extended under certain circumstances) allows for sufficient time to consummate the transaction.

•	Kroger’s reputation. The Harris Teeter Board considered the business reputation and capabilities of Kroger and its management.

•	Kroger’s resources. The Harris Teeter Board concluded that Kroger had the resources needed to complete the merger.

•	Likelihood of consummation. The Harris Teeter Board considered the likelihood that the merger would be completed, in light of, among other things, the conditions to the merger and the absence of a financing condition, the relative likelihood of obtaining required regulatory approvals, Kroger’s representation that it will have sufficient financial resources to pay the merger consideration and consummate the merger, and the remedies available to us under the merger agreement in the event of various breaches by Kroger.

•	Possibility of more favorable bid. The Harris Teeter Board considered the possibility that a third party with the financial means could submit an unsolicited offer that could result in a superior proposal which would permit Harris Teeter to terminate the merger agreement and accept if Kroger were unwilling to match such proposal, as more fully described in “ — Background of the Merger” beginning on page 25.

•	Shareholders’ ability to reject the merger. The Harris Teeter Board considered the fact that the merger is subject to approval by Harris Teeter’s shareholders, who would be free to reject the merger.

Certain of the financial analyses presented by J.P Morgan to the Harris Teeter Board were based upon financial projections prepared by our management based on various assumptions about the future performance of our business. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections. See “ — Certain Financial Projections” beginning on page 44.

In the course of reaching its decision, the Harris Teeter Board also considered a number of potentially negative factors including, among others, the following:

•	Participation in future gains. The Harris Teeter Board considered the fact that we will no longer exist as an independent public company and Harris Teeter’s shareholders will forgo any future increase in Harris Teeter’s value that might result from our earnings or possible growth as an independent company. The Harris Teeter Board concluded that the premium reflected in the merger consideration constituted fair compensation for the loss of the potential shareholder benefits that could be realized by our strategic plan and related sensitivity analyses on a risk-adjusted basis.

•	Premium to trading price. The Harris Teeter Board considered that the merger consideration of $49.38 per share represented a premium of approximately 1.7% to the closing price of Harris Teeter common stock on July 8, 2013, the last trading day prior to the execution of the merger agreement; although the Harris Teeter Board believed that the trading price of Harris Teeter common stock on such date reflected a takeover premium as a result of multiple media reports regarding a potential takeover (including speculation of a transaction with a price of $50.00 per share or more).

•	Risks associated with announcement and pendency of the merger. The Harris Teeter Board considered the risk that the announcement and pendency of the merger may cause substantial harm to relationships with our employees, vendors, customers and partners and may divert management and employee attention away from the day-to-day operation of our business.

•	Risks associated with a failure to consummate the merger. The Harris Teeter Board considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied and, as a result, the possibility that the merger might not be completed. The Harris Teeter Board noted that, if the merger were not completed, (i) we will have incurred significant risk and transaction and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships, (ii) depending on the circumstances that caused the merger not to be completed, it is likely that the price of Harris Teeter’s common stock will decline significantly and (iii) the market’s perception of our prospects could be adversely affected.

•	Regulatory risk. The Harris Teeter Board considered the risk that necessary regulatory approvals may be delayed, conditioned or denied.

•	Financing risk. The Harris Teeter Board considered the risk that, while the merger agreement is not by its terms subject to a financing condition, if Kroger fails to obtain sufficient financing, the merger may not be consummated and Harris Teeter’s remedies in such event may not be sufficient to compensate us for potential losses we may incur under such circumstances.

•	Strategic alternatives. The Harris Teeter Board considered the possible strategic alternatives to the merger (including potential alternative acquisition proposals and the possibility of remaining independent), the potential values and benefits facing Harris Teeter’s shareholders associated with such alternatives and the timing and likelihood of accomplishing such alternatives.

•	Restrictions on the operation of our business. The Harris Teeter Board considered the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from realizing certain business opportunities or taking certain actions with respect to our operations we would otherwise take absent the pending merger.

•	Nonsolicitation provision. The Harris Teeter Board considered the fact that the merger agreement precludes us from actively soliciting alternative proposals.

•	Termination fees. The Harris Teeter Board considered the possibility that the termination fee payable to Kroger if the merger agreement is terminated under certain circumstances might have the effect of discouraging alternative acquisition proposals or reducing the price of such proposals.

•	Tax treatment. The Harris Teeter Board considered the fact that an all cash transaction would be taxable to Harris Teeter shareholders that are U.S. holders for U.S. federal income tax purposes.

•	Interests of officers and directors. The Harris Teeter Board considered the fact that our executive officers and directors may have interests in the transaction that are different from, or in addition to, those of our shareholders. These interests are more fully described in the subsection titled “ — Interests of Harris Teeter Directors and Executive Officers in the Merger” beginning on page 46.

•	Risk factors. The Harris Teeter Board considered other risks and uncertainties as described above under “Cautionary Statement Regarding Forward-Looking Statements.”

While the Harris Teeter Board considered potentially positive and potentially negative factors, the Harris Teeter Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the Harris Teeter Board unanimously determined the merger agreement to be fair, advisable and in the best interests of Harris Teeter and the shareholders.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Harris Teeter Board in its consideration of the merger, but is merely a summary of the material positive factors and material negative factors considered by the Harris Teeter Board in that regard. In view of the number and variety of factors and the amount of information considered, the Harris Teeter Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Harris Teeter Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Harris Teeter Board may have given different weights to different factors. Based on the totality of the information presented, the Harris Teeter Board collectively reached the unanimous decision to adopt, approve and authorize the execution and delivery of the merger agreement and the consummation of the merger and other transactions contemplated thereby in light of the factors described above and other factors that the members of the Harris Teeter Board felt were appropriate.

This explanation of Harris Teeter’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of J.P. Morgan

Pursuant to an engagement letter dated November 16, 2012, Harris Teeter retained J.P. Morgan as its financial advisor in connection with a possible merger or sale.

At the meeting of the Harris Teeter Board on July 8, 2013, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing on the same day, to the Harris Teeter Board that, as of such date and based upon and subject to the factors, procedures, qualifications, limitations and assumptions set forth in its opinion, the consideration to be paid by Kroger to holders of Harris Teeter common stock pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. No limitations were imposed by the Harris Teeter Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan, dated July 8, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Harris Teeter’s shareholders are urged to read the opinion in its entirety. J.P. Morgan provided its opinion to the Harris Teeter Board (in its capacity as such) in connection with, and for the purposes of, its evaluation of the transaction contemplated by the merger agreement. J.P. Morgan’s written opinion is addressed to the Harris Teeter Board, is directed only to the consideration to be paid to the holders of shares of Harris Teeter common stock pursuant to the merger agreement, and does not address any other matter. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan’s opinion does not constitute a recommendation to any holder of shares of Harris Teeter common stock as to how such shareholder should vote with respect to the transaction contemplated by the merger agreement or any other matter at the special meeting. The merger consideration to be paid to the holders of shares of Harris Teeter common stock was determined in negotiations between Kroger and Harris Teeter, and the decision to approve and recommend the transaction contemplated by the merger agreement was made independently by the Harris Teeter Board. J.P. Morgan’s opinion and financial analyses were among the many factors considered by the Harris Teeter Board in its evaluation of the transaction contemplated by the merger agreement and should not be viewed as determinative of the views of the Harris Teeter Board or management with respect to the merger consideration or the transaction contemplated by the merger agreement. The summary of J.P. Morgan’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion attached as Annex B.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated July 8, 2013 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Harris Teeter and the industries in which it operates;

•	compared the financial and operating performance of Harris Teeter with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Harris Teeter common stock and certain publicly traded securities of such other companies;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	reviewed certain internal financial analyses and forecasts prepared by, or at the direction of, the management of Harris Teeter relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of Harris Teeter with respect to certain aspects of the merger, the past and current business operations of Harris Teeter, the financial condition and future prospects and operations of Harris Teeter and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Harris Teeter and Kroger or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor has J.P. Morgan assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Harris Teeter or Kroger under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Harris Teeter to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. In addition, J.P. Morgan assumed that the merger will have the tax consequences described in this proxy statement and in discussions with, and materials furnished to J.P. Morgan by, representatives of Harris Teeter, and that it will be consummated as described in the merger agreement, and that the definitive merger agreement did not differ in any material respects from such draft furnished to it. J.P. Morgan also assumed that the representations and warranties made by Harris Teeter, Kroger and Merger Sub in the merger agreement and the related agreements are true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Harris Teeter with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Harris Teeter or on the contemplated benefits of the merger.

J.P. Morgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of shares of Harris Teeter common stock in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection therewith to the holders of any other class of securities, creditors or other constituencies of Harris Teeter or as to the underlying decision by Harris Teeter to engage in the merger. J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons relative to the merger consideration to be paid to the holders of shares of Harris Teeter common stock in the merger or with respect to the fairness of any such compensation.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion to the Harris Teeter Board at its meeting on July 8, 2013. The financial analyses summarized below include information presented in tabular format. In order to fully understand J.P. Morgan’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

Public Trading Multiples

Using publicly available information calendarized based on Harris Teeter’s fiscal year end of October 1, 2013 (which we refer to in this section as FY13) and Harris Teeter’s fiscal year end of September 30, 2014 (which we refer to in this section as FY14), J.P. Morgan compared selected financial and operating data of Harris Teeter with similar data for 11 publicly traded companies involving businesses that may generally be considered similar to Harris Teeter’s business. The companies selected by J.P. Morgan were:

Large/national peers:

•    Kroger
•    Safeway
•    SuperValu

Multi-National peers:

•    Ahold
•    Delhaize

Regional peers:

•    Ingles Markets
•    Roundy’s
•    Weis Markets

Natural/high growth peers:

•    Fairway
•    The Fresh Market
•    Whole Foods

These companies were selected by J.P. Morgan, based on its experience and familiarity with Harris Teeter’s industry, because of similarities to Harris Teeter in one or more of their business or regional characteristics and, in certain cases, similarities to Harris Teeter based on certain operational characteristics and/or certain financial metrics. However, none of the companies selected is identical or directly comparable to Harris Teeter, and certain of the companies may have characteristics that are materially different from those of Harris Teeter. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to Harris Teeter and other factors that could affect the public trading value of the selected companies and Harris Teeter.

J.P. Morgan calculated the multiple of firm value (that is, market value, plus total debt, preferred stock and minority interest, less cash and cash equivalents), which we refer to in this section as FV, for each of the selected companies divided by earnings before interest, taxes, depreciation and amortization, or EBITDA, which is referred to as the FV/EBITDA multiple. J.P. Morgan also calculated the same multiples for Harris Teeter.

J.P. Morgan’s analysis resulted in the following mean FV/EBITDA multiples for the selected companies for each of FY13 and FY14:

	FY13 FV/EBITDA		FY14 FV/EBITDA
Large/national	5.9	x	5.2	x
Multi-National	5.1	x	4.9	x
Regional	6.1	x	5.9	x
Natural/high growth	15.2	x	12.3	x

Based on the results of this analysis, J.P. Morgan selected a FV/EBITDA multiple reference range of (1) 5.0x to 6.5x for FY13 and (2) 4.5x to 6.0x for FY14 and applied such multiple reference ranges to EBITDA estimates of Harris Teeter for FY13 and FY14 provided by Harris Teeter’s management and, in each case, obtained the following ranges of implied per share equity values for the Harris Teeter, rounded to the nearest $0.25:

Public Trading Multiples Implied Per Share Equity Values for Harris Teeter

	Low	High
FY13E FV/EBITDA	$35.25	$46.00
FY14E FV/EBITDA	$34.50	$46.25

The ranges of implied per share equity values for Harris Teeter were compared to (1) the closing price of Harris Teeter common stock of $36.94 on January 18, 2013 (the “Unaffected Price”), the day on which Mergermarket reported after market close that Harris Teeter was conducting a strategic review, causing the price of Harris Teeter common stock to rise 6.4% the following day, (2) the adjusted unaffected price of Harris Teeter common stock of $39.67, based on the Unaffected Price adjusted by Harris Teeter’s stock price outperformance relative to the S&P 500 of 7.4% in the five trading days following Harris Teeter’s earnings release for the second quarter of 2013 (the “Adjusted Unaffected Price”) and (3) the merger consideration of $49.38 per share.

Selected Transactions Analysis

Using publicly available information, J.P. Morgan reviewed selected transactions involving acquired businesses that, for purposes of J.P. Morgan’s analyses, may generally be considered similar to Harris Teeter’s business. For the selected transactions, J.P. Morgan calculated FV as a multiple of the target company’s EBITDA for the twelve months prior to the announcement date of the transaction, or LTM EBITDA, which is referred to as the FV/LTM EBITDA multiple. J.P. Morgan selected the following transactions for its analysis:

Target	Acquiror	Announcement Date
SuperValu (30% stake)	Cerberus	January 2013
SuperValu/New Albertson’s Inc.	Cerberus	January 2013
Winn-Dixie	BI-LO	December 2011
BJ’s Wholesale	Leonard Green/CVC Capital	June 2011
A&P Pathmark (37% stake)	Yucaipa	July 2009
Whole Foods (17% stake)	Leonard Green	November 2008
Pathmark	A&P	March 2007
Wild Oats	Whole Foods	February 2007
Smart & Final	Apollo	February 2007
Marsh Supermarkets	Sun Capital	April 2006
Foodarama	Management	February 2006
Albertsons Core	SuperValu	January 2006
Piggly Wiggly Midwest	Certified Grocers Midwest	December 2005
Pathmark (40% stake)	Yucaipa	March 2005
BI-LO/Bruno’s	Lone Star Funds	December 2004
Shaw’s & Star Markets	Albertsons	March 2004
Roundy’s	Willis Stein	April 2002
Copps	Roundy’s	May 2001
Dick’s Supermarket	Piggly Wiggly Midwest	April 2001

J.P. Morgan’s analysis resulted in a median FV/LTM EBITDA multiple for the selected transactions of 6.1x, a mean FV/LTM EBITDA multiple for the selected transactions of 6.9x, and a range of 3.9x to 13.5x for the selected transactions.

Based on the results of this analysis, J.P. Morgan selected a FV/LTM EBITDA multiple reference range of 6.0x to 7.0x and applied such multiple reference range to Harris Teeter’s LTM EBITDA as of April 2, 2013, as provided to J.P. Morgan by Harris Teeter’s management. This analysis resulted in the following range of implied per share equity value for Harris Teeter, rounded to the nearest $0.25:

Selected Transactions Analysis Implied Per Share Equity Values for Harris Teeter

Low	High
$37.25	$43.50

The ranges of implied equity values for Harris Teeter were compared to (1) the Unaffected Price, (2) the Adjusted Unaffected Price and (3) the merger consideration of $49.38 per share.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted implied equity value per share for Harris Teeter. A discounted cash flow analysis is a method of valuing an asset using estimates of the future unlevered after-tax free cash flows generated by this asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered after-tax free cash flows” refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

In performing this analysis, J.P. Morgan calculated the present value of the unlevered after-tax free cash flows that Harris Teeter is expected to generate during fiscal years 2013 through 2022 based upon (1) Harris Teeter forecasts (see “The Merger Proposal (Proposal 1) — Certain Financial Projections” beginning on page 44), and (2) forecasts extrapolated by J.P. Morgan from Harris Teeter forecasts for fiscal years 2018 through 2022, which management subsequently reviewed and approved for J.P. Morgan’s use. J.P. Morgan also calculated a range of terminal values for Harris Teeter at the end of the ten-year period ending 2022 by applying a perpetual growth rate ranging from 1.0% to 2.0% to the unlevered after-tax free cash flows of Harris Teeter during the final year of the ten-year period. The unlevered after-tax free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 7.5% to 9.5%, which were chosen by J.P. Morgan based upon an analysis of the estimated weighted average cost of capital of Harris Teeter, which included, among other things, an analysis of the selected companies under the “Public Trading Multiples” described above. The discounted cash flow analysis resulted in the following range of implied per share equity values for Harris Teeter on a standalone basis (without transaction synergies), rounded to the nearest $0.25:

DCF Implied Per Share Equity Values for Harris Teeter

Low	High
$32.50	$46.00

The range of implied per share equity value for Harris Teeter was compared to (1) the Unaffected Price, (2) the Adjusted Unaffected Price and (3) the merger consideration of $49.38 per share.

Historical Trading Range

For reference purposes only and not as a component of its fairness analysis, J.P. Morgan presented to the Harris Teeter Board (1) the 52-week trading range of Harris Teeter common stock ending January 18, 2013, which was $35.72 per share to $44.40 per share and (2) the trading range of Harris Teeter common stock from January 18, 2013, which was the day on which Mergermarket reported after market close that Harris Teeter was conducting a strategic review, causing the price of Harris Teeter common stock to rise 6.4% the following day, to July 5, 2013, which was the next to last trading day prior to the announcement of the merger, which was $36.16 per share to $48.96 per share, and compared that to (a) the Unaffected Price, (b) the Adjusted Unaffected Price and (c) the merger consideration of $49.38 per share.

Analyst Price Targets

For reference purposes only and not as a component of its fairness analysis, J.P. Morgan also reviewed with the Harris Teeter Board certain 12-month price targets of three public analysts for Harris Teeter and noted that the range of such price targets was $44.00 to $48.00, and compared that to (1) the Unaffected Price, (2) the Adjusted Unaffected Price and (3) the merger consideration of $49.38 per share.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Harris Teeter, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Harris Teeter. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Harris Teeter and the transactions compared to the merger.

The opinion of J.P. Morgan was one of the many factors taken into consideration by the Harris Teeter Board in making their determination to approve the merger. The analyses of J.P. Morgan as summarized above should not be viewed as determinative of the opinion of the Harris Teeter Board with respect to the value of Harris Teeter, or of whether the Harris Teeter Board would have been willing to agree to different or other forms of consideration.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its familiarity with Harris Teeter to advise Harris Teeter in connection with the transactions contemplated by the merger agreement and to deliver a fairness opinion to the Harris Teeter Board with respect to the merger.

For services rendered in connection with the transactions contemplated by the merger agreement (including the delivery of its opinion), Harris Teeter has agreed to pay J.P. Morgan a fee for its services based on a percentage formula of the total transaction value which will be determined upon consummation of the transactions contemplated by the merger agreement, but which is expected to be approximately $20 million. In the event that the merger is not consummated and Harris Teeter receives any payment pursuant to the termination, abandonment or failure to occur of the proposed merger, Harris Teeter will pay J.P. Morgan a fee equal to 25% of any such payment, but in no event will the payment to J.P. Morgan exceed the fee that would have been paid if the transaction had been consummated. In addition, Harris Teeter has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

During the two years preceding the date of the delivery of its opinion, neither J.P. Morgan nor any of its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Harris Teeter or Kroger. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Harris Teeter or Kroger for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Certain Financial Projections

We do not as a matter of course make public projections as to future performance, earnings or other results. However, we provided certain nonpublic financial information to J. P. Morgan in its capacity as our financial advisor, including projections by management of Harris Teeter’s standalone financial performance for fiscal years 2013 through 2017. These financial projections included forecasts of revenue, gross profit, EBITDA and EBIT. These financial projections were used by J.P. Morgan in performing the discounted cash flow analysis described in the section titled “ — Opinion of J.P. Morgan” on page 38. These financial projections were also provided to Kroger. A summary of these financial projections is set forth below.

The financial projections included in this proxy statement have been prepared by, and are the responsibility of, Harris Teeter’s management. The financial projections summarized in this section were prepared solely for internal use by us and not with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements, or accounting principles generally accepted in the U.S. (“GAAP”). The financial projections are forward-looking statements.

Our management believes the forecasts were prepared in good faith and on a reasonable basis based on the best information available to our management at the time of their preparation. The financial projections, however, are not actual results and should not be relied upon as being indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on this information. KPMG LLP, our independent registered public accounting firm, has not examined, compiled or performed any procedures with respect to these financial projections and does not express an opinion or any other form of assurance with respect thereto. The summary of these financial projections is not being included in this proxy statement to influence a Harris Teeter shareholder’s decision whether to vote in favor of the proposal to approve the merger proposal, but because portions of the financial projections were provided to Kroger in connection with Kroger’s due diligence of Harris Teeter, and represent an assessment by our management of the future cash flows that were used in J.P. Morgan’s financial analysis and on which the Harris Teeter Board relied in making its recommendation to Harris Teeter’s shareholders.

Because these financial projections were developed for Harris Teeter on a standalone basis without giving effect to the merger, the financial projections do not give effect to the merger or any changes to our operations or strategy that may be implemented after the consummation of the merger, including any potential cost synergies realized as a result of the merger, or to any costs related to or that may arise in connection with the merger.

The financial projections reflect various estimates and assumptions made by Harris Teeter, all of which are difficult to predict and many of which are beyond Harris Teeter’s control, including among others, the following assumptions:

•	Store count of 220, 228, 236, 245 and 255 for fiscal years 2013, 2014, 2015, 2016 and 2017, respectively;

•	Comparable store sales growth of 2.6% for fiscal 2013 and 3% thereafter;

•	Gross margins to improve by 15 basis points from fiscal 2013 to fiscal 2014 and thereafter remain relatively flat;

•	Increased sales, general and administrative (“SG&A”) expenses leverage such that SG&A expenses, including fixed costs, will increase more slowly than the increase in revenue; and

•	Capital expenditure plus purchases of other investments (primarily land for future development) was offset by proceeds from the sale of property, plant and equipment and other investments and ranged from $171 million to $208 million per year between fiscal 2014 and 2017.

The inclusion of the financial projections in this proxy statement should not be regarded as an indication that we or any of our affiliates, advisors, representatives or Kroger or any other recipient of this information considered or consider the financial projections to be predictive of actual future events, and the financial projections should not be relied upon as such. Neither we nor any of our affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these financial projections. While the financial projections were prepared in good faith and Harris Teeter’s management believes the assumptions on which the financial forecasts were based were reasonable when made, no assurance can be made regarding future events. Because the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. While presented with numeric specificity, the assumptions upon which the financial projections were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions, which are difficult to predict accurately and many of which are beyond our control. Important factors that may affect actual results include, but are not limited to, the items described in the section titled “Cautionary Statements Regarding Forward-Looking Statements.”

None of Harris Teeter or any of its affiliates, advisors or representatives undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date such financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial projections are shown to be in error. We do not intend to make publicly available any update or other revision to the financial projections, except as required by law. None of Harris Teeter or any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of Harris Teeter compared to the information contained in the financial projections or that forecasted results will be achieved. Harris Teeter made no representation to Kroger, in the merger agreement or otherwise, concerning the financial projections.

The inclusion of the financial projections in this proxy statement should not be regarded as an indication that Harris Teeter, Kroger or J.P. Morgan or anyone who received the financial projections then considered, or now considers, the financial projections to be material information of Harris Teeter or a reliable prediction of future events, and the financial projections should not be relied upon as such. Harris Teeter views the financial projections as nonmaterial because of the inherent risks and uncertainties associated with such long-range financial forecasts. Harris Teeter shareholders are cautioned not to place undue reliance on the financial projections included in this proxy statement.

Financial Projections

($ in millions)
	Projected Fiscal Year(1)
	2013E	2014E	2015E	2016E	2017E
Total Revenue	$4,713	$5,166	$5,513	$5,838	$6,281
Gross Profit	$1,414	$1,557	$1,663	$1,762	$1,898
EBITDA(2)(3)	$349	$412	$441	$466	$509
EBIT(3)(4)	$198	$240	$264	$285	$317

(1)	Harris Teeter’s fiscal year consists of 52 or 53 weeks and ends on the Tuesday nearest to September 30.

(2)	EBITDA represents earnings before interest, taxes, depreciation and amortization.

(3)	EBITDA and EBIT are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP.

(4)	EBIT represents earnings before interest and taxes.

HARRIS TEETER DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE NO LONGER APPROPRIATE.

Interests of Harris Teeter Directors and Executive Officers in the Merger

In considering the recommendation of the Harris Teeter Board that you vote to approve the merger proposal, you should be aware that, aside from their interests as Harris Teeter shareholders, Harris Teeter’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Harris Teeter shareholders generally.

With regard to our directors serving on the Harris Teeter Board (other than Mr. Dickson, whose interests are as an executive officer), areas where their interests may differ from those of other Harris Teeter shareholders relate to the impact of the transaction on the directors’ outstanding equity awards, deferred fee arrangements and the provision of indemnification and insurance arrangements pursuant to the merger agreement and Harris Teeter’s articles of incorporation and bylaws, which reflect the fact that such directors may be subject to claims arising from their service on the Harris Teeter Board.

Our executive officers, Thomas W. Dickson, Frederick J. Morganthall, II, John B. Woodlief and Rodney C. Antolock, may have interests that differ from or are in addition to those of our shareholders due to their potential receipt of the following payments and benefits that may be triggered by or otherwise relate to the merger:

•	cash payment of incentive bonuses at the effective time of the merger;

•	accelerated vesting of the restricted shares and performance shares held by the executive officers;

•	possible cash payments and other perquisites under the change-in-control and severance agreements between each executive officer and Harris Teeter;

•	payment of previously accrued benefits under a supplemental pension plan;

•	contingent equity awards shortly after the closing of the merger; and

•	the right to continued indemnification and insurance coverage pursuant to the merger agreement.

These interests are described in more detail below, and certain of them are quantified in the tables below in accordance with applicable SEC rules.

Incentive Bonus Payments

On July 8, 2013, in order to provide an incentive for the executive officers to successfully close the merger, the Compensation Committee of the Harris Teeter Board and the Harris Teeter Board approved potential incentive bonuses (the “incentive bonus”) for Harris Teeter’s executive officers under the Executive Officer Incentive Bonus Plan. The incentive bonus will be paid to the executive officers of Harris Teeter on the closing date of the merger.

The incentive bonuses will be paid in a single lump sum cash payment on the date of the closing of the merger, contingent on the executive officer remaining continuously employed with Harris Teeter, or any affiliate or subsidiary, through the effective time of the merger. Each executive officer’s incentive bonus as set forth in the merger agreement equals 35% of his respective fiscal 2013 base salary and is shown below:

Incentive Bonuses for Executive Officers

Executive Officer	Incentive Bonus ($)
Thomas W. Dickson	262,500
Frederick J. Morganthall, II	188,125
John B. Woodlief	175,000
Rodney C. Antolock	156,625
Total	782,250

Treatment of Executive Officer and Director Common Stock

As is the case for every holder of Harris Teeter common stock, Harris Teeter’s directors and executive officers will receive $49.38 in cash, without interest and less any applicable withholding taxes, for each share of Harris Teeter common stock that they own at the effective time of the merger. For information regarding beneficial ownership of Harris Teeter common stock by each of Harris Teeter’s current directors and executive officers and all directors and executive officers as a group, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 73.

Treatment of Executive Officer and Director Equity and Equity-Based Awards

As described under “The Merger Agreement — Treatment of Harris Teeter Equity Awards” beginning on page 58, each option to purchase shares of Harris Teeter common stock, each outstanding share of Harris Teeter’s common stock subject to time-based, performance or other vesting or lapse restrictions and all stock units held by nonemployee directors will be treated as set forth below.

Treatment of Stock Options

The merger agreement provides that at the effective time of the merger, each option to purchase shares of Harris Teeter common stock, whether vested or unvested, that is outstanding and unexercised as of the effective time will be canceled and the holder thereof will be entitled to receive an amount in cash, without interest and less any applicable withholding taxes, equal to (i) the number of shares subject to such option, multiplied by (ii) the excess, if any, of $49.38 over the exercise price of the option. Payments with respect to options to purchase shares of Harris Teeter common stock canceled under the merger agreement will be made as soon as reasonably practicable following the effective time. None of our executive officers currently holds any outstanding stock options. The number of outstanding stock options, as of August 19, 2013, held by our directors is shown in the table below:

Outstanding Stock Options Held by Directors

Director	Stock Options
John R. Belk	—
John P. Derham Cato	—
James E. S. Hynes	—
Anna Spangler Nelson	—
Mark S. Ordan	10,000
Bailey W. Patrick	—
Robert H. Spilman, Jr.	2,000
Harold C. Stowe	—
Isaiah Tidwell	—
William C. Warden, Jr.	10,000
Total	22,000

Treatment of Restricted Stock and Performance Shares

The merger agreement provides that immediately before the effective time each outstanding share of Harris Teeter common stock subject to time-based vesting conditions (“restricted stock”) under any stock or incentive plan of Harris Teeter will fully vest such that each holder of shares of restricted stock will become 100% vested in all such shares and will receive the merger consideration of $49.38 for each share of previously restricted stock.

Harris Teeter has previously granted to certain of its employees performance shares (“performance shares”), which generally entitle each recipient to receive shares of restricted stock upon the achievement of certain performance objectives. The merger agreement provides that immediately before the effective time, the performance criteria for each performance share will be deemed to have been satisfied in full. Thus, each performance share will settle by issuance of a share of restricted stock, and the holder of such restricted stock will immediately become 100% vested and entitled to the merger consideration as described in the paragraph above.

Our directors do not hold any shares of restricted stock or performance shares. Each of our executive officers, as of August 19, 2013, holds shares of restricted stock and performance shares, as shown in the table below:

Restricted Stock and Performance Shares Held by Executive Officers

Executive Officer	Shares of Restricted Stock	Performance Shares
Thomas W. Dickson	96,440	22,500
Frederick J. Morganthall, II	50,751	12,500
John B. Woodlief	39,408	7,500
Rodney C. Antolock	30,800	8,750
Total	217,399	51,250

Treatment of Stock Units under the Director Deferral Plan

Nonemployee directors of Harris Teeter may generally defer the payment of their annual fees and/or board and committee meeting fees under the Harris Teeter Supermarkets, Inc. Director Deferral Plan (the “Deferral Plan”). The fees deferred by a director are converted into stock units and credited to the director’s account as of the date such fees would otherwise have been paid to the directors. Harris Teeter uses a nonqualified trust to purchase and hold a number of shares of Harris Teeter common stock that approximates its obligation under the Deferral Plan. At the effective time of the merger, each of our current directors will have terminated service as a member of the Harris Teeter Board. Accordingly, at that time, all shares of Harris Teeter common stock held by the trust will be canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes. Each director will receive an amount in cash equal to the number of stock units in his or her account multiplied by $49.38. Such amount will be paid to the director on the 90th day following the effective date of the merger. The number of stock units held in each director’s account as of August 19, 2013 is shown below:

Deferred Stock Units Credited to Directors

Director	Stock Units
John R. Belk	23,591
John P. Derham Cato	19,724
James E. S. Hynes	10,208
Anna Spangler Nelson	28,612
Mark S. Ordan	958
Bailey W. Patrick	19,737
Robert H. Spilman, Jr.	14,388
Harold C. Stowe	25,741
Isaiah Tidwell	19,019
William C. Warden, Jr.	7,162
Total	169,140

Change-in-Control and Severance Agreements

Harris Teeter previously entered into Change-in-Control and Severance Agreements with the executive officers (as amended, the “Change-in-Control and Severance Agreements”). In general, the Change-in-Control and Severance Agreements provide that an executive officer is entitled to severance payments and benefits upon certain qualifying terminations of employment. The amount of the payments and benefits depends upon whether such termination occurs during the 24-month period following a change in control (the “CIC Protection Period”) or before or after such CIC Protection Period. For purposes of the Change-in-Control and Severance Agreements, the merger will constitute a change in control.

Our executive officers are entitled to receive the following payments and benefits immediately upon incurring a qualifying termination or resignation within the CIC Protection Period:

•	For Messrs. Dickson and Woodlief, (i) if terminated by Harris Teeter other than for cause (as defined below), death or disability, or by the executive officer for good reason (as defined below), a single lump sum payment in an amount equal to 2.99 times the sum of his annual base salary plus the greater of (a) his CIC accrued bonus (as defined below) or (b) his CIC average prior bonus payments (as defined below), and (ii) if terminated by Harris Teeter other than for cause, or by the executive officer for good reason the prorated portion of his CIC prorated bonus (as defined below). This prorated portion of his CIC prorated bonus payment shall be in addition to any prorated bonus to which such executive officer may be entitled, during the period following a change in control transaction through the termination of his employment.

•	For Mr. Morganthall, (i) if terminated by Harris Teeter other than for cause, death, or disability, or by Mr. Morganthall for good reason, a single lump sum payment in an amount equal to 2.50 times the sum of his annual base salary plus the greater of (a) his CIC accrued bonus or (b) his CIC average prior bonus payments and (ii) if terminated by Harris Teeter other than for cause, or by Mr. Morganthall for good reason, a prorated portion of his CIC prorated bonus. This prorated portion of his CIC prorated bonus payment shall be in addition to any prorated bonus to which Mr. Morganthall may be entitled, during the period following a change in control transaction through the termination of his employment.

•	For Mr. Antolock, (i) if terminated by Harris Teeter other than for cause, death, or disability, or by Mr. Antolock for good reason, a single lump sum payment in an amount equal to 2.00 times the sum of his annual base salary plus the greater of (a) his CIC accrued bonus or (b) his CIC average prior bonus payments and (ii) if terminated by Harris Teeter other than for cause, or by Mr. Antolock for good reason, a prorated portion of his CIC prorated bonus. This prorated portion of his CIC prorated bonus payment shall be in addition to any prorated bonus to which Mr. Antolock may be entitled, during the period following a change in control transaction through the termination of his employment.

“Cause” means (a) fraud; (b) embezzlement; (c) conviction or other final adjudication of guilt of the executive officer for any felony; (d) a material breach of, or the willful failure to perform and discharge such executive officer’s duties, responsibilities and obligations under their Change-in-Control and Severance Agreement; (e) any act of moral turpitude or willful misconduct intended to result in personal enrichment of the executive officer at the expense of Harris Teeter, or any of its affiliates or which has a material adverse impact on the business or reputation of Harris Teeter or any of its affiliates; (f) intentional material damage to the property or business of Harris Teeter; or (g) gross negligence. The determination of “cause” under clauses (d), (e), (f) and (g) in the preceding sentence shall be made by the Harris Teeter Board in its reasonable judgment.

“Good reason” means (a) a material diminution of responsibilities, or working conditions, or duties, or including in the case of Messrs. Dickson and Woodlief, ceasing to be the Chief Executive Officer or Chief Financial Officer, respectively, of a publicly traded company; (b) a material diminution in base salary or potential incentive compensation; (c) a material negative change in the terms or status of the Change-in-Control and Severance Agreement; or (d) a forced relocation of the executive officer outside of a 30 mile radius of the intersection of Trade Street and Tryon Street in Charlotte, North Carolina.

The “CIC accrued bonus” means the greater of the amount determined under Harris Teeter’s annual bonus plan as of the most recent fiscal quarter ending on or before the executive officer’s termination or date of the change in control. The “CIC average prior bonus payments” equal the greater of the average of an executive officer’s total bonus payments for the prior three full fiscal years ending either on or before such executive officer’s termination or on or before the change in control transaction. The “CIC prorated bonus” equals a bonus payment calculated based on the actual annualized results for the portion of the fiscal year period to date as of the most recent fiscal quarter ending on or before the change in control transaction.

Each executive officer is entitled to certain continued employee benefits, including medical/dental, disability and life insurance coverage (including additional life insurance under the Executive Bonus Insurance Program (“EBIP”) and related tax gross-ups for certain of these benefits), for a period of time if such executive officer is terminated by Harris Teeter either before or after a change in control transaction other than for “cause”, death or disability, or by the executive officer for good reason. The following is a summary of the period of time that each executive officer is entitled to continue receiving the benefits under the Change-in-Control and Severance Agreements:

•	For Messrs. Dickson and Woodlief, (i) if terminated within 24 months following a change in control transaction, 36 months of continued benefits or (ii) if terminated prior to a change in control transaction or more than 24 months after a change in control transaction, 24 months of continued benefits.

•	For Mr. Morganthall, (i) if terminated within 24 months following a change in control transaction, 30 months of continued benefits or (ii) if terminated prior to a change in control transaction or more than 24 months after a change in control transaction, 18 months of continued benefits.

•	For Mr. Antolock, (i) if terminated within 24 months following a change in control transaction, 24 months of continued benefits or (ii) if terminated prior to a change in control transaction or more than 24 months after a change in control transaction, 12 months of continued benefits.

As noted above, Harris Teeter provides executive officers additional life insurance through the EBIP. The EBIP generally requires Harris Teeter to continue premium payments on behalf of participants until age 65 if their employment is terminated within two years following a change in control, but these provisions are coordinated with the Change-in-Control and Severance Agreements such that, in the case of a change in control, Harris Teeter is obligated to continue EBIP premium payments for a current executive officer until the later of the end of the continuation period provided under the EBIP or the Change-in-Control and Severance Agreements.

An executive officer may elect to waive these benefits and, in lieu thereof, receive a single lump sum payment, equal to Harris Teeter’s costs in providing such benefits, including any related tax gross-up, if applicable.

An executive officer may be entitled to receive an additional payment or “gross up” to ensure that payments and benefits under the Change-in-Control and Severance Agreements are kept whole if the executive is subject to the 20% excise tax imposed under Section 4999 of the Internal Revenue Code (the “Section 4999 excise tax”). In general, the Section 4999 excise tax applies to an executive if certain change-in-control-related payments made to the executive exceed a threshold imposed under Section 280G of the Code (the “280G threshold”). The following is a summary of the tax reimbursements that each executive officer may be entitled to receive if it is determined that any payment or benefit will be subject to the Section 4999 excise tax:

•	For Messrs. Dickson and Woodlief, there is an unconditional gross-up to cover any Section 4999 excise taxes, but not ordinary tax obligations.

•	For Messrs. Morganthall and Antolock, there is a conditional gross-up to cover any Section 4999 excise taxes, but not ordinary tax obligations. The change in control payments and benefit for Messrs. Morganthall and Antolock are capped at the 280G threshold (which is generally 2.99 times their five-year average aggregate compensation) if the threshold is exceeded by 10% or less.

Supplemental Executive Retirement Plan

Harris Teeter maintains a nonqualified supplemental pension plan (the “SERP”). The executive officers participate in the SERP, and at the effective time of the merger, each executive officer will become 100% vested in his SERP benefit provided he is employed by Harris Teeter or any affiliate at the effective time of the merger. At the effective time of the merger, the vested SERP benefits are eligible for payment prior to normal retirement without being subject to any early payment reduction.

If the executive officer’s employment with Harris Teeter and its affiliates is terminated, other than for cause, death or disability, or by the executive officer for good reason, the executive officer will be entitled to an enhanced SERP benefit because the merger will constitute a change in control under the SERP. In general, retirement benefits under the SERP are equal to between 55% and 60% of the participant’s final average earnings times the participant’s accrual fraction (which generally is the quotient of the participant’s credited service divided by 20) and reduced by the participant’s (1) assumed pension plan retirement benefit, (2) assumed social security benefit and (3) assumed profit sharing plan retirement benefit, if any.

If the executive officer is terminated by Harris Teeter or any of its affiliates other than for cause, death or disability, or by the executive officer for good reason, within 24 months following a change in control transaction, his benefit percentage will be increased by a percentage equal to the change in control benefit multiple described in his Change-in-Control and Severance Agreement. Upon such termination, the executive officer’s accrual fraction will also be increased as a result of being credited with additional years of credited service equal to the change in control benefit multiple described in his Change-in-Control and Severance Agreement. The change in control multiple for each of the executive officers is 2.99 for Messrs. Dickson and Woodlief, 2.5 for Mr. Morganthall and 2.0 for Mr. Antolock. Mr. Morganthall’s SERP benefit will not be adjusted because he has already maximized his benefit under the plan’s current formula.

SERP benefits are generally paid in an annuity for the remainder of the executive officer’s life following his termination of employment, with a reduced survivor benefit payable to his spouse, if applicable. It is not contemplated that the merger will accelerate any payments under the SERP.

Flexible Deferral Plan

Each of the executive officers is eligible to participate, and directors were eligible to participate until the 2011 calendar year, in an excess benefit nonqualified retirement plan called the Harris Teeter Supermarkets, Inc. Flexible Deferral Plan (the “Flexible Deferral Plan”), which permits participants to defer compensation. The executive officers are eligible to receive a company matching contributions and other contributions. Currently, each of our executive officers participates in the Flexible Deferral Plan and Mr. Tidwell continues to maintain an account under the plan. These matching contributions are generally subject to the same vesting requirements as found in the Harris Teeter Supermarkets, Inc. Retirement and Savings Plan, which vest upon attainment of three years of service.

Because the merger constitutes a change in control under the Flexible Deferral Plan, the executive officers become vested in any unvested amounts in their accounts as of the effective time of the merger; however, all of the executive officers vested in these contributions prior to the merger. The executive officers and directors will be entitled to receive distributions of their vested accounts in accordance with the terms of the Flexible Deferral Plan. In accordance with the Flexible Deferral Plan, if an executive officer or director has a separation from service, he or she will be entitled to a distribution. In general, distributions are made in the form of a single cash lump sum payment, unless the executive officer or director elected to receive installment or partial lump sum payments. It is not contemplated that the merger will accelerate any payments under the Flexible Deferral Plan.

Director Deferred Compensation Plan

Nonemployee directors of Harris Teeter were eligible to defer the payment of their fees under the Deferred Compensation Plan for Directors of Harris Teeter Supermarkets, Inc. (the “Director Deferred Compensation Plan”) until the plan became frozen as to new deferrals and new participants. This plan is a separate deferral arrangement from the Deferral Plan. Only one current director is a participant in this plan. In general, upon retirement, a participant is entitled to receive an annuitized retirement benefit. The annuitized benefit that a director is eligible to receive depends on a number of factors, including the amount of the deferral and the length of the time between the time of the deferral and the annuity starting date.

Upon termination of service as a director, a participating director is entitled to any retirement benefit under the Director Deferred Compensation Plan. He or she may receive an annuity at deferred retirement or normal or early retirement age. Alternatively, he or she may request payment of his or her benefit in a lump sum or installment form in an amount equal to his or her gross deferrals plus interest, compounded at 9% annually each year until the date of his or her termination.

Contingent Equity Awards

Pursuant to the merger agreement, the Compensation Committee of the Harris Teeter Board will determine, according to its customary procedures, whether to designate employees (including our executive officers) for a contingent grant of time-vesting awards and performance-vesting equity awards. These contingent awards represent restricted stock and performance share awards that would have been granted to Harris Teeter employees, including the executive officers, for the 2014 fiscal year, absent the merger and the merger agreement’s general prohibition on new awards to employees other than to newly-hired employees. The total number of these contingent awards may not exceed 245,000 shares of Harris Teeter’s common stock in the aggregate and must be distributed among the different levels of Harris Teeter employees in approximately the same proportions as during the last three fiscal years.

Shortly after the effective time of the merger, Kroger will grant a corresponding number of shares of restricted Kroger stock to Harris Teeter employees designated for the contingent awards, which will be adjusted to reflect the stock prices of Harris Teeter and Kroger. These restricted stock awards will vest based on the recipient’s continued service, over a period commensurate with similarly-situated Kroger employees. However, the service-based vesting conditions may not be less favorable than equal annual installment vesting beginning on the first anniversary of the grant date over a maximum period of five years. The restricted stock awards will also be subject to the same terms and conditions as applicable to other Kroger restricted stock awards.

Indemnification and Insurance

After the effective time of the merger, Harris Teeter will indemnify our and our subsidiaries’ present and former directors and officers for any claims arising out of the fact that such individuals served in such capacities or the merger agreement at or before the effective time of the merger, to the fullest extent permitted by law. In addition, following the effective time of the merger, the surviving corporation will maintain in effect provisions providing rights to indemnification, exculpation from liability and advancement of expenses to such individuals in the surviving corporation’s organizational documents and not amend or repeal such terms in any manner that would adversely affect the rights of the individuals covered by such provisions.

For six years following the effective time of the merger, Kroger will cause the present directors and executive officers be covered under Harris Teeter’s existing directors’ and officers’ liability insurance policies, or other coverage that is no less favorable, covering any claims arising with respect to acts or omissions occurring before the effective time of the merger. The merger agreement also provides that, at or prior to the effective time, we may purchase a directors’ and officers’ liability “tail” insurance policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by us, in an amount not to exceed 300% of the annual premiums of the current policies maintained by us. If purchased, Kroger must cause Harris Teeter to maintain and honor such policy for its full term.

No Employment Agreements with Executive Officers or Directors

As of the date of this proxy statement, other than the arrangements previously discussed, none of our executive officers or directors has entered into any agreement, arrangement or understanding with Harris Teeter or its subsidiaries or with Kroger or their respective affiliates specifically regarding employment with, or the right to participate in the equity of, Harris Teeter or Kroger on a going-forward basis following the completion of the merger, and no member of the Harris Teeter Board has entered into any agreement, arrangement or understanding with Kroger or its affiliates regarding the right to participate in the equity of Kroger following the completion of the merger. However, Kroger has publicly stated that it expects Harris Teeter to be operated as a subsidiary of Kroger following the merger and to continue to be led by key members of Harris Teeter’s senior management team. None of the Harris Teeter Board members will remain on the Harris Teeter Board or become members of the Kroger Board of Directors.

Quantification of Payments and Benefits to Executive Officers

Messrs. Dickson, Morganthall, Woodlief and Antolock, the named executive officers of Harris Teeter, are entitled to receive certain compensation from Harris Teeter as a result of the merger, consisting of incentive bonuses paid as an incentive to successfully close the merger and accelerated vesting of restricted stock and performance shares. The named executive officers may also be entitled to additional compensation due to termination of employment under certain circumstances in connection with the merger consisting of cash severance, continuation of benefits, nonqualified deferred compensation enhancements and tax reimbursements. These two types of compensation are referred to as “potential merger-related payments.” The potential merger-related payments payable by Harris Teeter to Messrs. Dickson, Morganthall, Woodlief and Antolock are subject to a nonbinding, advisory vote of the Harris Teeter shareholders, as described under “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” on page 70.

The following table and related footnotes present information about the potential merger-related payments payable to Harris Teeter’s named executive officers in connection with the merger, after giving effect to the merger assuming it took place on December 31, 2013 and assuming all other conditions to the payments of such amounts were satisfied. Certain payments, such as the payment of cash in respect of restricted stock and performance shares subject to accelerated vesting, are payable at the effective time of the merger, while other payments, such as the severance payments and benefits, are only payable, as permitted under the rules of Internal Revenue Code Section 409A, upon the executive officer’s qualifying termination of employment in connection with the merger. This table does not include the value of benefits which the named executive officers already have a vested right to receive without regard to the occurrence of the merger:

Golden Parachute Compensation

Named Executive Officer	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ Benefits(4)	Tax Reimbursements(5)	Other	Total
Thomas W. Dickson	$5,686,054	$4,305,442	$1,315,000	$485,507	$4,438,102	—	$16,230,105
Frederick J. Morganthall, II	$3,151,606	$2,305,453	—	$229,717	$118,554	—	$5,805,330
John B. Woodlief	$3,445,973	$1,638,873	$1,830,000	$350,199	$3,171,393	—	$10,436,438
Rodney C. Antolock	$2,154,248	$1,444,365	$2,307,000	$466,700	$3,274,900	—	$9,647,213

(1)	Consists of:

(a)	an incentive bonus in the amount of $262,500 for Mr. Dickson, $188,125 for Mr. Morganthall, $175,000 for Mr. Woodlief and $156,625 for Mr. Antolock to be paid in a single lump sum cash payment on the date of the closing of the merger contingent on the executive officer remaining continuously employed with Harris Teeter, or any affiliate or subsidiary, through the effective time of the merger;

(b)	an estimated cash severance payment in the amount of $5,184,158 for Mr. Dickson, $2,820,508 for Mr. Morganthall, $3,137,975 for Mr. Woodlief and $1,878,590 for Mr. Antolock, which will be paid in a lump sum if the officer’s employment is terminated (other than for cause, death or disability), or he resigns for good reason, within 24 months after the date of the merger; and

(c)	an estimated prorated portion of his CIC prorated bonus (calculated as though the merger closes and the executive’s employment terminates on December 31, 2013) in the amount of $239,396 for Mr. Dickson, $142,973 for Mr. Morganthall, $132,998 for Mr. Woodlief and $119,033 for Mr. Antolock, which will be paid in a lump sum if the officer’s employment is terminated other than for cause, or he resigns for good reason, within 24 months after the date of the merger.

(2)	Consists of:

(a)	with respect to Mr. Dickson, a lump sum payment for 87,190 unvested shares of restricted stock valued at closing at $4,305,442 (based on the merger consideration price of $49.38 per share), as to which vesting will accelerate at closing. The total number of unvested shares of restricted stock assumes that all 22,500 currently-held unearned performance shares will be earned prior to December 31, 2013 and be converted into a corresponding number of shares of restricted stock;

(b)	with respect to Mr. Morganthall, a lump sum payment for 46,688 unvested shares of restricted stock valued at closing at $2,305,453 (based on the merger consideration price of $49.38 per share), as to which vesting will accelerate at closing. The total number of unvested shares of restricted stock assumes that all 12,500 currently-held unearned performance shares will be earned prior to December 31, 2013 and be converted into a corresponding number of shares of restricted stock;

(c)	with respect to Mr. Woodlief, a lump sum payment for 33,189 unvested shares of restricted stock valued at closing at $1,638,873 (based on the merger consideration price of $49.38 per share), as to which vesting will accelerate at closing. The total number of unvested shares of restricted stock assumes that all 7,500 currently-held unearned performance shares will be earned prior to December 31, 2013 and be converted into a corresponding number of shares of restricted stock; and

(d)	with respect to Mr. Antolock, a lump sum payment for 29,250 unvested shares of restricted stock valued at closing at $1,444,365 (based on the merger consideration price of $49.38 per share), as to which vesting will accelerate at closing. The total number of unvested shares of restricted stock assumes that all 8,750 currently-held unearned performance shares will be earned prior to December 31, 2013 and be converted into a corresponding number of shares of restricted stock.

This column does not include amounts attributable to the contingent equity awards Harris Teeter will designate for its 2014 fiscal year, because (a) the designating of the contingent equity awards will be made by the Compensation Committee of the Harris Teeter Board in accordance with customary procedures used for actual equity awards, which procedures will not be altered as result of the merger (except that the grants of the actual awards will not be made at the time of designation), (b) the granting of actual equity awards will not occur until after the closing of the merger and (c) none of the actual equity awards will vest as a result of the closing of the merger, but will instead vest over a period of years following the merger. See “Interests of Harris Teeter’s Directors and Executive Officers in the Merger — Treatment of Executive Officer and Director Equity Awards — Contingent Equity Awards” beginning on page 51).

(3)	This amount represents an estimated benefit enhancement Messrs. Dickson, Woodlief and Antolock would receive under the SERP upon their termination other than for cause, death or disability or due to their resignation for good reason within 24 months following the change in control of Harris Teeter. The SERP benefits are enhanced by adding each officer’s Change-in-Control and Severance Agreement multiple to both his benefit percentage and accrual fraction (in the form of additional years of service). Mr. Morganthall has already maximized his SERP benefit under the plan’s formula and, therefore, will not receive any enhancement. It is not contemplated that the merger will accelerate any payments under the SERP. SERP benefits are generally paid in an annuity for the remainder of the executive officer’s life following his termination of employment, with a reduced survivor benefit payable to his spouse, if applicable.

(4)	Consists of:

(a)	with respect to Messrs. Dickson and Woodlief, the estimated value of the following benefits: continuation for 36 months of the officer’s Harris Teeter-paid benefits under the medical, dental, disability and life insurance coverage currently provided to each executive officer, which benefits are payable if the officer’s employment is terminated (other than for cause, death or disability), or he resigns for good reason, assuming the effective date of the merger is December 31, 2013, their employment terminates on the date of the merger and they elect to receive the benefit in the form of a single lump sum payment. Pursuant to the Change-in-Control and Severance Agreements, the lump sum payment is equal to the cost of the waived benefits and any related tax gross-up;

(b)	with respect to Mr. Morganthall, the estimated value of the following benefits: continuation for 30 months of the officer’s Harris Teeter-paid benefits under the medical, dental, disability and life insurance coverage currently provided to each executive officer, which benefits are payable if the officer’s employment is terminated (other than for cause, death or disability), or he resigns for good reason, assuming the effective date of the merger is December 31, 2013, his employment terminates on the date of the merger and he elects to receive the benefit in the form of a single lump sum payment. Pursuant to the Change-in-Control and Severance Agreements, the lump sum payment is equal to the cost of the waived benefits and any related tax gross-up; and

(c)	with respect to Mr. Antolock, the estimated value of the following benefits: continuation for 24 months of the officer’s Harris Teeter-paid benefits under the medical, dental, disability and life insurance coverage currently provided to each executive officer, which benefits are payable if the officer’s employment is terminated (other than for cause, death or disability), or he resigns for good reason, assuming the effective date of the merger is December 31, 2013, his employment terminates on the date of the merger and he elects to receive the benefit in the form of a single lump sum payment. Pursuant to the Change-in-Control and Severance Agreements, the lump sum payment is to equal the cost of the waived benefits and any related tax gross-up.

(5)	Consists of:

(a)	the estimated change-in-control gross-up payment payable to the named executive officers pursuant to the Change-in-Control and Severance Agreements. The tax gross-up payments, like the payments under the Change-in-Control and Severance Agreements, are only triggered upon a termination (other than for cause, death or disability) or resignation for good reason. Messrs. Dickson and Woodlief are entitled to an unconditional tax gross-up to cover 280G excise taxes, which would be triggered based on the assumed payments. Based on the assumed amounts payable, Mr. Antolock would be entitled to a tax gross-up to cover 280G excise taxes because the assumed payment exceeds the 280G threshold by more than 10%; Mr. Morganthall’s assumed payments do not exceed the 280G threshold, so no gross-up would be applicable. The gross-up payments will be made in the form of a single lump sum, and the amount of each gross-up payment is estimated to be $4,152,791 for Mr. Dickson, $2,978,784 for Mr. Woodlief and $2,948,263 for Mr. Antolock; and

(b)	the estimated tax gross-up payment on the continuation benefits payable to the named executive officers pursuant to the Change-in-Control Severance Agreements if they each elect to receive their continuation benefits in the form of a single lump sum payment. The tax gross-up payments, like the continuation of benefits payments under the Change-in-Control and Severance Agreements, are only triggered upon a termination (other than for cause, death or disability) or resignation for good reason. These gross-up payments are assumed to be made in the form of a single lump sum and the amount of each gross-up payment is estimated to be $285,311 for Mr. Dickson, $118,554 for Mr. Morganthall, $192,609 for Mr. Woodlief and $326,637 for Mr. Antolock.

Financing of the Merger

There is no financing condition to the merger. Kroger intends to use cash on hand and the proceeds of debt financing to pay the merger consideration and merger-related costs.

Under the merger agreement, Harris Teeter must use reasonable efforts to cooperate with Kroger and Merger Sub in connection with obtaining financing, so long as such cooperation does not unreasonably interfere with Harris Teeter’s ongoing operations. See “The Merger Agreement — Financing” beginning on page 66.

Regulatory Clearances and Approvals Required for the Merger

The merger is subject to review under the HSR Act and cannot be completed until the applicable waiting period has expired or has been terminated. Harris Teeter and Kroger have initiated discussions relating to the merger with the FTC staff and thereafter will file the requisite premerger notification and report form under the HSR Act.

We have no reason to believe it will not be possible to obtain regulatory approvals in a timely manner or without the imposition of burdensome conditions. Kroger and Harris Teeter expect to close the transaction during the fourth quarter of 2013. There is no certainty, however, that these approvals will be obtained within the period of time contemplated by the merger agreement, that any such approvals would not be conditioned upon actions that would be materially adverse to us or Kroger, or that a regulatory challenge to the merger will not be made. If a challenge is made, we cannot predict the result. For example, at any time before or after completion of the merger, the Federal Trade Commission or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Harris Teeter or Kroger. Private parties may also bring actions under the antitrust laws under certain circumstances.

The approval of any regulatory application or completion of regulatory review merely implies the satisfaction of certain regulatory criteria, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by the Harris Teeter shareholders. Further, regulatory approvals or reviews do not constitute an endorsement or recommendation of the merger.

Under the merger agreement, we and Kroger are each required to use reasonable best efforts to (i) take all actions reasonably necessary to obtain all necessary waivers, consents, approvals or expirations or terminations of waiting periods as may be required by law or any governmental entity and (ii) facilitate the obtaining of any necessary final order from any governmental entity approving the merger and/or to remove any impediment to the consummation of the merger. We and Kroger are each required to use reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order by any governmental entity that would restrain, prevent or delay consummation of the merger. Kroger is also required to use its reasonable best efforts to avoid or eliminate any impediments under any antitrust laws, including by effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of assets of Kroger or Harris Teeter, or otherwise committing to take actions after the effective time that would limit Kroger’s freedom of action with respect to, or its ability to operate or retain, certain assets of Kroger or Harris Teeter, provided that Kroger will not be required to take any action that would result in a material reduction in the reasonably anticipated economic benefits to it contemplated by the merger agreement measured over a commercially reasonable period.

Kroger has agreed to pay us a termination fee of $200,000,000 if the merger agreement is terminated under certain circumstances in which there has been a failure to obtain required antitrust approvals or any decree, judgment, injunction or other order relating to antitrust laws preventing, prohibiting or delaying the consummation of the merger exists or is in effect, the Harris Teeter shareholders have adopted and approved the merger agreement, our representations and warranties are true and correct, we have performed all obligations required of us under the merger agreement and no Harris Teeter material adverse effect has occurred, as described in greater detail below under “The Merger Agreement — Termination Fees and Expenses” beginning on page 68.

Delisting and Deregistration of Harris Teeter Common Stock

If the merger is completed, the Harris Teeter common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Appraisal Rights

In accordance with Section 55-13-02 of the North Carolina Business Corporation Act, no appraisal rights will be available to the holders of Harris Teeter common stock in connection with the merger or the other transactions contemplated by the merger agreement.

Litigation Relating to the Merger

Several purported class action complaints relating to the merger have been filed in the General Court of Justice, Superior Court Division, Mecklenburg County, North Carolina on behalf of putative classes of Harris Teeter’s public shareholders (the “state cases”). The complaints name as defendants the members of the Harris Teeter Board, Harris Teeter, Kroger and Merger Sub. The state cases generally allege that members of the Harris Teeter Board breached their fiduciary duties to Harris Teeter’s shareholders with respect to the merger agreement and by omitting information material to shareholders from the preliminary proxy statement and that the other defendants aided and abetted that breach. Two of the cases also purport to assert derivative claims on behalf of Harris Teeter. The cases are: Priscilla Gerlach v. Thomas W. Dickson, et. al. (Case No. 13-CVS-12579), filed July 16, 2013; Westmoreland County Employees Retirement Fund v. John R. Belk, et. al. (Case No. 13-CVS-513852), filed August 1, 2013; and Tabitha Hamrick v. Harris Teeter Supermarkets, Inc. (Case No. 13-CVS-14264), filed August 12, 2013. A purported class action complaint relating to the merger has been filed in the United States District Court for the Western District of North Carolina naming as defendants Harris Teeter and the members of the Harris Teeter Board (the “federal case”). The federal case makes allegations similar to those in the state cases and in addition purports to assert claims for, among other things, violations of the federal securities laws and fraud related to the preliminary proxy statement. The case is Joel Krieger v. Harris Teeter Supermarkets, Inc. (Case No. 3:13-cv-453), filed August 9, 2013.

Each of the state cases and the federal case seek, among other things, injunctive relief preventing the consummation of the merger, damages and an award of plaintiff’s expenses and attorneys’ fees. The outcome of these lawsuits is uncertain. Harris Teeter and the Harris Teeter Board believe that the claims asserted in each suit are without merit and intend to defend themselves vigorously against the claims.

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the merger.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Harris Teeter. The representations and warranties in the merger agreement were made only for the purposes of the merger agreement as of the specific dates therein, and were solely for the benefit of the parties to the merger agreement. The representations and warranties contained in the merger agreement may be subject to limitations agreed upon by the parties to the merger agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the merger agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement may be subject to a standard of materiality provided for in the merger agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Harris Teeter or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Harris Teeter’s public disclosures. You should read the representations and warranties in the merger agreement and their description in this proxy statement in conjunction with the other information contained in the reports, statements and filings we publicly file with the SEC.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with the North Carolina Business Corporation Act, at the effective time, Merger Sub, a wholly owned subsidiary of Kroger created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into Harris Teeter and Harris Teeter will survive the merger as a wholly owned subsidiary of Kroger.

Closing and Effectiveness of the Merger

The closing of the merger will take place no later than two business days after the date on which the conditions to its completion have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing). The parties will file articles of merger with the North Carolina Secretary of State and the merger will become effective upon such filing (or at such later time as may be agreed to by the parties and specified in the articles of merger).

We expect to complete the merger during the fourth quarter of calendar year 2013. However, Harris Teeter cannot predict the actual date on which the merger will be completed, if at all, because completion is subject to conditions beyond Harris Teeter’s control. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required clearances and approvals and the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the merger. See the sections titled “The Merger Proposal (Proposal 1) — Regulatory Clearances and Approvals Required for the Merger” beginning on page 55 and “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 67.

Articles of Incorporation and Bylaws

The articles of incorporation and bylaws of the surviving corporation will be amended and restated in their entirety at the effective time in the form agreed to by Harris Teeter, Kroger and Merger Sub until thereafter amended in accordance with the provisions thereof and as provided by law.

Directors and Officers of the Surviving Corporation

The directors and officers of Merger Sub immediately before the effective time will be the initial directors and officers of the surviving corporation, respectively. The directors and officers will serve in accordance with the articles of incorporation and bylaws of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Merger Consideration

At the effective time, each outstanding share of Harris Teeter common stock (other than Harris Teeter common stock held by Kroger or Merger Sub) will be converted into the right to receive $49.38 in cash, without interest and less any applicable withholding taxes. After the merger is completed, current holders of Harris Teeter common stock will have only the right to receive the merger consideration, and will no longer have any rights as holders of Harris Teeter common stock, including voting or other rights, and Kroger will own 100% of Harris Teeter’s common stock. Shares of Harris Teeter common stock held by Kroger or Merger Sub will be canceled at the effective time.

Exchange Procedures

At or before the effective time, Kroger will deposit in trust to a paying agent an amount in cash sufficient to pay the merger consideration to each holder of Harris Teeter common stock. Within three business days after the effect time, Kroger will instruct the paying agent to mail a letter of transmittal and instructions to each holder of record of Harris Teeter common stock. The letter of transmittal and instructions will tell Harris Teeter shareholders how to surrender their common stock certificates or shares that may be represented by book entry in exchange for payment of the merger consideration.

You should not return your share certificates with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.

Registered shareholders will not receive the merger consideration until they surrender their book-entry shares or share certificates to the paying agent, together with a properly completed and signed letter of transmittal and any other documents as may be required by the letter of transmittal or accompanying instructions. The merger consideration will be provided only in accordance with the procedures set forth in the letter of transmittal.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Harris Teeter common stock.

Treatment of Harris Teeter Equity Awards

Stock Options. At the effective time, Harris Teeter will cause each outstanding option to purchase shares of Harris Teeter’s stock, whether vested or unvested, to represent the right to receive a payment in cash, without interest and less any applicable withholding taxes, equal to the product of the excess, if any, of the merger consideration of $49.38 over the exercise price of the option, multiplied by the number of shares subject to such option.

Restricted Shares and Performance Shares. At the effective time, each performance share and outstanding share of Harris Teeter common stock subject to time-based, performance or other vesting or lapse restrictions under any stock or incentive plan of Harris Teeter will fully vest such that each holder thereof will be entitled to 100% of the shares of Harris Teeter common stock underlying such awards and the holder thereof will receive the merger consideration of $49.38 for each such share.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger.

Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ organization, existence, good standing, qualification to do business and similar corporate matters;

•	our and our subsidiaries’ capitalization and capital structure;

•	our joint ventures;

•	our corporate power and authority to enter into and perform our obligations under the merger agreement and complete the merger, and the enforceability and due execution and delivery of the merger agreement;

•	the absence of conflicts with our organizational documents, applicable law or certain contracts as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

•	the absence of defaults or accelerations of obligations under certain contracts, or creation of liens on our assets, in each case, resulting from our entry into the merger agreement or the completion of the merger;

•	consents, approvals, filings and registrations required from governmental entities to enter into the merger agreement and complete the merger;

•	financial statements and SEC filings, internal reporting controls and the Sarbanes-Oxley Act of 2002, off-balance-sheet arrangements and undisclosed liabilities;

•	the absence since October 2, 2012 of any events that have had or would reasonably be expected to have a material adverse effect on Harris Teeter, or certain actions by Harris Teeter not taken in the ordinary course of business consistent with past practice;

•	the absence of proceedings, claims, actions or governmental or regulatory investigations or other proceedings pending or threatened against us and the absence of certain orders against us;

•	our and our subsidiaries’ compliance with applicable law;

•	our and our subsidiaries’ compliance with tax laws and other tax matters;

•	employment, labor and employee-benefit matters affecting us or our subsidiaries;

•	our and our subsidiaries’ material contracts;

•	owned and leased real estate;

•	intellectual property;

•	environmental matters;

•	our insurance policies;

•	the applicability of, and Harris Teeter’s compliance with, certain state takeover statutes;

•	the absence of any rights agreement, “poison pill” or similar agreements and plans;

•	brokers and financial advisors;

•	our receipt of an opinion from J.P. Morgan regarding the fairness, from a financial point of view, of the consideration to be received by holders of Harris Teeter common stock;

•	compliance with applicable anticorruption laws; and

•	compliance with applicable healthcare and privacy laws, including the Health Insurance Portability and Accountability Act of 1996.

Some of our representations and warranties are qualified as to materiality or by exceptions related to the absence of a Harris Teeter material adverse effect. Under the merger agreement, “Harris Teeter material adverse effect” with respect to Harris Teeter means any event, change, circumstance, occurrence, effect or state of facts that (i) is materially adverse to the business, assets, condition or results of operation of Harris Teeter and its subsidiaries, taken as a whole, or (ii) materially impairs or prevents or materially delays the ability of Harris Teeter to consummate the merger; provided, that none of the following events, changes, circumstances, occurrences, effects or states of fact will constitute a material adverse effect under clause (i):

•	those generally affecting the industry of Harris Teeter or the economy or financial or securities markets of the United States, including effects resulting from any regulatory or political conditions or developments in general (unless such events, changes, circumstances, occurrences, effects and states of fact have a disproportionate impact on Harris Teeter and its subsidiaries, taken as a whole);

•	any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism;

•	any changes or proposed changes in law or GAAP (unless such changes or proposed changes have a disproportionate impact on Harris Teeter and its subsidiaries, taken as a whole);

•	any change in the market price or trading volume of any securities of Harris Teeter, or any change of or failure to meet, in and of itself, any internal or public projections, forecasts, budgets or estimates of or relating to Harris Teeter or any of its subsidiaries for any period;

•	any hurricane, tropical storm, flood, forest fire, earthquake or any similar natural disaster;

•	the execution, announcement, performance and existence of the merger agreement;

•	any action taken or not taken by Harris Teeter at the written request of Kroger; and

•	any action taken by Kroger, Merger Sub or any of their affiliates.

Kroger and Merger Sub also make a number of representations and warranties to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	organization, existence, good standing, qualification to do business and similar corporate matters;

•	corporate power and authority to enter into and perform their obligations under the merger agreement and complete the merger, and the enforceability and due execution and delivery of the merger agreement;

•	the absence of conflicts with their respective organizational documents, applicable law or certain contracts as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

•	consents, approvals, filings and registrations required from governmental entities to enter into the merger agreement and complete the merger;

•	the absence of any approval needed by holders of Kroger’s outstanding securities;

•	the absence of proceedings, claims, actions or governmental or regulatory investigations or other proceedings pending or threatened against Kroger and the absence of certain orders against Kroger;

•	the accuracy of the information supplied by Kroger or any of its affiliates in connection with this proxy statement;

•	the purposes of the formation of Merger Sub and the absence of any business activities conducted by it;

•	the availability and sufficiency of funds to pay the merger consideration and merger-related costs;

•	the absence of any agreement, arrangement or understanding among Kroger, Merger Sub or any of their affiliates, on the one hand, and any holder of Harris Teeter securities or any officer, director or employee of Harris Teeter, on the other hand;

•	ownership by Kroger of Harris Teeter common stock or other securities of Harris Teeter;

•	brokers and financial advisors; and

•	access to information about Harris Teeter provided to Kroger and Merger Sub.

Some of Kroger’s and Merger Sub’s representations and warranties are qualified as to materiality or by exceptions related to the absence of a Kroger material adverse effect. Under the merger agreement, “Kroger material adverse effect” with respect to Kroger and Merger Sub means any change, effect, event, fact, development or occurrence that, individually or in the aggregate, is materially adverse with respect to, or would reasonably be expected to have a material adverse effect on, the ability of Kroger or Merger Sub to timely consummate the merger.

The representations and warranties of each of the parties to the merger agreement will expire upon the completion of the merger or the termination of the merger agreement.

Conduct of Business Pending the Merger

We have agreed to restrictions on the operation of our business until the earlier of the effective time or the termination of the merger agreement. In general, except as may be required by law, consented to in writing by Kroger, permitted by the merger agreement or as permitted by disclosure in our confidential disclosure schedules, we have agreed to conduct our business consistent with past practice and will use all commercially reasonable efforts to keep available the services of our key employees, maintain satisfactory relations with our lenders and material suppliers and other persons with whom we have material business relationships and maintain in effect material insurance policies. In addition, we have agreed that, subject to specified exceptions, neither we nor our subsidiaries will, without the prior written consent of Kroger:

•	authorize or pay any dividend or other distribution with respect to our outstanding capital stock, other than (i) regular quarterly cash dividends or distributions authorized by the Harris Teeter Board before the date of the merger agreement or in the ordinary course of business consistent with past practice, not exceeding $0.15 per share, or (ii) dividends and distributions paid by our subsidiaries to us or any of our other subsidiaries;

•	split, combine or reclassify any of our capital stock or issue any securities in respect of, in lieu of or in substitution for shares of our capital stock;

•	except as permitted by law, existing agreements or our existing benefit plans or as provided in our confidential disclosure schedules to the merger agreement, materially increase the compensation or other benefits payable or provided to our employees or directors, enter into any change-of-control or severance agreement with employees or other service providers, adopt any new or amended plan for the benefit of any current or former directors, officers or employees;

•	enter into or make any loans, advances or capital contributions to any other person or make any change in our existing borrowing, lending or investment arrangements;

•	change our material financial accounting policies or procedures or any methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP or applicable law;

•	amend our articles of incorporation or bylaws or permit any of our subsidiaries to amend their articles of incorporation, bylaws or similar organizational documents in a manner adverse to Kroger or Merger Sub or as would reasonably be expected to have a Harris Teeter material adverse effect;

•	issue, sell, pledge, dispose of or encumber any shares of our capital stock or other securities, take any action to cause any of our stock options currently unexercisable to become exercisable or make any changes in our capital structure, other than issuances of shares of Harris Teeter common stock upon the exercise of previously granted stock options or equity grants to newly hired employees;

•	purchase, redeem or otherwise acquire any shares of our stock or other securities, other than in connection with transactions among us and any of our subsidiaries or in satisfaction of withholding obligations in connection with the exercise of stock options or the vesting of restricted shares;

•	incur, assume, guarantee, prepay or become liable for any indebtedness for borrowed money, except for indebtedness among us and any of our subsidiaries, guarantees by us of indebtedness of any of our subsidiaries and indebtedness under our existing credit facilities;

•	sell, lease, license, transfer, exchange or encumber any portion of our tangible properties or assets having a value in excess of $5,000,000, individually or in the aggregate, except (i) under existing agreements in effect before the execution of the merger agreement, (ii) the sale of inventory in the ordinary course of business consistent with past practice, (iii) with respect to a small number of stores that we are permitted to divest or close and (iv) with respect to certain matters described in our confidential disclosure schedules;

•	enter into any new material contracts or change the terms of any current material contracts, other than renewals or replacements of existing material contracts that are on similar terms or in connection with the making of certain capital expenditures permitted under the merger agreement;

•	enter into any contract that materially restricts us or any of our subsidiaries from engaging or competing in any line of business or in any geographic area or any contract that would be breached by the merger, or require the consent of a third party to continue such contract as a result of the merger;

•	acquire by merger, consolidation or purchase of stock or assets any entity, store, business or assets that constitute a business or a division of any other company;

•	make any capital expenditure in excess of certain amounts set forth in our confidential disclosure schedules;

•	adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	enter into any new line of business outside of the businesses currently undertaken by us;

•	settle any material litigation, investigation, arbitration, proceeding or other claim involving us, any shareholder litigation or dispute against us or any of our officers or directors or any litigation, arbitration, proceeding or dispute relating to the merger;

•	make or change any material tax election or tax or accounting method, file any amended tax returns or enter into any agreement or settlement of tax claims, audits or assessments, except as may be required by law, where adequate reserves have been made or as would not reasonably be expected to materially increase any tax liability or materially decrease any tax asset; or

•	agree to take any of the foregoing actions.

Special Meeting and Proxy Statement

Harris Teeter has agreed to call a meeting of its shareholders to be held as soon as reasonably practicable after the mailing of this proxy statement for the purpose of obtaining the approval of the merger agreement by Harris Teeter’s shareholders and to use its reasonable best efforts to obtain such approval, including by recommending that the Harris Teeter shareholders vote in favor of the merger proposal. In connection with the special meeting, Harris Teeter has also agreed to prepare and file with the SEC a proxy statement as promptly as practicable after the execution of the merger agreement.

Restrictions on Solicitation of Acquisition Proposals

From the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, Harris Teeter is required to immediately cease any solicitations, discussions or negotiations that may be ongoing with respect to an acquisition proposal with any person. Harris Teeter is generally not permitted to:

•	initiate, solicit or knowingly encourage, facilitate or assist the making of a competing acquisition proposal;

•	engage in, continue or participate in any discussions or negotiations with any person regarding any competing acquisition proposal;

•	furnish to any person any nonpublic information or afford access to the business, properties, assets or personnel of Harris Teeter to facilitate the making of a competing acquisition proposal; or

•	enter into any acquisition agreement, merger agreement or other contract contemplating a competing acquisition proposal.

If, however, before the Harris Teeter shareholders approve the merger agreement, Harris Teeter receives from a third party a bona fide written acquisition proposal that the Harris Teeter Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a superior proposal or would reasonably be expected to result in a superior proposal, Harris Teeter may:

•	furnish to such third party access and nonpublic information with regard to Harris Teeter and its subsidiaries under a confidentiality agreement;

•	engage or participate in any discussions with such person; and

•	withhold, withdraw or change its recommendation to Harris Teeter’s shareholders regarding the transaction with Kroger following receipt of a superior proposal, subject to complying with certain notice and other specified conditions, including giving Kroger the opportunity to propose changes to the merger agreement in response to such superior proposal.

For purposes of the merger agreement, a “superior proposal” is a bona fide written acquisition proposal the terms of which the Harris Teeter Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into consideration all relevant factors, among other things, all of the terms and conditions of such acquisition proposal and the merger agreement (in each case taking into account any changes to the merger agreement or the transactions contemplated thereby (or any other proposals) made or proposed in writing by Kroger before the time of determination), including financing, regulatory approvals, break-up fee, expense reimbursement provisions, conditions to consummation and financing terms, (A) is reasonably likely to be consummated in accordance with its terms and (B) if consummated, would result in a transaction more favorable to the Harris Teeter shareholders from a financial point of view than the transactions contemplated by the merger agreement (after taking into account the expected timing and risk and likelihood of consummation and including taking into account any adjustment to the terms and conditions proposed by Kroger in response to such proposal).

For purposes of the merger agreement, an “acquisition proposal” is any bona fide proposal or offer relating to (A) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Harris Teeter (or any subsidiary or subsidiaries of Harris Teeter whose business constitutes 25% or more of the net revenues, net income or assets (based on fair market value) of Harris Teeter and its subsidiaries, taken as a whole), (B) the acquisition of 25% or more of the outstanding shares of any class of capital stock of Harris Teeter or 25% or more of the voting power represented by the outstanding voting securities of Harris Teeter, (C) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition of 25% or more of the total voting power of the capital stock of Harris Teeter or 25% or more of the voting power represented by the outstanding voting securities of Harris Teeter, (D) the acquisition in any manner, directly or indirectly, of 25% or more of the consolidated total assets (based on fair market value) of Harris Teeter and its subsidiaries (or to which 25% or more of Harris Teeter’s revenues or earnings on a consolidated basis are attributable) including, for this purpose, the outstanding assets and equity interests of the subsidiaries of Harris Teeter, (E) any transaction that would result in person obtaining the ability to elect a majority of the Harris Teeter Board or (F) any other transaction having a similar effect to those described in clauses (A) through (E), and in each case other than the transactions between Kroger, Merger Sub and Harris Teeter contemplated by the merger agreement.

In engaging in such permitted discussions or negotiations regarding an acquisition proposal, we must comply with the following procedures:

•	promptly orally (and in writing within 48 hours) notify Kroger that we have received a request for discussions or negotiations, for access to properties or books and records or for information relating to us, in each case in connection with an acquisition proposal;

•	promptly orally (and in writing within 48 hours) keep Kroger reasonably informed on a current basis of the status of any material developments, discussions or negotiations regarding any acquisition proposal or any change to the financial or material terms of any acquisition proposal;

•	unless such person is bound by a preexisting confidentiality agreement, enter into an acceptable confidentiality agreement (which is not materially less favorable in the aggregate to us than our confidentiality agreement with Kroger (except with regard to standstill provisions)); and

•	promptly orally (and in writing within 48 hours) make available to Kroger any nonpublic information that we provide to any person given such access that was not previously made available to Kroger.

Harris Teeter Board Recommendation

Under the terms of the merger agreement, subject to the exceptions described below, the Harris Teeter Board has agreed to recommend that the Harris Teeter shareholders vote in favor of the merger proposal and has agreed that it will not:

•	withhold, withdraw, qualify, change amend or modify in a manner adverse to Kroger the recommendation of the Harris Teeter Board with respect to the merger;

•	make any public statement in connection with such recommendation or in reference to an acquisition proposal that is inconsistent with such recommendation and adverse to Kroger;

•	fail to include such recommendation in the proxy statement;

•	adopt, approve, recommend or otherwise declare advisable any acquisition proposal or enter into any alternative acquisition agreement; or

•	fail to make or reaffirm the recommendation that the Harris Teeter shareholders vote in favor of the merger proposal within five business days of Kroger’s request to do so following Harris Teeter’s receipt of an acquisition proposal.

Any of the foregoing actions would constitute a change in the recommendation of the Harris Teeter Board that the Harris Teeter shareholders vote in favor of the merger proposal.

Notwithstanding the foregoing restrictions, at any time prior to the receipt of Harris Teeter shareholder approval of the merger proposal, the Harris Teeter Board may change its recommendation and terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal if:

•	the Harris Teeter Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary obligations;

•	Harris Teeter provides written notice to Kroger five business days in advance of taking such action, advising Kroger of its intention and including the basis for its change in recommendation or termination, the identity of the party making the superior proposal and the material terms of the superior proposal;

•	during the five-business-day period following such notice, Harris Teeter has negotiated with Kroger and Merger Sub in good faith to make any changes to the terms and conditions of the merger agreement; and

•	the Harris Teeter Board considers in good faith any changes to the merger agreement offered by Kroger and determines in good faith after consultation with Harris Teeter’s financial advisors and outside legal counsel, that the acquisition proposal received continues to be a superior proposal, even if the changes proposed by Kroger were given effect.

If Harris Teeter receives any material amendments or revisions to such acquisition proposal that the Harris Teeter Board determines is a superior proposal, Harris Teeter must deliver a new written notice to Kroger and comply with the requirements set forth in the bullet points above with respect to such new written notice.

Notwithstanding our nonsolicitation and related obligations in the merger agreement, we may make (i) any disclosure to our shareholders of positions required by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act or other applicable law or (ii) any “stop-look-and-listen” communication pursuant to Section 14d-9(f) under the Exchange Act. Any such disclosure that has the substantive effect of withholding, withdrawing, modifying or qualifying in a manner adverse to our recommendation that the Harris Teeter shareholders approve the merger shall be deemed a change in recommendation unless the Harris Teeter Board expressly publicly reaffirms the recommendation with three business days following a request by Kroger.

Efforts to Complete the Merger

Each of the parties is required to use its reasonable best efforts to (i) take all actions reasonably necessary to obtain all necessary waivers, consents, approvals or expirations or terminations of waiting periods as may be required by law or any governmental entity and (ii) facilitate the obtaining of any necessary final order from any governmental entity approving the merger and/or to remove any impediment to the consummation of the merger. Each of Kroger and Harris Teeter is required to use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order by any governmental entity that would restrain, prevent or delay consummation of the merger. Kroger is also required to use its reasonable best efforts to avoid or eliminate any impediments under any antitrust laws, including by effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of assets of Kroger or Harris Teeter, or otherwise committing to take actions after the effective time that would limit Kroger’s freedom of action with respect to, or its ability to operate or retain, certain assets of Kroger or Harris Teeter, provided that Kroger will not be required to take any action that would result in a material reduction in the reasonably anticipated economic benefits to it contemplated by the merger agreement measured over a commercially reasonable period.

Employee Benefits

Under the merger agreement, Kroger and Merger Sub have agreed that for a period of 18 months from the effective time, continuing employees will:

•	each receive no less than the same base salary or hourly wage rate provided to such employee immediately before the effective time;

•	each receive no less than the same annual or more frequent bonus or commission opportunity provided to such employee immediately before the effective time; and

•	receive other compensation and benefits (other than equity and equity-based awards) that are no less favorable for all continuing employees in the aggregate than those provided under the compensation and benefit plans, programs, policies, agreements and arrangements of Harris Teeter in effect immediately before the effective time.

Notwithstanding the foregoing, nothing will prevent the surviving corporation or any of its subsidiaries from terminating the employment of any continuing employee. Additional agreements by Kroger and Merger Sub with respect to employee benefits are described in more detail in the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides for certain indemnification and insurance rights in favor of our and our subsidiaries’ current and former directors and officers. Following the effective time, Kroger will cause the surviving corporation to indemnify our and our subsidiaries’ present and former directors and executive officers in connection with claims, liabilities or judgments arising out of the fact that such person is or was one of our or our subsidiaries’ officers or directors, and pertaining to any matter, act or omission existing or occurring at or before the effective time. In addition, following the effective time, the surviving corporation will maintain in effect provisions providing rights to indemnification, exculpation from liability and advancement of expenses to such individuals in the surviving corporation’s organizational documents and not amend or repeal such terms in any manner that would adversely affect the rights of the individuals covered by such provisions.

For six years following the effective time of the merger, Kroger will cause the present directors and executive officers be covered under Harris Teeter’s existing directors’ and officers’ liability insurance policies, or other coverage that is no less favorable, covering any claims arising with respect to acts or omissions occurring before the effective time of the merger. The merger agreement also provides that, at or prior to the effective time, we may purchase a directors’ and officers’ liability “tail” insurance policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by us, in an amount not to exceed 300% of the annual premiums of the current policies maintained by us. If purchased, Kroger must cause Harris Teeter to maintain and honor such policy for its full term.

The indemnification and insurance provisions of the merger agreement are intended to benefit, and are enforceable by, the indemnified persons and their respective heirs or legal representatives.

Financing

There is no financing condition to the merger, however, under the merger agreement, we have agreed to use reasonable efforts to cooperate with Kroger and Merger Sub, at the sole expense of Kroger and at the request of Kroger, to the extent necessary in connection with obtaining financing for the merger, so long as such cooperation does not unreasonably interfere with Harris Teeter’s ongoing operations. Such cooperation may include:

•	furnishing Kroger and Merger Sub financial or other information regarding Harris Teeter as may be reasonably requested by Kroger;

•	participating in a reasonable number of meetings, due diligence sessions, drafting sessions and sessions with ratings agencies;

•	assisting Kroger in the preparation of customary offering memoranda, bank information memoranda, authorization letters, confirmations and undertakings and presentations to ratings agencies and lenders;

•	providing and executing customary documents reasonably requested by Kroger;

•	using reasonable efforts to satisfy the conditions precedent in any documentation relating to financing in connection with the merger to the extent the satisfaction of such conditions requires our cooperation or is within our control;

•	using reasonable efforts to cooperate with any due diligence investigation of any financing sources, to the extent customary and reasonable and without interfering in our business; and

•	using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinion letters reasonably requested by Kroger and customary for such financings.

Under the merger agreement, our cooperation will not require us to pay any fees, enter into any definitive agreements or have any liability or obligation under any document related to the financing or incur any expenses (other than those for which we will be promptly reimbursed), nor will our officers or directors have to take any action in their capacity as officers or directors in connection with the financing. Kroger has also agreed to indemnify us for all costs incurred by us in connection with our cooperation and for any damages, losses, costs, liabilities or expenses suffered by us or our directors and officers in connection with the arrangement of Kroger’s financing.

Conditions to the Closing of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction of various conditions, which include the following:

•	the merger agreement is approved by Harris Teeter’s shareholders at the special meeting;

•	no order, injunction or decree issued by any court or agency of competent jurisdiction is in effect or statute, rule, regulation, order injunction or decree enacted, entered or enforced by any governmental entity that prohibits or makes illegal the consummation of the merger or any other transactions contemplated by the merger agreement; and

•	the applicable waiting period under the HSR Act has expired or been terminated and all other authorizations, consents, orders or approvals of or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, have been filed, obtained or occurred.

Kroger and Merger Sub will not be obligated to effect the merger unless the following conditions are satisfied or waived by Kroger and Merger Sub:

•	our representations and warranties are true and correct as of the closing date of the merger subject to the materiality standards set forth in the merger agreement;

•	we have performed in all material respects all of our obligations under the merger agreement at or prior to the closing of the merger;

•	Kroger has received a certificate executed by our chief executive officer or chief financial officer confirming that these conditions have been satisfied; and

•	since the date of the merger agreement, there has not been a Harris Teeter material adverse effect.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived by Harris Teeter:

•	the representations and warranties of Kroger and Merger Sub are true and correct as of the closing date of the merger subject to the materiality standards set forth in the merger agreement;

•	Kroger and Merger Sub have performed in all material respects with each of their obligations under the merger agreement at or prior to the closing of the merger; and

•	we have received a certificate executed by the chief executive officer or chief financial officer of Kroger confirming that these conditions have been satisfied.

Termination of the Merger Agreement

Harris Teeter and Kroger can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent;

•	if the merger has not occurred on or before March 31, 2014, subject to one automatic three-month extension and one subsequent three-month extension at the election of either Kroger or Harris Teeter, in the case of each such extension, if substantially all conditions to closing have been satisfied or are capable of being satisfied at closing other than the receipt of required regulatory approvals, including the expiration or termination of any applicable waiting period under the HSR Act, and the absence of any order, injunction or decree preventing the completion of the merger;

•	if a governmental authority has issued a final and nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, provided that the right to terminate the merger agreement under this circumstance will not be available to any party whose failure to perform its obligations under the merger agreement has been a principal cause of or resulted in such order; or

•	if approval of the merger proposal by the Harris Teeter shareholders has not been obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the approval of the merger proposal was taken.

Harris Teeter can terminate the merger agreement:

•	upon a breach or inaccuracy in any of Kroger’s or Merger Sub’s representations or warranties or the failure by Kroger or Merger Sub to perform any of its obligations under the merger agreement, which in any case would result in the failure of any condition to our obligation to close the merger to be satisfied and which breach, inaccuracy or failure is not capable of being cured before the earlier of (i) 20 days following receipt by Kroger of written notice of such breach, inaccuracy or failure to perform and (ii) March 31, 2014 (subject to certain extensions);

•	if Harris Teeter has received a superior proposal from a third party and the Harris Teeter Board has made a determination to accept such proposal; or

•	if the mutual conditions to the parties’ obligations to consummate the merger and the conditions to the obligations of Kroger and Merger Sub to consummate the merger are satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger), Harris Teeter has notified Kroger that it is ready and willing to close and Kroger has failed to consummate the merger within three business days of receiving such notice.

Kroger can terminate the merger agreement:

•	upon a breach or inaccuracy in any of Harris Teeter’s representations or warranties or Harris Teeter’s failure to perform any of its obligations under the merger agreement, which in any case would result in the failure of any condition to Kroger’s obligation to close the merger to be satisfied and which breach, inaccuracy or failure is not capable of being cured before the earlier of (i) 20 days following receipt by Harris Teeter of written notice of such breach, inaccuracy or failure to perform and (ii) March 31, 2014 (subject to certain extensions); or

•	if (i) the Harris Teeter Board has failed to recommend the merger to the Harris Teeter shareholders, has withdrawn, modified or qualified such recommendation in a manner adverse to Kroger or has taken public action, or made public comment, inconsistent with such recommendation or (ii) the Harris Teeter Board has failed to reaffirm publicly its recommendation that the Harris Teeter shareholders approve the merger agreement within five business days after Kroger’s request to do so following Harris Teeter’s receipt of an acquisition proposal.

Termination Fees and Expenses

Harris Teeter has agreed to pay Kroger a termination fee of $75,000,000 under any of the following circumstances:

•	(i) the merger agreement is terminated in connection with the failure of the merger to close by March 31, 2014 (subject to one automatic three-month extension and one subsequent three-month extension at the election of either Kroger or Harris Teeter), the failure of the Harris Teeter shareholders to approve the merger or a breach of the merger agreement by Harris Teeter and (ii) within 12 months of the termination of the merger agreement, Harris Teeter enters into an alternative acquisition agreement in respect of a superior proposal made prior to the termination of the merger agreement;

•	if the merger agreement is terminated by Harris Teeter in connection with its acceptance of a superior proposal; or

•	if the merger agreement is terminated by Kroger in connection with the Harris Teeter Board failing to recommend the merger to the Harris Teeter shareholders, or otherwise withdrawing, modifying or failing to reaffirm such recommendation within five business days after Kroger’s request to do so following receipt by Harris Teeter of an alternative acquisition proposal.

The merger agreement also provides that Kroger will be required to pay Harris Teeter a reverse termination fee of $200,000,000 if the merger agreement is terminated under certain circumstances in which there has been a failure to obtain required antitrust approvals or any decree, judgment, injunction or other order relating to antitrust laws preventing, prohibiting or delaying the consummation of the merger exists or is in effect, the Harris Teeter shareholders have adopted and approved the merger agreement, the representations and warranties of Harris Teeter are true and correct, Harris Teeter has performed all obligations required of it under the merger agreement and no Harris Teeter material adverse effect has occurred.

Except for the termination fee payable by either party under certain circumstances in a termination of the merger agreement (as described above) and subject to certain other exceptions, whether or not the merger is completed, we and Kroger are each responsible for all respective costs and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement. Neither party is required to pay more than one termination fee or to pay any applicable termination fee on more than one occasion.

If we receive payment of Kroger’s termination fee, such fee, together with any indemnification or reimbursement owed in connection with enforcing the termination fee provisions of the merger agreement, will constitute liquidated damages and our sole and exclusive remedy against Kroger, Merger Sub and any related party, subject to certain exceptions including with respect to our right to seek specific performance of Kroger’s obligations under the merger agreement. If Kroger receives payment of our termination fee, such fee, together with any indemnification or reimbursement owed in connection with enforcing the termination fee provisions of the merger agreement, will constitute the sole and exclusive remedy of Kroger and Merger Sub against us and any related party, subject to certain exceptions including with respect to Kroger’s right to seek specific performance of our obligations under the merger agreement.

Except in connection with the payment of any termination fees, each party will pay the fees or expenses incurred by such party, whether or not the merger is consummated.

Amendment and Waiver of the Merger Agreement

The merger agreement may be amended by the parties at any time prior to the effective time, provided that after Harris Teeter’s shareholders approve the merger agreement, the parties are prohibited from making any amendment that changes the amount or form of the merger consideration, changes any term of the articles of incorporation of the surviving corporation, changes any terms and conditions of the merger agreement if such change would adversely affect the holders of any security of Harris Teeter or any change that, by applicable law or otherwise, requires further approval of Harris Teeter’s shareholders. The merger agreement may only be amended by an instrument in writing signed by the parties.

At any time prior to the effective time, each party may waive the other party’s compliance with certain provisions of the merger agreement.

Specific Performance; Remedies

Kroger, Merger Sub and we have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement are not performed or are otherwise breached. The parties will be entitled to seek equitable relief, without posting a bond or undertaking, including injunctive relief and specific performance, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED
COMPENSATION PROPOSAL
(PROPOSAL 2)

In accordance with Section 14A of the Exchange Act, Harris Teeter is providing its shareholders with the opportunity to cast a nonbinding, advisory vote on the compensation that will be paid or may become payable to the named executive officers of Harris Teeter in connection with the merger, the value of which is set forth in the table titled “Golden Parachute Compensation” on page 53. This proposal, commonly known as “say-on-golden parachutes,” is referred to in this proxy statement as the named executive officer merger-related compensation proposal. As required by Section 14A of the Exchange Act, Harris Teeter is asking its shareholders to vote on the adoption of the following resolution:

        “RESOLVED, that the compensation that may be paid or become payable to Harris Teeter’s named executive officers in connection with the merger, as disclosed under “The Merger Proposal — Interests of Harris Teeter Directors and Executive Officers in the Merger — Quantification of Payments and Benefits,” including the table, associated footnotes and narrative discussion related thereto, is hereby APPROVED.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote to approve the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on Harris Teeter, Kroger or the surviving corporation. Because Harris Teeter is contractually obligated to make the potential merger-related payments to the executive officers, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved and regardless of the outcome of the advisory vote.

Approval of the named executive officer merger-related compensation proposal requires the affirmative vote of the holders of a majority of the votes cast with respect to this matter in person or represented by proxy at the special meeting and entitled to vote thereon (provided a quorum is present in person or by proxy). Abstentions and the failure to vote your shares will have no effect on the outcome of the proposal. Similarly, broker non-votes will have no effect on the outcome of the proposal.

The Harris Teeter Board unanimously recommends that the Harris Teeter shareholders vote “FOR” the named executive officer merger-related compensation proposal.

ADJOURNMENT PROPOSAL
(PROPOSAL 3)

Harris Teeter shareholders are being asked to approve a proposal that will give us authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. If a quorum does not exist, the special meeting may be adjourned to another place, date or time if approved by the holders of a majority of the votes cast with respect to the motion to adjourn in person or represented by proxy. If the adjournment proposal is approved, the special meeting could be adjourned by the Harris Teeter Board. In addition, the Harris Teeter Board, as permitted under the terms of the merger agreement, could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned or postponed for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of the adjournment proposal. Harris Teeter does not intend to call a vote on this proposal if the merger proposal has been approved at the special meeting.

The Harris Teeter Board unanimously recommends that the Harris Teeter shareholders vote “FOR” the adjournment proposal.

HISTORICAL MARKET PRICES OF HARRIS TEETER COMMON STOCK AND DIVIDEND INFORMATION

Harris Teeter common stock trades on the NYSE under the symbol “HTSI.” The following table shows, for the periods indicated, the high and low closing sales price of Harris Teeter common stock as reported by the NYSE and the dividends declared per share of Harris Teeter common stock.

Fiscal Quarter	High	Low	Dividend Per Share

Fiscal 2013
First Quarter ended January 1, 2013	$39.42	$35.72	$0.65	*
Second Quarter ended April 2, 2013	$44.03	$36.16	$0.15
Third Quarter ended July 2, 2013	$48.44	$39.94	$0.15
Fourth Quarter (through August 22, 2013)	$49.75	$48.23	$0.15

Fiscal 2012
First Quarter ended January 1, 2012	$44.96	$38.12	$0.13
Second Quarter ended April 1, 2012	$44.40	$39.65	$0.14
Third Quarter ended July 1, 2012	$40.99	$37.23	$0.14
Fourth Quarter ended October 2, 2012	$42.59	$37.88	$0.14

Fiscal 2011
First Quarter ended January 2, 2011	$39.74	$34.30	$0.13
Second Quarter ended April 3, 2011	$38.91	$33.58	$0.13
Third Quarter ended July 3, 2011	$44.40	$38.90	$0.13
Fourth Quarter ended October 2, 2011	$45.57	$37.21	$0.13

*	Includes a special dividend of $0.50 per share paid on December 31, 2012, in addition to the quarterly dividend of $0.15 per share paid on January 1, 2013.

The closing sales price of Harris Teeter common stock on the NYSE on August 22, 2013, the latest practicable date before the printing of this proxy statement, was $49.22 per share. The closing sales price of Harris Teeter common stock on the NYSE on January 18, 2013, the day of the first media report after market close that Harris Teeter was evaluating strategic alternatives, was $36.94 per share. You are urged to obtain current market quotations for Harris Teeter common stock when considering whether to approve the merger proposal.

As of August 21, 2013, there were approximately 3,200 record holders of Harris Teeter common stock. Following the merger, there will be no further market for Harris Teeter common stock.

The payment of dividends is at the discretion of the Harris Teeter Board and subject to legal and contractual requirements. The terms of our credit facility restricts our ability to pay dividends and make certain other restricted payments if, after giving effect to such restricted payment an event of default under the amended credit agreement would exist or Harris Teeter would not be in compliance with certain specified financial covenants. In addition, under the merger agreement, as described in “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 61, we are prohibited from paying any dividend or other distribution on Harris Teeter common stock prior to the completion of the merger, other than (i) regular quarterly cash dividends or distributions authorized by the Harris Teeter Board before the date of the merger agreement or in the ordinary course of business consistent with past practice, not exceeding $0.15 per share or (ii) dividends and distributions paid by our subsidiaries to us or any of our other subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information concerning the beneficial ownership, within the meaning of applicable securities regulations, of Harris Teeter common stock by (i) each person known to us to be the beneficial owner of 5% or more of the outstanding shares of Harris Teeter common stock; (ii) each director of Harris Teeter; (iii) each named executive officer of Harris Teeter; and (iv) all current directors and executive officers of Harris Teeter as a group. The information below is provided as of August 19, 2013 (except as noted below) and the information for Neuberger Berman Group LLC, BlackRock, Inc. and The Vanguard Group is based solely on the latest Schedule 13G reports each entity had filed with the SEC as of such date. The nature of beneficial ownership of the shares included is presented in the notes following the table.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Neuberger Berman Group LLC(2) 605 Third Avenue New York, NY 10158	6,024,558	12.18%

BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	3,375,604	6.83%

Fiduciary Counselors Inc.(4) 700 12th Street NW, Suite 700 Washington, D.C. 20005	2,836,159	5.73%

The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	2,522,205	5.10%

(1)	“Beneficial Ownership” for purposes of the table, is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Exchange Act.

(2)	Neuberger Berman Group LLC (“NBG”) reported in its Schedule 13G/A filed with the SEC on February 14, 2013 that it had beneficial ownership of 6,024,558 shares, together with its affiliates Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds. NBG had shared power to vote over 5,884,413 shares and shared power to dispose 6,024,558 shares. Neuberger Berman LLC, an affiliate of NBG, had shared power to vote over 5,884,413 shares and shared power to dispose over 6,024,558 shares. Neuberger Berman Management LLC, an affiliate of NBG, had shared power to vote over 5,318,194 shares and shared power to dispose over 5,318,194 shares. Neuberger Berman Equity Funds, an affiliate of NBG, had shared power to vote over 4,668,667 shares and shared power to dispose over 4,668,667 shares.

(3)	BlackRock, Inc. (“BlackRock”) reported in its Schedule 13G/A filed with the SEC on February 6, 2013 that it had sole power to vote and sole power to dispose over 3,375,604 shares. Each of the following subsidiaries of BlackRock are identified as having acquired the shares that are being reported therein by BlackRock: BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd. and BlackRock Investment Management (UK) Limited.

(4)	Fiduciary Counselors Inc. (“Fiduciary Counselors”) was engaged as independent fiduciary with respect to the Harris Teeter common stock held by the Harris Teeter Supermarkets, Inc. Retirement and Savings Plan (the “Retirement and Savings Plan”) in order to, among other things, monitor Harris Teeter’s financial condition to determine, in Fiduciary Counselors’ sole discretion, whether holding Harris Teeter common stock by the Retirement and Savings Plan is no longer consistent with the Employee Retirement Income Security Act of 1974, as amended, and if it were to become no longer consistent, to determine when and in what manner to liquidate the shares. As such, Fiduciary Counselors filed a Schedule 13G/A with the SEC on February 12, 2013 claiming shared dispositive power over the shares held by the

Retirement and Savings Plan. T. Rowe Price Trust Company, in its capacity as directed trustee, votes Harris Teeter common stock held by Retirement and Savings Plan that have been allocated to individual accounts in accordance with the participants’ instructions and does not vote allocated Harris Teeter common stock as to which no instructions are received. In the above referenced Schedule 13G/A, Fiduciary Counselors disclaimed beneficial ownership of such shares.

(5)	The Vanguard Group (“Vanguard”) reported in its Schedule 13G filed with the SEC on February 12, 2013 that it had beneficial ownership of 2,522,205 shares, together with its affiliates Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Vanguard had sole power to vote over 70,275 shares, sole power to dispose over 2,454,030 shares and shared power to dispose over 68,175 shares.

Except as otherwise indicated, the persons named in the table below have sole voting and investment power over the shares included in the table.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)(2)		Percent of Class
Rodney C. Antolock	53,894	(3)	*
John R. Belk	8,522		*
John P. Derham Cato	12,000		*
Thomas W. Dickson	285,614(4)		*
James E.S. Hynes	6,780		*
Frederick J. Morganthall, II	74,872	(5)	*
Anna Spangler Nelson	31,000	(6)	*
Mark S. Ordan	10,000	(7)	*
Bailey W. Patrick	0		*
Robert H. Spilman, Jr.	5,040	(8)	*
Harold C. Stowe	1,000		*
Isaiah Tidwell	2,353		*
William C. Warden, Jr.	15,000	(9)	*
John B. Woodlief	79,181	(10)	*
All current directors and executive officers as a group	585,256(11)		1.2%

*	Less than 1%

(1)	The table includes shares allocated under the Retirement and Savings Plan to individual accounts of those named persons and group members who participate in the plan, the voting of which is directed by such named persons or group members, as appropriate.

(2)	In accordance with Rule 13d-3 promulgated under the Exchange Act, the table does not include shares of Harris Teeter common stock that are deliverable in connection with the Deferral Plan. Pursuant to the Deferral Plan, distributions under the Deferral Plan are paid in the form of Harris Teeter common stock ninety days following the date of termination of service as a director. As of August 19, 2013, Harris Teeter was authorized to deliver up to 500,000 shares of Harris Teeter common stock pursuant to the Deferral Plan and has delivered 20,986 shares to the participating nonemployee directors who have left the Harris Teeter Board. Additionally there were 169,146 stock units reserved under the Deferral Plan for delivery to the current participating nonemployee directors. This total differs from the total line in the table below due to rounding of fractional stock units. The number of stock units that have been credited to each of the participating nonemployee directors as of August 19, 2013 is set forth herein:

Director	Stock Units Credited Under Deferral Plan
John R. Belk	23,591
John P. Derham Cato	19,724
James E. S. Hynes	10,208
Anna Spangler Nelson	28,612
Mark S. Ordan	958
Bailey W. Patrick	19,737

Director	Stock Units Credited Under Deferral Plan
Robert H. Spilman, Jr.	14,388
Harold C. Stowe	25,741
Isaiah Tidwell	19,019
William C. Warden, Jr.	7,162
Total	169,140

(3)	Includes 21,397 shares beneficially owned by Mr. Antolock, as to which he has sole voting and investment power; 30,800 shares of restricted stock, as to which he has sole voting power, but no investment power; and 1,697 shares allocated to his Retirement and Savings Plan account, as to which he has sole voting power, but no investment power except to the extent diversification of such shares is permitted by the plan.

(4)	Includes 177,767 shares beneficially owned by Mr. Dickson, as to which he has sole voting and investment power; 96,440 shares of restricted stock, as to which he has sole voting power, but no investment power; and 11,407 shares allocated to his Retirement and Savings Plan account, as to which he has sole voting power, but no investment power except to the extent diversification of such shares is permitted by the plan.

(5)	Includes 24,121 shares beneficially owned by Mr. Morganthall, as to which he has sole voting and investment power; and 50,751 shares of restricted stock, as to which he has sole voting power, but no investment power.

(6)	Includes 19,000 shares beneficially owned by Ms. Nelson as to which she has sole voting and investment power; and 12,000 shares owned by a corporation with respect to which she has shared voting and investment power and is deemed the beneficial owner.

(7)	Includes 10,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which Mr. Ordan would have sole voting and investment power upon acquisition.

(8)	Includes 3,040 shares beneficially owned by Mr. Spilman as to which he has sole voting and investment power; and 2,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which he would have sole voting and investment power upon acquisition.

(9)	Includes 5,000 shares beneficially owned by Mr. Warden, as to which he has sole voting and investment power; and 10,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which he would have sole voting and investment power upon acquisition.

(10)	Includes 37,852 shares beneficially owned by Mr. Woodlief, as to which he has sole voting and investment power; 39,408 shares of restricted stock, as to which he has sole voting power, but no investment power; and 1,921 shares allocated to his Retirement and Savings Plan account, as to which he has sole voting power, but no investment power except to the extent diversification of such shares is permitted by the plan.

(11)	Includes (i) 318,832 shares beneficially owned as to which such persons have sole voting and investment power; (ii) 22,000 shares that may be acquired by such persons upon the exercise of stock options that are currently exercisable or become exercisable within sixty days of August 19, 2013, as to which such persons would have sole voting and investment power upon acquisition; (iii) 12,000 shares as to which such persons have shared voting and investment power; (iv) 217,399 shares of restricted stock, as to which such persons have sole voting power, but no investment power; and (v) 15,025 shares allocated to their respective Retirement and Savings Plan accounts, as to which they have sole voting power, but no investment power except to the extent diversification of such shares is permitted by the plan.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following are the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Harris Teeter common stock whose shares of common stock are converted into the right to receive cash in the merger. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial authority and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to the holders as described herein. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought with respect to any aspect of the merger.

This discussion does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local or foreign income tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of common stock other than pursuant to the merger, or the tax consequences to holders of stock options issued by Harris Teeter which are canceled or converted, as the case may be, in connection with the merger. Furthermore, this discussion applies only to holders that hold their Harris Teeter common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to Harris Teeter common stock;

•	persons holding Harris Teeter common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	holders whose functional currency is not the U.S. dollar;

•	persons who acquired Harris Teeter common stock through the exercise of employee stock options or otherwise as compensation;

•	banks and certain other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	partnerships, S corporations or other pass-through entities;

•	controlled foreign corporations and passive foreign investment companies;

•	certain former citizens or residents of the United States;

•	tax-exempt organizations;

•	tax-qualified retirement plans; or

•	persons subject to the United States alternative minimum tax.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) holds Harris Teeter common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Harris Teeter common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Harris Teeter common stock that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The conversion of the Harris Teeter common stock into the right to receive cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Harris Teeter common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares of Harris Teeter common stock (i.e., shares of Harris Teeter common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Harris Teeter common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of noncorporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Certain U.S. holders that are individuals, trusts or estates are subject to a 3.8% U.S. federal tax on certain investment income, including gain from the conversion the Harris Teeter common stock into the right to receive cash in the merger.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Harris Teeter common stock that is not a U.S. holder or a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes). Payments made to a non-U.S. holder upon the conversion of the Harris Teeter common stock into the right to receive cash in the merger generally will not be subject to U.S. federal income tax unless:

•	the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Harris Teeter common stock for cash pursuant to the merger and certain other conditions are met; or

•	the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Harris Teeter common stock at any time during the five-year period preceding the merger, and Harris Teeter is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held Harris Teeter common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain from the conversion of shares of Harris Teeter common stock into the right to receive cash in the merger as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Harris Teeter has not undertaken the analysis necessary to determine whether or not it is or has been at any time during the five-year period preceding the effective time of the merger a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Harris Teeter common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 28%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an Internal Revenue Service Form W-8BEN (or other applicable IRS Form W-8) will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

FUTURE HARRIS TEETER SHAREHOLDER PROPOSALS

Harris Teeter does not expect to hold its 2014 annual meeting of shareholders unless the merger is not completed. If the merger is not completed, Harris Teeter’s shareholders as of the applicable record date will continue to be entitled to attend and participate in Harris Teeter’s annual meeting of shareholders. If Harris Teeter holds its 2014 annual meeting of shareholders, shareholder proposals intended to be presented for inclusion in Harris Teeter’s proxy statement and form of proxy pursuant to Rule 14a-8 of the Exchange Act for such meeting must have been received at Harris Teeter’s principal executive offices by Douglas J. Yacenda, our Secretary, at the address listed below, on or before Friday, September 6, 2013 and must have met the requirements of Rule 14a-8 under the Exchange Act.

Any shareholder proposal to be submitted at the 2014 annual meeting of shareholders (but not required to be included in Harris Teeter’s proxy statement), including nominations for election to the Harris Teeter Board, must also comply with Article III, Section 12 of Harris Teeter’s Bylaws, which requires that a shareholder give written notice to Harris Teeter not later than the 45th day prior to the first anniversary of the date Harris Teeter first mailed its proxy materials for the preceding year’s annual meeting of shareholders. Shareholder proposals submitted at the 2014 annual meeting of shareholders (but not required to be included in Harris Teeter’s proxy statement) will not be considered timely unless the notice required by the Bylaws is delivered to Harris Teeter’s Secretary not later than Wednesday, November 20, 2013. Such director nominations or proposals should have been submitted to the following address: Douglas J. Yacenda, Secretary, Harris Teeter Supermarkets, Inc., 701 Crestdale Road, Matthews, North Carolina 28105. The above deadlines would change if Harris Teeter holds its 2014 annual meeting of shareholders on a date that differs by more than 30 days from the anniversary of the date of its 2013 annual meeting of shareholders.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

The SEC rules permit registrants to send a single notice to any household at which two or more shareholders reside if the registrant believes they are members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces the expense to the registrant. Harris Teeter has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of Harris Teeter common stock. If your family has multiple accounts by which you hold Harris Teeter common stock, you may have previously received a householding notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the proxy statement, or wish to revoke your decision to household, and thereby receive multiple proxy statements. Those options are available to you at any time.

WHERE YOU CAN FIND MORE INFORMATION

Harris Teeter is subject to the reporting requirements of the Exchange Act. Accordingly Harris Teeter files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, Harris Teeter’s SEC filings also are available to the public at the internet website maintained by the SEC at www.sec.gov. Harris Teeter also makes available free of charge through its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Harris Teeter’s internet website address is www.harristeeter.com. The information located on, or hyperlinked or otherwise connected to, Harris Teeter’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows us to “incorporate by reference” the information we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Harris Teeter’s Annual Report on Form 10-K for the fiscal year ended October 2, 2012, filed November 21, 2012;

•	Harris Teeter’s Quarterly Reports on Form 10-Q for the period ended January 1, 2013 filed on February 7, 2013, for the period ended April 2, 2013 filed May 8, 2012 and for the period ended July 2, 2013 filed on August 8, 2013; and

•	Harris Teeter’s Current Reports on Form 8-K filed with the SEC on February 1, 2013, February 14, 2013, February 25, 2013, May 3, 2012, July 9, 2013 and August 2, 2013.

We also incorporate by reference into this proxy statement additional documents that Harris Teeter may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may request a copy of documents incorporated by reference at no cost, by writing Douglas J. Yacenda, Secretary, Harris Teeter Supermarkets, Inc., 701 Crestdale Road, Matthews, North Carolina 28105, or by calling 704-844-3100.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED AUGUST 27, 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

THE KROGER CO.,

HORNET ACQUISITION, INC.

AND

HARRIS TEETER SUPERMARKETS, INC.

DATED AS OF JULY 8, 2013

-i-

(continued)

-ii-

(continued)

-iii-

Schedule of Defined Terms

Defined Term	Section
Acceptable Confidentiality Agreement	5.6(g)
Acquisition Proposal	5.6(g)
Additional Privacy Requirements	3.23
Affiliate	3.6(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.6(a)
Antitrust Division	5.7(b)
Articles of Merger	1.3
Bankruptcy and Equity Exception	3.4(a)
Benefit Plan	8.9(d)
Book-Entry Shares	2.2(a)
Business Day	8.4(a)
Cancelled Shares	2.1(b)
Certificates	2.2(a)
Change of Recommendation	5.6(c)
Claim	5.10(a)
Closing	1.2
Closing Date	1.2
COBRA	3.12(c)
Code	2.2(b)
Company	Preamble
Company Articles	3.2(a)
Company Balance Sheet	3.6(b)
Company Benefit Plan	3.12(a)
Company Board	Recitals
Company Bylaws	3.2(d)
Company Common Stock	2.1(a)
Company Contingent Award	5.9(g)(i)
Company Disclosure Schedule	Article III
Company Intellectual Property	3.16
Company Material Adverse Effect	3.1
Company Material Contracts	3.14(a)
Company Permits	3.10(b)
Company Preferred Stock	3.2(a)
Company Recommendation	5.6(c)
Company Registered IP	3.16
Company Related Parties	7.3(b)
Company SEC Reports	3.6(a)
Company Severance Plan	5.9(b)
Company Shareholder Meeting	5.4
Company Stock Options	2.3(b)
Company Stock Plans	2.3(b)

-iv-

Defined Term	Section
Company Termination Fee	7.3(b)
Confidentiality Agreement	5.5(b)
Continuation Period	5.9(a)
Covered Employee	5.9(a)
Effective Time	1.3
End Date	7.1(b)
ERISA	3.12(a)
ERISA Affiliate	3.12(a)
Exchange Act	3.5
Exchange Fund	2.2(a)
Existing Credit Facilities	8.4(b)
Filed SEC Documents	Article III
Financing Source	8.9(d)
FTC	5.7(b)
GAAP	3.6(b)
Government Programs	3.24(a)
Governmental Entity	3.5
Healthcare Government Entity	3.23
Healthcare Laws	3.24(a)
Healthcare Permit	3.24(c)
HIPAA Commitments	3.23
HSR Act	3.5
HSR Clearance	5.7(b)
Indemnified Parties	5.10(a)
Injunction	6.1(b)
Insurance Amount	5.10(c)
IRS	3.11(c)
Key Employees	3.13(c)
knowledge	8.4(c)
Laws	3.10(a)
Leased Real Property	3.15(b)
Liens	3.15(a)
Material Adverse Effect on the Transaction	5.7(f)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Shareholder Approval	4.2(a)
NCBCA	1.1
Negotiation Period	5.6(c)
New Plans	5.9(c)
OIG	3.24(b)
Old Plans	5.9(c)
Option Consideration	2.3(c)
Owned Real Property	3.15(b)

-v-

Defined Term	Section
Parent	Preamble
Parent Award	5.9(g)(ii)
Parent Disclosure Schedule	Article IV
Parent Material Adverse Effect	4.1
Parent Related Party	7.3(c)
Party	Preamble
Paying Agent	2.2(a)
Permitted Liens	3.15(a)
person	8.4(d)
Proxy Statement	3.6(c)
reasonable best efforts	5.7(f)
Regulation S-K	3.14(a)
Regulatory Termination Fee	7.3(c)
Representatives	5.6(a)
Requisite Shareholder Approval	3.4(a)
Restricted Share	2.3(a)
SEC	3.6(a)
Securities Act	3.5
Share	2.1(a)
Subsidiary	3.3(a)
Superior Proposal	5.6(g)
Surviving Corporation	1.1
Takeover Statutes	3.19(a)
Tax(es)	3.11(e)
Tax Return	3.11(f)
Transaction Documents	8.7(a)
Vacation Policy	5.9(d)

-vi-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of July 8, 2013 (this “Agreement”), by and between The Kroger Co., an Ohio corporation (“Parent”), Hornet Acquisition, Inc., a North Carolina corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Harris Teeter Supermarkets, Inc., a North Carolina corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and, together, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) unanimously has (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) adopted this Agreement, (iii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (iv) resolved to recommend adoption of this Agreement by the shareholders of the Company;

WHEREAS, the boards of directors of Parent and Merger Sub have adopted and approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1  The Merger. Subject to the terms and conditions of this Agreement, in accordance with the North Carolina Business Corporation Act (the “NCBCA”), at the Effective Time Merger Sub shall merge with and into the Company. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of North Carolina. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

1.2  Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by Parent and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than the delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of McGuireWoods LLP, 201 N. Tryon Street, Charlotte, North Carolina 28202, unless another date, place or time is agreed to in writing by Parent and the Company.

1.3  Effective Time. The Merger shall become effective as set forth in the articles of merger that shall be filed with the North Carolina Secretary of State (the “Articles of Merger”) as promptly as practicable on the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger with the North Carolina Secretary of State or at such later time as is agreed to by Parent and the Company and set forth in the Articles of Merger (the “Effective Time”).

1.4  Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and Section 55-11-06 of the NCBCA.

1.5  Articles of Incorporation; Bylaws.

(a)    At the Effective Time, the Company Articles shall be amended so that they read in their entirety as set forth in Exhibit A, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended.

(b)    At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Company Bylaws shall be amended so that they read in their entirety as set forth in Exhibit B, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended.

1.6  Directors and Officers of the Surviving Corporation.

(a)    Each of the Parties shall take all necessary action to cause the directors of Merger Sub immediately before the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b)    The officers of Merger Sub immediately before the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

2.1  Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a)    Conversion of Common Stock. Each share of common stock, no par value per share, of the Company issued and outstanding immediately before the Effective Time

(collectively, the “Company Common Stock” and, each, a “Share”), including all Restricted Shares, but excluding Shares to be cancelled pursuant to Section 2.1(b), shall be converted automatically into the right to receive $49.38 per Share in cash (the “Merger Consideration”), without interest. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled upon the conversion thereof and shall cease to exist, and the holders of certificates that immediately before the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration pursuant to this Section 2.1(a) upon the surrender of such certificates in accordance with Section 2.2, without interest.

(b)    Parent- and Merger-Sub-Owned Shares. Each Share that is owned directly by Parent or Merger Sub immediately before the Effective Time (the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c)    Conversion of Merger Sub Common Stock. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)    Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and before the Effective Time.

2.2  Exchange of Certificates.

(a)    Paying Agent. At or before the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company, LLC (or, if American Stock Transfer & Trust Company, LLC is unavailable, with a U.S. bank or trust company that shall be appointed by Parent (and reasonably satisfactory to the Company) to act as a paying agent hereunder) (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately before the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately before the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or noncertificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II (such cash being hereinafter referred to as the “Exchange Fund”).

(b)    Payment Procedures.

(i)    As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Closing Date, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii)    Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. The Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

(iii)    Each of the Paying Agent, the Company, Parent, Merger Sub and their respective Subsidiaries or agents, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as it is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (A) shall be remitted by the applicable entity to the appropriate Governmental Entity within the period required under applicable Law and (B) shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

(c)    Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, the holder of Certificates shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(d)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for six months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e)    No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)    Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g)    Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration, without any interest thereon.

2.3  Company Stock Plans.

(a)    Immediately before the Effective Time, each share of Company Common Stock granted subject to time-based, performance or other vesting or lapse restrictions pursuant to any Company Stock Plan (as defined in Section 2.3(b)) (each, a “Restricted Share”), that is outstanding and subject to such restrictions immediately before the Effective Time shall automatically vest and any performance conditions shall be deemed to have been satisfied in full such that the recipient shall be entitled to 100% of the shares of Company Common Stock subject to such performance share award, and the Company’s reacquisition right with respect to each Restricted Share shall lapse, and the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share.

(b)	The Company shall take such action as shall be required:

(i)    to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated in full effective immediately before the Effective Time; and

(ii)    to cause each outstanding Company Stock Option to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.3 and subject to Section 2.2(b)(iii), a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, Parent, the Surviving Corporation or any other person or any other consideration.

(c)    Each holder of a Company Stock Option cancelled pursuant to Section 2.3(b)(ii) shall receive from Parent or the Surviving Corporation, in respect and in consideration of each such Company Stock Option, as soon as practicable following the Effective Time (but in any event not later than three Business Days), an amount (net of applicable Taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per Share over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of Shares subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(d)    Following the execution of this Agreement, (i) if and as required by the Company Stock Plans, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options and (ii) the Company shall take all actions necessary or appropriate to terminate the Company Stock Plans as of the Effective Time (including any necessary or appropriate action of the Company Board). Parent shall, or shall cause the Surviving Corporation to, at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.3.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) or (B) disclosed in any Company SEC Report (as hereinafter defined) filed with, or furnished to, the SEC on or after December 1, 2010 and before the date hereof (the “Filed SEC Documents”), other than disclosures in such Filed SEC Documents contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof or any other disclosures in the Filed SEC Documents that are forward-looking in nature:

3.1  Organization; Standing; Power. The Company is a corporation duly organized and validly existing under the Laws of the State of North Carolina, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing (where applicable as a legal concept) as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that would not be reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (a) is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) materially impairs, or prevents or materially delays, the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (a) only, the determination of a Company Material Adverse Effect shall exclude the following events, changes, circumstances, occurrences, effects and states of fact: (i) those generally affecting the industry of the Company, or the economy or the financial or securities markets of the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general (provided, that such events, changes, circumstances, occurrences, effects and states of fact do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole); (ii) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism; (iii) changes or proposed changes in Law or GAAP, (provided, that such changes or proposed changes do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole); (iv) any change, in and of itself, in the market price or trading volume of any securities of the Company, or any change of or failure to meet, in and of itself, any internal or public projections, forecasts, budgets or estimates of or relating to the Company or any of its Subsidiaries for any period (it being understood that the underlying causes of such change or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred); (v) any hurricane, tropical storm, flood, forest fire, earthquake or other similar natural disaster; (vi) the execution, announcement, performance and existence of this Agreement, including any actual or potential loss or impairment after the date hereof of any Contract as a result thereof; (vii) any action taken or not taken by the Company at the written request of Parent; and (viii) any action taken by Parent, Merger Sub or any of their Affiliates.

3.2  Capitalization.

(a)    The authorized capital stock of the Company consists of 80,000,000 shares, consisting of 75,000,000 shares of Company Common Stock and the following series of preferred stock (“Company Preferred Stock”), 4,000,000 shares of Non-cumulative, Voting $0.56 Convertible Preference Stock, no par value per share, and 1,000,000 shares of additional preferred stock, no par value per share, of which 600,000 shares have been designated as Series A Junior Participating Additional Preferred Stock. The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Restated Articles of Incorporation dated as of December 14, 2000 (the “Company Articles”). As of the close of business on the date hereof, (i) 49,457,357 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding.

(b)    Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the close of business on the date hereof, of (i) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant and (ii) all outstanding Restricted Shares, indicating with respect to such Restricted Shares the name of the holder thereof and the number of Restricted Shares held thereby. The Company has made available to Parent complete and accurate copies of all Company Stock Plans, the forms of all stock option agreements evidencing Company Stock Options and the forms of all agreements pursuant to which the currently outstanding Restricted Shares were awarded.

(c)    Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of, or other voting interests in, the Company or any security exchangeable into or exercisable for such equity securities issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, shares of capital stock or other equity interests of, or voting interests in, the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests or voting rights, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any other outstanding equity compensation arrangements relating to the capital stock of the Company. Neither the Company nor any of its Subsidiaries is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company.

(d)    All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purc hase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NCBCA, the Company Articles or the Company’s Amended and Restated Bylaws dated August 16, 2012 (the “Company Bylaws”) or any agreement to which the Company is a party or is otherwise bound.

(e)    There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company for any such purpose other than as provided in award agreements relating to Company Stock Options or Restricted Shares as they relate to using shares of Company Common Stock to pay withholding of income Taxes at the minimum statutory levels.

(f)    As of the date of this Agreement, there was no outstanding indebtedness for borrowed money of the Company or its Subsidiaries other than as reflected in the Company Balance Sheet or incurred in the ordinary course of business consistent in all material respects with past practice after the date of the Company Balance Sheet.

3.3  Subsidiaries.

(a)    Section 3.3(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company. For purposes of this Agreement, the term “Subsidiary” means, with respect to any Party, any corporation, partnership, trust, limited liability company or other noncorporate business enterprise in which such Party (or another Subsidiary of such Party) holds stock or other ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interests of such entity.

(b)    Each Subsidiary of the Company is duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of the jurisdiction of its organization, has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing (where applicable as a legal concept) as a foreign company in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that would not be reasonably expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There is no outstanding equity compensation with respect to any Subsidiary of the

Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c)    The Company does not control, directly or indirectly, or have any material direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of the Company, other than as set forth on Section 3.3(c) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has any funding commitment with respect to any of the entities or investments described in Section 3.3(c) of the Company Disclosure Schedule except as set forth in the governing documents for such entities or investments, all of which have been made available to Parent.

3.4  Authority; No Violation.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the affirmative vote of the holders of the majority of the outstanding shares of Company Common Stock entitled to vote at such meeting (the “Requisite Shareholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously adopted by the Company Board. The Company Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders, has passed resolutions adopting this Agreement and the transactions contemplated hereby, has directed that the Agreement be submitted to the Company’s shareholders for consideration at a duly held meeting of such shareholders and has recommended that the Company’s shareholders vote in favor of the approval of this Agreement and the transactions contemplated hereby. Except for the Requisite Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity whether applied in a court of law or a court of equity (the “Bankruptcy and Equity Exception”)).

(b)    Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles or the Company Bylaws or (ii) assuming that the Requisite Shareholder Approval and the consents, approvals and filings referred to in Section 3.5 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract, except, in the case of clause (B) of this Section 3.4(b), as set forth on Section 3.4(b) of the Company Disclosure Schedule and except for any such conflicts or violations that would not be reasonably expected to have a Company Material Adverse Effect. Section 3.4(b) of the Company Disclosure Schedule identifies all leases for real property to which the Company or any of its Subsidiaries is a party for which consent of the landlord is required in connection with the Merger and that are material to the Company’s business.

3.5  Consents and Approvals. No consents or approvals of or filings or registrations with any federal, state or foreign court, arbitrational tribunal, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) are necessary in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for (a) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other antitrust Law, (b) the filing of the Articles of Merger with the North Carolina Secretary of State pursuant to the NCBCA, (c) filings required under, and compliance with the requirements of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (d) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws or the rules and regulations of the New York Stock Exchange and (e) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained or made, would not be reasonably expected to have a Company Material Adverse Effect.

3.6  SEC Filings; Financial Statements; Information Provided.

(a)    The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since November 30, 2010. All such registration statements, forms, reports and other documents filed after such date (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no material correspondence between the SEC and the Company since November 30, 2010 that is not available on the SEC’s Electronic Data Gathering and Retrieval database. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b)    Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or incorporated by reference or to be contained or incorporated by reference in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated, audited balance sheet of the Company as of October 2, 2012 is referred to herein as the “Company Balance Sheet.”

(c)    The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the shareholders of the Company in connection with the Company Shareholder Meeting (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to shareholders of the Company or on any other date of filing with the SEC, or at the time of the Company Shareholder Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Meeting that has become false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. If at any time before the Company Shareholder Meeting any fact or event relating to the Company or any of its Affiliates that should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should, to the Company’s knowledge, occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event. For purposes of this Agreement, the term “Affiliate” when used with respect to any party means any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(d)    The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all information required to be disclosed by the Company, including its Subsidiaries, in the reports that it files or submits under the Exchange Act, is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. Since November 30, 2011, subject to any applicable grace periods, the Company and each of its officers and directors have been in compliance in all material respects with (i) the applicable listing and other rules and regulations of the New York Stock Exchange and (ii) the applicable provisions of Sarbanes-Oxley Act of 2002, as amended and including the rules and regulations promulgated thereunder.

3.7  No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s financial statements as of and for the period ended October 2, 2012 (as amended or restated, if applicable) or the notes thereto included in the Company’s annual report on Form 10-K filed with the SEC on November 21, 2012, (b) as reflected or reserved against in the Company’s financial statements (as amended or restated, if applicable) as of and for the period ended January 1, 2013 or the notes thereto included in the Company’s quarterly report on Form 10-Q filed with the SEC on February 7, 2013 or as of and for the period ended April 2, 2013 or the notes thereto included in the Company’s quarterly report on Form 10-Q filed with the SEC on May 8, 2013, (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements, (d) for liabilities incurred on behalf of the Company or any Subsidiary in connection with this Agreement and (e) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8  Absence of Certain Changes or Events.

(a)    Except as set forth in the Company SEC Reports, since October 2, 2012, no event has occurred that has had or is reasonably expected to have, either individually or in the aggregate with all other events, a Company Material Adverse Effect.

(b)    Since October 2, 2012 through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

3.9  Legal Proceedings.

(a)    Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect, or, as of the date hereof, that would prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)    There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries that would be reasonably expected to have a Company Material Adverse Effect.

3.10  Compliance with Laws.

(a)    The Company and each of its Subsidiaries are, and have been since November 30, 2010, in compliance with, not in violation of, and have not received any written notice alleging any violation with respect to, any state or federal statutes, laws, common laws, ordinances, codes, rules, orders, judgments, Injunctions, rulings, opinions, writs, decrees, decisions, determinations, directives, regulations, governmental guidelines or interpretations having the force of law, permits, licenses, franchises, regulations, decrees and orders of Governmental Entities (collectively, “Laws”) with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that would (i) not reasonably be expected to have a Company Material Adverse Effect or (ii) as of the date hereof, prevent or materially impair or delay the consummation of the Merger.

(b)    Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, registrations, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries to own, lease and operate the properties of the Company and its Subsidiaries or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.11  Tax Matters.

(a)    Each of the Company and its Subsidiaries (i) has duly and timely filed (including all applicable extensions) all income Tax Returns and all other material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), (ii) has paid or caused to be paid all Taxes shown thereon as arising and due and (iii) has duly paid or made provision in accordance with GAAP for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent, that have not been finally determined or that are being contested in good faith and for which no provision or reserve is required in accordance with GAAP.

(b)    The Company and its Subsidiaries have given or otherwise made available to Parent true, correct and complete copies of all material income Tax Returns for the Company’s fiscal years ended September 27, 2009, October 3, 2010 and October 2, 2011 and a true, correct and complete copy of the U.S. federal income Tax Return for the Company’s fiscal year ended October 2, 2012. The Company and its Subsidiaries have complied in all material respects with all applicable information reporting and withholding requirements with respect to Taxes (including withholding of Taxes in connection with material amounts paid or owing to any employee, former employee or independent contractor).

(c)    Except as disclosed on Section 3.11(c) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries are not currently under examination or audit by the Internal Revenue Service (“IRS”), (ii) there are no material disputes pending, or claims asserted, for Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have reserves that are adequate under GAAP, (iii) there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes, and (iv) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, -allocation or -indemnification agreement or arrangement, excluding any such agreement or arrangement (x) exclusively between or among the Company and its Subsidiaries, (y) entered into in the ordinary course of business and the principal subject of which is not Taxes or liability for Taxes or (z) where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification.

(d)    Except for Permitted Liens, there are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries. Within the past five years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Except as disclosed on Section 3.11(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is required to include in income for a taxable period beginning after the Closing Date any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS with respect to taxable periods beginning after the Closing Date, and no pending request for permission to change any accounting method has been submitted to the IRS by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(e)    As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

(f)    As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

3.12  Employee Benefit Matters.

(a)    Section 3.12(a) (Company Benefit Plans) of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), as well as each employee or director benefit or compensation plan, arrangement or agreement and each employment, consulting, bonus, incentive or deferred compensation, vacation, equity-based, severance, termination, retention, change-in-control, profit-sharing, material fringe benefit, health, welfare, death or disability benefit plan, program, agreement or arrangement for the benefit of any current, former or retired employee, service provider or director of the Company or any of its Subsidiaries entered into, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute or has any liability (such plans, programs, agreements, arrangements and commitments, collectively, the “Company Benefit Plans”). Other than the Company’s Subsidiaries, there are no other entities that together with the Company would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each such entity, an “ERISA Affiliate”).

(b)    With respect to each Company Benefit Plan, the Company has made available to Parent and Merger Sub true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan; (ii) any summary plan description and summaries of material modification; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the most recent actuarial report and financial statements, if any are required by applicable Law; (vi) with respect to any Company Benefit Plan intended to be “qualified” under Section 401(a) of the Code, the most recent determination letter from the IRS; (vii) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; and (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Company Benefit Plan.

(c)    With respect to each Company Benefit Plan, except as would not be reasonably expected to have a Company Material Adverse Effect and except as set forth on Section 3.12(c) of the Company Disclosure Schedule:

(i)    each Company Benefit Plan is being and has been administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and in all material respects in accordance with its governing documents;

(ii)    no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to the Company’s knowledge, is anticipated against any of the Company Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, the Company (including any Subsidiary thereof), any director, officer or employee thereof, or any of the assets of any trust of any of the Company Benefit Plans;

(iii)    all contributions, premiums and other payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates under applicable Law and the terms of such Company Benefit Plan; and

(iv)    all obligations of the Company, each Subsidiary and ERISA Affiliate and each fiduciary under each Company Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state Law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects.

(d)    Each Company Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination letter from the IRS to such effect and to the knowledge of the Company no condition exists that could reasonably be expected to result in the revocation of any such letter.

(e)    No Company Benefit Plan that is subject to Title IV of ERISA and the minimum funding standards of Section 412 of the Code or Section 302 of ERISA has failed to meet such minimum funding standards or otherwise failed to materially comply with Section 412 of the Code or Section 302 of ERISA. The Company has not incurred any material liability to the Pension Benefit Guaranty Corporation (other than Pension Benefit Guaranty Corporation premiums, which have been paid when due) or otherwise under Title IV of ERISA or under the Code that has not been satisfied in full.

(f)    No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has within the last six years (i) contributed to or had an obligation to contribute to any multiemployer plan or (ii) incurred any withdrawal liability from any multiemployer plan. Except as set forth on Section 3.12(f) of the Company Disclosure Schedule, the fair market value of the assets held under each Company Benefit Plan that is subject to Title IV of ERISA is sufficient so as to permit a “standard termination” of each such plan under Section 4041(b) of ERISA without the need to make any additional contributions to such plan. With respect to each Company Benefit Plan subject to Title IV of ERISA, the adjusted funding target attainment percentage (within the meaning of Section 436 of the Code) for the plan year of the plan that includes the date of this Agreement, as certified by the plan’s actuary, is not less than 80%.

(g)    Except with respect to the Company Benefit Plans set forth on Section 3.12(g) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of the Company or any of its Subsidiaries or ERISA Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to any excise tax imposed under Section 4999 of the Code.

(h)    Except as would not be reasonably expected to have a Company Material Adverse Effect, neither the Company, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) and, to the knowledge of the Company, any trustee or administrator of any Company Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any material tax or penalty under Section 4975 of the Code or Section 406 of ERISA.

(i)    Except as would not be reasonably expected to have a Company Material Adverse Effect and except as set forth on Section 3.12(i) of the Company Disclosure Schedule, no payment made or to be made in respect of any employee or former employee of the Company or any of its Subsidiaries would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.

(j)    Except as would not be reasonably expected to have a Company Material Adverse Effect, (i) no Company Benefit Plan that provides deferred compensation subject to Section 409A of the Code has failed to either comply with the requirements of Sections 409A(a)(2), (3), or (4) of the Code or be operated in accordance with such requirements for the entire period; (ii) no Company Benefit Plan has been funded in a manner described in Section 409A(b) of the Code; and (iii) no Company Benefit Plan provides for the gross-up of any person with respect to any failure to comply with Section 409A of the Code.

(k)    Except as disclosed in Section 3.12(k) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA.

3.13  Labor Matters.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are and have been since October 3, 2010, in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers’ compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. Since October 3, 2010, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any material labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees that would be reasonably expected to have a Company Material Adverse Effect.

(b)    As of the date hereof no employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. As of the date hereof, to the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. As of the date hereof, except as would not reasonably be expected to have a Company Material Adverse Effect, there are no (i) material unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of the Company, no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c)    The Company has posted to the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement a true, complete and correct list of the following information for each employee of the Company and each of its Subsidiaries with the title vice president or above (collectively, the “Key Employees”) as of the Business Day immediately preceding the date hereof: name; employing entity; job title; primary work location; current compensation rate; target or expected bonus; and the Company’s or its Subsidiary’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime Laws.

3.14  Contracts.

(a)    Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts and agreements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (i) in connection with which or pursuant to which the Company and its Subsidiaries paid, in the aggregate during the fiscal year ended October 2, 2012, more than $5,000,000 to any vendor for merchandise resold by the Company and its Subsidiaries, (ii) that is a services agreement, equipment lease, logistics agreement, information technology agreement, agreement related to software or intellectual property license (other than any architectural or construction-related contract) in connection with which or pursuant to which the Company and its Subsidiaries paid, in the aggregate during the fiscal year ended October 2, 2012, more than $2,000,000 to any person, (iii) any pharmacy-related agreements, including, without limitation, procurement agreements, rebate agreements and network pharmacy service agreements, in connection with which or pursuant to which the Company and its Subsidiaries paid, in the aggregate during the fiscal year ended October 2, 2012, more than $1,000,000 to any person, (iv) related to indebtedness for borrowed money owed by the Company or any of its Subsidiaries having an outstanding amount in excess of $2,500,000 individually, other than any such indebtedness between or among any of the Company and any of its Subsidiaries, (v) that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world, (vi) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC (“Regulation S-K”)) with respect to the Company and its Subsidiaries, (vii) that is an employment or consulting agreement with any executive officer or other employee of the Company or any of its Subsidiaries or member of the Company Board earning an annual salary from the Company or any of its Subsidiaries in excess of $100,000, (viii) that is a joint venture, partnership, limited liability company or other similar agreement or arrangement in which the Company or any of its Subsidiaries is still a member, partner or shareholder in connection with which the Company or any of its Subsidiaries has a recorded balance (on a GAAP basis) of more than $1,000,000 or (ix) that involves the acquisition from another person or disposition to another person (other than acquisitions or dispositions of inventory, merchandise, products, services, properties and other assets in the ordinary course of business), of assets or capital stock or other equity interests for aggregate consideration under such contract (or series of related contracts) in excess of $1,000,000, in the case of clauses (i) through (ix), other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries (collectively, the “Company Material Contracts”). The Company has made available to Parent and Merger Sub a complete and accurate copy of each Company Material Contract.

(b)    Each Company Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and, to the knowledge of the Company, any counterparty thereto, and is in full force and effect except where the failure to be in full force and effect would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, which violation or default would reasonably be expected to result in a Company Material Adverse Effect.

(c)    Except for any conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 3.4(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien (other than a Permitted Lien) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any Company Material Contract.

(d)    Neither the Company nor any of its Subsidiaries has entered into any transaction after November 30, 2011 that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

3.15  Real Property.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its tangible assets, free and clear of all mortgages, security interests, pledges, liens, charges or encumbrances (collectively, “Liens”), other than (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (“Permitted Liens”).

(b)    Section 3.15(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and all property leased for the benefit of the Company or any of its Subsidiaries (the “Leased Real Property”), identifying the use(s) of each such property. Except as has not had and would not reasonably be expect to have, individually or in the aggregate, a Company

Material Adverse Effect, each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor has any event occurred that, with notice or lapse of time or both, would constitute a material default thereunder by the Company, any of its Subsidiaries or any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

3.16  Intellectual Property. Section 3.16 of the Company Disclosure Schedule sets forth a true and complete list of all material registered trademarks and service marks and other material intellectual property that is the subject of any registration or filing with any Governmental Entity, and all pending applications with respect to any of the foregoing, that are owned by the Company or any of its Subsidiaries and used by the Company or any of its Subsidiaries in the conduct of their businesses as currently conducted (“Company Registered IP”). Each item of Company Registered IP is owned exclusively by the Company or one of its Subsidiaries, free and clear of all Liens except for Permitted Liens, subsisting, unexpired and, to the knowledge of the Company, valid and enforceable, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Subject to the knowledge-qualified, noninfringement representation in clause (b) below with respect to third-party patents, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks, service marks, trade names, domain names, copyrights, patents, trade secrets and other intellectual property of any kind (whether registered or unregistered) used in their businesses as currently conducted and that are material to the businesses of the Company and its Subsidiaries taken as a whole as currently conducted (collectively, the “Company Intellectual Property”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the intellectual property rights of any person or challenging the validity, enforceability or ownership of any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries or the right to use to any other Company Intellectual Property; (b) the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights (other than patents) and, to the knowledge of the Company, any patents of any person; (c) there are no pending claims made by the Company or any of its Subsidiaries alleging infringement, misappropriation or other violation by others of the Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries; (d) to the knowledge of the Company, no person is infringing, misappropriating or diluting any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries; (e) the consummation of the Merger and the other transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any person to terminate or modify any of the Company’s or any Subsidiaries’ rights or obligations under, any agreement under which the Company or any of its Subsidiaries grants to any person, or any person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property; and (f) no Company Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment or decree restricting or limiting the use, exploitation or licensing thereof by the Company or any of its Subsidiaries.

3.17  Environmental Matters. Except as would not be reasonably expected to have a Company Material Adverse Effect, there are no material legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries. To the knowledge of the Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation with respect to any of the foregoing.

3.18  Insurance. The Company and its Subsidiaries maintain insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as would not be reasonably expected to have a Company Material Adverse Effect, all such material insurance policies are in full force and effect, and, since the most recent renewal date, no notice of cancellation or modification has been received.

3.19  State Takeover Laws; No Rights Plan.

(a)    The Company Board has rendered inapplicable to this Agreement and the transactions contemplated hereby Sections 55-9 and 55-9A of the NCBCA and, to the Company’s knowledge, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law (any such Laws, “Takeover Statutes”).

(b)    There is no shareholder rights plan, “poison pill” antitakeover plan or other similar agreement or plan in effect to which the Company is a party or is otherwise bound.

3.20  Broker’s Fees. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.20 of the Company Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Parent and Merger Sub.

3.21  Opinion of Financial Advisor. The Company Board has received an opinion from JP Morgan Chase & Co. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of the Company from a financial point of view.

3.22  Certain Business Practices. To the Company’s knowledge, neither the Company nor any of its Subsidiaries, nor any director or officer of the Company or any of its Subsidiaries acting for or on behalf of the Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment where, in the case of clause (a), (b), (c) or (d), such payment or action would be reasonably expected to have a Company Material Adverse Effect.

3.23  HIPAA. Except as would not be reasonably expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries are in, and at all times since November 30, 2010 have been in, compliance with the applicable obligations as a Covered Entity with respect to its “Health Plan” and the pharmacies it operates, and as a “Business Associate” where applicable (as such capitalized terms are defined in the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act and the regulations promulgated under these statutes, including without limitation, the privacy and security regulations (45 C.F.R. 160 and 164) and the transaction and code set regulations (45 C.F.R. 162) (collectively, “HIPAA”)). With respect to any applicable data privacy or security requirements under HIPAA (collectively, the “HIPAA Commitments”), or any other privacy or security requirements imposed by federal or state Law on the data held, collected, used or disclosed by the Company or any of its Affiliates, including, without limitation, state data breach notification Laws and state consumer protection Laws

(collectively, the “Additional Privacy Requirements”), except as would not be reasonably expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is in material compliance with the HIPAA Commitments and the Additional Privacy Requirements; (ii) the transactions contemplated by this Agreement will not violate any of the HIPAA Commitments or the Additional Privacy Requirements; and (iii) neither the Company nor any of its Subsidiaries has received (A) any written inquiry from, or is under investigation by, any federal, state, municipal, national or other government, governmental department, board, bureau, or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, including, without limitation, HHS, the Centers for Medicare and Medicaid Services, the DEA, and state board of pharmacies (each, a “Healthcare Government Entity”) regarding the Company’s compliance with the HIPAA Commitments or the Additional Privacy Requirements or (B) written notice from any party with whom they have a Business Associate Contract (as such term is defined under HIPAA) of any allegation that they have been, in material breach of any of the Business Associate Contracts to which they are parties. Except as would not be reasonably expected to have a Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any Subsidiary has, since November 30, 2010 engaged in an activity that would trigger a reporting requirement under any HIPAA Commitments or the Additional Privacy Requirements. To the Knowledge of the Company, neither the Company nor any Subsidiary has, since November 30, 2010, suffered any unauthorized acquisition, access, use or disclosure of any patient health information that, individually or in the aggregate, is a material violation of the HIPAA Commitments or the Additional Privacy Requirements, except as would not be reasonably expected to have a Company Material Adverse Effect.

3.24  Compliance with Healthcare Laws.

(a)    Except as would not be reasonably expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is conducting and has since November 30, 2010, conducted its business and operations in compliance in all material respects with, and neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees has engaged in any activities that would constitute a violation of applicable Law of any federal, state, or local Healthcare Government Entity with respect to regulatory matters relating to the operation of pharmacies, the sale and dispensing of pharmaceuticals and controlled substances, and the provision, administration, and/or payment for pharmacy products or services (collectively, “Healthcare Laws”), including, to the extent applicable: (i) any state licensure, credentialing, accreditation or certification requirement, including those limiting the scope of activities of persons acting without such license, credential, accreditation or certification; (ii) any billing, coding, coverage or reimbursement rules and regulations applicable to the services provided by the Company or any of its Subsidiaries; (iii) any rules and regulations imposed on the claims made or promotional or marketing efforts undertaken in connection with the services provided by the Company or any of its Subsidiaries, including any such rules and regulations applicable to the advertising of such services; (iv) rules and regulations governing the operation and administration of Medicare, Medicaid, Tricare, or any other federal health care programs (as defined in the Social Security Act) and any other state health care program (collectively, “Government Programs”); (v) all federal and state fraud and abuse Laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-

7b(b)), the Ethics in Patient Referral Act (42 U.S.C. §1395nn), the False Claims Act (31 U.S.C. §3729 et seq.), the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7, and regulations promulgated thereunder, and state anti-kickback, self-referral and false claims laws; (vi) any Laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued, (vii) any state Law provisions prohibiting insurance fraud; (viii) any state corporate practice of medicine and fee-splitting Laws; (ix) rules and regulations of the U.S. Food and Drug Administration, (x) the Federal Controlled Substances Act; and (xi) the terms and conditions of any Healthcare Permit.

(b)    Except as would not be reasonably expected to have a Company Material Adverse Effect, since November 30, 2010, (i) neither the Company nor any of its Subsidiaries has received any written notice or communication from any Healthcare Government Entity alleging material noncompliance with any Healthcare Laws or any Healthcare Permit; (ii) there has not been, and there is no, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, audit, search warrant, subpoena, civil investigative demand, notice, demand letter, warning letter, contact letter, proceeding, request for information by or from any enforcement agency related to material noncompliance with any Healthcare Laws or any Healthcare Permit pending against the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has any material liability (whether actual or contingent) for failure to comply with any Healthcare Laws; (iv) there has not been any violation of any Healthcare Laws by the Company or any of its Subsidiaries in its submissions or reports to any Healthcare Government Entity that would reasonably be expected to require investigation, corrective action or enforcement action; (v) neither the Company nor any of its Subsidiaries nor any of their respective officers or directors (A) has been convicted in the past three years of any criminal offense primarily relating to the delivery of an item or service under any Government Program; (B) has been debarred, excluded or suspended from or otherwise rendered ineligible for participation in any Government Program or procurement or non-procurement program nor has any such debarment, exclusion or suspension been threatened in writing or pending; (C) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; or (D) is currently on the “list of Excluded Individuals/Entities” on the website of the United States Health and Human Services Office of Inspector General (http://oig.hhs.gov/fraud/exclusions.html) or on the “List of Parties Excluded from Federal Procurement and Nonprocurement Programs” on the website of the United States General Services Administration (http://www.arnet.gov/epls/); (vi) neither the Company nor any of its Subsidiaries has been a defendant in any qui tam/False Claims Act litigation; (vii) neither the Company nor any of its Subsidiaries have any reporting obligations pursuant to any written settlement agreement or any other written compliance programs, plans, or agreements entered into with any Governmental Entity or are a party to a corporate integrity agreement with the U.S. Department of Health and Human Services Office of Inspector General (“OIG”) or any similar written agreement with a Healthcare Government Entity; and (viii) the Company and each of its Subsidiaries has maintained all records required to be in material compliance under any Healthcare Laws. For purposes of this Section, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the OIG.

(c)    Except as would not be reasonably expected to have a Company Material Adverse Effect, the Company and each Subsidiary, to the extent applicable, has obtained permits, certificates, rights, licenses, approvals, accreditations, qualifications, certifications, and other authorizations required by Healthcare Laws or any Healthcare Government Entity with respect to any Healthcare Laws (“Healthcare Permit”), and has made all material declarations and filings required under any Healthcare Law or Healthcare Permit with, all applicable Governmental Authorities, accreditation organizations, and all self-regulatory authorities to engage, respectively, in the management and/or operation of each Pharmacy. Except as would not be reasonably expected to have a Company Material Adverse Effect, (i) each material Healthcare Permit issued to the Company and each Subsidiary is valid and in full force and effect, (ii) the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all such Healthcare Permits and (iii) all such Health Care Permits are currently in effect, valid and in good standing, and, since November 30, 2010, have not been subject to suspension, revocation, forfeiture or material restriction. Except as would not be reasonably expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries have received notice from any Healthcare Government Entity or issuer of any Healthcare Permit with respect to the revocation, suspension, restriction, limitation or termination of any material Healthcare Permit nor is any such action pending or, to the Knowledge of the Company, threatened.

3.25  No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other person makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company, except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Parent Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), as follows:

4.1  Corporate Organization, Qualification, Subsidiaries, Etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate or company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing (where applicable as a legal concept) as a foreign corporation or company in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. For purposes of this Agreement, the term “Parent Material Adverse Effect” means any change, event, circumstance or development, in each case that, individually or in the aggregate, is materially adverse with respect to, or would be reasonably expected to have, any material adverse effect on, the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or timely perform any of their other respective obligations hereunder. Parent has made available to the Company before the date of this Agreement a true, complete and correct copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement.

4.2  Authority; No Violation.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by Parent in its capacity as the sole shareholder of Merger Sub (the “Merger Sub Shareholder Approval”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly adopted and authorized by all necessary corporate action on the part of each of Parent and Merger Sub, subject only to the required receipt of Merger Sub Shareholder Approval. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)    The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation or bylaws or other equivalent organizational documents of Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining Merger Sub Shareholder Approval and compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 4.2(c), conflict with or violate any Law or order applicable to Parent or Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not reasonably be expected to have a Parent Material Adverse Effect.

(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of Parent are listed for trading is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the premerger notification requirements under the HSR Act or any other antitrust Law, (ii) the filing of the Articles of Merger with the North Carolina Secretary of State and (iii) filings required under, and compliance with the requirements of, the Securities Act and the Exchange Act.

(d)    No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the transactions contemplated by this Agreement.

4.3  Legal Proceedings. As of the date hereof, there is no claim, action, proceeding, or investigation pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub, any of their respective Affiliates or any of their respective properties or assets, at law or in equity, and there are no orders by or before any Governmental Entity, in each case that, individually or in the aggregate, would reasonably expected to have a Parent Material Adverse Effect. As of the date hereof, there is no judgment outstanding against Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

4.4  Proxy Statement; Other Information. The information to be supplied by or on behalf of Parent and its Affiliates for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Shareholder Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Meeting that has become false or misleading. If at any time before the Company Shareholder Meeting any fact or event relating to Parent or any of its Affiliates that should be set forth in an amendment or supplement to the Proxy Statement should be discovered by Parent or should, to the knowledge of Parent, occur, Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.5  Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6  Available Funds. Parent will have at the Closing funds sufficient to (a) pay the Merger Consideration, (b) pay any and all fees and expenses required to be paid by Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement and (c) satisfy all of the other payment obligations of Parent and/or Merger Sub contemplated hereunder. In no event shall the receipt or availability of any funds or financing by Parent, Merger Sub or any of their Affiliates or any other financing transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

4.7  Agreements with Company Shareholders, Directors, Officers and Employees. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates is a party to any contract or agreement, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any holder of the Company’s capital stock or any director, officer or employee of the Company or any of its Subsidiaries that in any way relates to this Agreement, the transactions contemplated by this Agreement or the post-closing operation of the Surviving Corporation.

4.8  Parent Ownership of Company Securities. As of the date of this Agreement, Parent and its Subsidiaries do not beneficially own (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

4.9  Broker’s Fees. Neither Parent nor any Subsidiary of Parent nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.9 of the Parent Disclosure Schedule.

4.10  Access to Information; Disclaimer. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Company and its Subsidiaries with the management of the Company, (b) has had (i) reasonable access to the books and records of the Company and its Subsidiaries and (ii) full access to the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties, including any implied warranties, are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its shareholders, Affiliates or Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its shareholders, Affiliates or Representatives with respect thereto, other than fraud in connection therewith.

ARTICLE V
COVENANTS AND AGREEMENTS

5.1  Conduct of the Company’s Business Before the Effective Time.

(a)    From and after the date hereof and before the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed); (iii) as may be expressly required or expressly permitted by this Agreement (as qualified by the Company Disclosure Schedule) or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and the Company shall use all commercially reasonable efforts to (A) keep available the services of its current Key Employees (which shall not include any obligation to grant any increase in compensation or benefits or enter into any retention agreement), (B) maintain satisfactory relationships with its lenders and material suppliers, and others having material business relationships with it and (C) maintain in effect the material insurance policies of the Company and its Subsidiaries as in effect on the date hereof in the ordinary course of business consistent with past practice.

(b)    Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, without the prior written consent of Parent, the Company:

(i)    shall not, and shall not permit any of its Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), other than (A) regular quarterly cash dividends or distributions authorized by the Company Board before the date hereof or in the ordinary course of business consistent with past practice, not exceeding $0.15 per Share as appropriately adjusted in the event of any stock split, reverse stock split, stock dividend, reclassification or similar transaction or (B) dividends and distributions paid by Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries;

(ii)    shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(iii)    except as required by applicable Law, existing written agreements or the Company Benefit Plans, as in the ordinary course of business consistent with past practice or as set forth on Section 5.1(b)(iii) of the Company Disclosure

Schedule, shall not, and shall not permit any of its Subsidiaries to (A) materially increase the compensation or other benefits payable or provided to its employees, or directors, (B) enter into any employment, change-of-control or severance agreement with any employee or other service provider of the Company or any of its Subsidiaries or (C) establish, adopt, enter into or amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as otherwise permitted pursuant to clauses (A) and (B) of this Section 5.1(b)(iii);

(iv)    shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans, advances or capital contributions to, or investments in, any other person (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing, lending or investment arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;

(v)    shall not, and shall not permit any of its Subsidiaries to, change material financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(vi)    shall not (A) amend any provision of the Company Articles or Company Bylaws or (B) permit any of its Subsidiaries to amend any provision of such Subsidiary’s articles of incorporation or bylaws or similar charter or organizational documents in a manner adverse to Parent or Merger Sub or as would reasonably be expected to have a Company Material Adverse Effect;

(vii)    except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries of the Company or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, take any action to cause to be exercisable any otherwise unexercisable Company Stock Option (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options or awards outstanding on the date hereof) or otherwise make any changes (by combination, merger, consolidation, reorganization, liquidation, split, combination, reclassification, adjustment or otherwise) in the capital structure of the Company or any of its Subsidiaries or amend the terms of any securities of the Company or any of its Subsidiaries, other than issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options outstanding on the date hereof; provided, however, that the Company may grant, to newly hired employees of the Company or any of its Subsidiaries Company Stock Options or other equity-based awards (in the case of Company

Stock Options, with an exercise price equal to the fair market value of shares of Company Common Stock on the date of grant), so long as such grants are made under the Company Stock Plans in the ordinary course of business consistent with past practice;

(viii)    except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Common Stock from a holder of a Company Stock Option in satisfaction of withholding obligations or in payment of the exercise price or from a holder of Restricted Shares in satisfaction of withholding obligations upon the vesting of such shares;

(ix)    shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b)(ix), and (C) indebtedness for borrowed money pursuant to its Existing Credit Facilities;

(x)    except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its tangible properties or assets having a value in excess of $5,000,000, individually or in the aggregate, except (A) pursuant to existing agreements in effect before the execution of this Agreement and listed in the Company Disclosure Schedule, (B) for the sale of inventory in the ordinary course of business consistent with past practice, (C) that the Company may divest or close, in the aggregate, the following number of stores: (1) between the date hereof and March 31, 2014, five, (2) between the date hereof and June 30, 2014, six, and (3) between the date hereof and September 30, 2014, seven, or (D) with respect to the matters set forth on Section 5.1(b)(x) of the Company Disclosure Schedule;

(xi)    (A)  enter into any new contract that would have been a Company Material Contract if it were entered into at or before the date hereof (other than (1) renewal or replacement of any existing Company Material Contract with a vendor or customer, the terms and conditions of which renewal or replacement Company Material Contract, in the aggregate, are at least as favorable to the Company as the existing Company Material Contract or are otherwise on market terms or (2) contracts entered into in connection with the making of capital expenditures permitted under Section 5.1(b)(xiii)) or terminate any Company Material Contract, (B) other than in the ordinary course of business, materially modify, amend or waive any material right under or renew any Company Material Contract, (C) enter into or extend the term or scope of any contract or agreement that purports to materially restrict the Company, or any of its Subsidiaries, from engaging or competing in any line of business or in any geographic area or (D) enter into any material contract or agreement that would be breached by, or require the consent of any other person in order to continue such contract or agreement in full force following, consummation of the transactions contemplated by this Agreement;

(xii)    shall not, and shall not permit any of its Subsidiaries to, acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire any entity, store, business or assets that constitute a business or division of any person, or all or a substantial portion of the assets of any person (or business or division thereof) other than as contemplated on Section 5.1(b)(xii) of the Company Disclosure Schedule;

(xiii)    shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure (excluding the joint venture investments described on Section 5.1(a) of the Company Disclosure Schedule and capital expenditures made in connection with acquisitions permitted under Section 5.1(b)(xii)) in excess of the amounts set forth on Section 5.1(b)(xiii) of the Company Disclosure Schedule, except that the Company may make additional capital expenditures in the amount of (A) $5,000,000 per store acquired in accordance with Section 5.1(b)(xii) (not including the cost of acquisition of such store) and (B) $10,000,000 in the aggregate above the amounts set forth on Section 5.1(b)(xiii) of the Company Disclosure Schedule over the course of fiscal years 2013 and 2014 combined;

(xiv)    shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xv)    shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business outside the businesses being conducted by the Company and its Subsidiaries on the date hereof and any reasonable extensions thereof;

(xvi)    shall not, and shall not permit any of its Subsidiaries to, settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (B) any shareholder litigation or dispute against the Company or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby, in each case, other than settlements that involve the payment of monetary damages by the Company not in excess of the amounts set forth in Section 5.1(b)(xvi) of the Company Disclosure Schedule and, in each case, without the imposition of equitable relief on, or the admission of wrongdoing by, the Company, any of its Subsidiaries or any of its officers or directors;

(xvii)    shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any material annual Tax accounting period, adopt or change any material method of Tax accounting or file any material amended Tax Returns, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment; except, in each case, (x) as may be required by applicable Law, (y) with respect to such Tax claims, audits, obligations or other matters for which reserves that are adequate under GAAP have been made or (z) where such action or omission would not be reasonably expected to have the effect of materially increasing the Tax liability or materially decreasing any Tax asset of the Company or any of its Subsidiaries; and

(xviii)    shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.2  Conduct of Business of Parent and Merger Sub. Between the date hereof and the Effective Time, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement (including to delay in any material respect the obtainment of any approval required under antitrust Law).

5.3  Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in cooperation with Parent, shall prepare and file with the SEC the Proxy Statement. The Company (i) shall provide Parent with a reasonable opportunity to review and comment on a draft of the Proxy Statement before the Proxy Statement is filed with the SEC and (ii) shall consider in good faith including in the Proxy Statement all comments reasonably proposed by Parent in respect of the Proxy Statement. The Company shall respond to any comments of the SEC or its staff concerning the Proxy Statement and shall cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any written comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and, upon the request of Parent, shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company (i) shall provide Parent with a reasonable opportunity to review and comment on any responses to comments or inquiries by the SEC with respect to any filings of the Proxy Statement, (ii) shall consider in good faith including in such responses all comments reasonably proposed by Parent in respect of the filings and (iii) shall provide Parent and its counsel a reasonable opportunity to participate in any material discussions or meetings with the SEC or its staff with respect to such filings to the extent permitted by the SEC. The Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.3 to comply in all material respects with all applicable requirements of Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement.

5.4  Shareholder Approval.

(a)    The Company shall call a meeting of its shareholders to be held as soon as reasonably practicable after the mailing of the Proxy Statement for the purpose of obtaining the Requisite Shareholder Approval (including any meeting that occurs after any adjournment or postponement, the “Company Shareholder Meeting”), on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Company Board shall use its reasonable best efforts to obtain from its shareholders the Requisite Shareholder Approval, including by recommending that its shareholders vote in favor of this Agreement, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement.

(b)    Each of Parent, Merger Sub and the Company shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with any other Party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

5.5  Access to Information; Confidentiality.

(a)    Upon reasonable notice and subject to applicable Laws relating to the confidentiality of information and the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other Representatives of Parent, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or other federal or state Laws (other than reports or documents that the Company is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information (x) where such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any Law, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement or (y) regarding an Acquisition Proposal that is not required to be disclosed to the other Party pursuant to Section 5.6. The Company shall make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    All information and materials provided by the Company pursuant to or in connection with this Agreement or the transactions contemplated hereby shall be subject to the provisions of the confidentiality letter agreement entered into between the Company and Parent dated March 12, 2013 (the “Confidentiality Agreement”).

5.6  Non-Solicitation.

(a)    Except as expressly permitted by Section 5.6(b):

(i)    the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to immediately cease any existing solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Acquisition Proposals or any proposal reasonably likely to result in an Acquisition Proposal (and the Company shall request that all copies of all nonpublic information it or its Subsidiaries or their respective Representatives have distributed or made available since the date hereof to persons in connection with their consideration of any Acquisition Proposal, be promptly destroyed or returned to the Company (subject to the exceptions set forth in any applicable confidentiality agreement)) and cause any physical or virtual data room to no longer be accessible to or by any person other than Parent and its Affiliates; and

(ii)    from the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 7.1, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (A) initiate, solicit or knowingly encourage, facilitate or assist the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or provide any nonpublic information or data to any person relating to the Company or any of its Subsidiaries, or afford to any such person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries, (C) enter into any other acquisition agreement, merger agreement or similar definitive agreement, letter of intent or agreement in principle with respect thereto or any other agreement relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”) or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal, other than, in each case, to request information from the person making any such proposal or offer for the sole purpose of the Company Board or any committee thereof informing itself about the proposal or offer that has been made and the person that made it or to notify any person of the Company’s obligations under this Section 5.6.

(b)    From and after the date of this Agreement, the Company shall promptly notify Parent orally (and then in writing within 48 hours) after it or any of its Subsidiaries has received any request for discussions or negotiations, any request for access to the properties or books and records of the Company or any of its Subsidiaries of which the Company or any of its Subsidiaries or any of their respective Representatives is or has become aware, or any request for information relating to the Company or any of its Subsidiaries, in each case, in connection with an Acquisition Proposal or any proposal or offer relating to or constituting an Acquisition Proposal or a potential Acquisition Proposal or any amendments to the financial or material terms of the foregoing. Such notice to Parent shall indicate the identity of the person making such proposal or request and the material terms and conditions of such proposal, if any. The Company shall keep Parent reasonably informed on a current basis (and in any event within 48 hours) of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal or any change to the financial or material terms of any such Acquisition Proposal, including by providing a copy, if applicable, of any written requests, proposals or offers, including proposed agreements, regarding any such Acquisition Proposal within 24 hours after the receipt thereof. Notwithstanding Section 5.6(a) but subject to complying with Section 5.6(a), if, before the time the Requisite Shareholder Approval is obtained, the Company receives an Acquisition Proposal from any person that did not result from a breach of any provision of this Section 5.6 and that the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal:

(i)    the Company and its Representatives may provide access and nonpublic information with regard to the Company and its Subsidiaries in response to a request therefor by such person if the Company receives from such person (or has received from such person) an executed Acceptable Confidentiality Agreement (a copy of which the Company shall promptly (but in any event, within 48 hours) provide to Parent following execution thereof), provided, that the Company shall promptly (but in any event, within 48 hours) make available to Parent any nonpublic information concerning the Company or its Subsidiaries that is provided to any person given such access that was not previously made available to Parent, and

(ii)    the Company and its Representatives may engage or participate in any discussions or negotiations with such person.

(c)    Except as set forth in this Section 5.6(c), neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, change, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, change, amend or modify), in any manner adverse to Parent, the recommendation of the Company Board with respect to the Merger (the “Company Recommendation”), make any public statement in connection with the Company Recommendation or in reference to an Acquisition Proposal that is inconsistent with the Company Recommendation and in any manner adverse to Parent, or fail to include the Company Recommendation in the Proxy Statement, or adopt, approve or recommend or otherwise declare advisable (publicly or otherwise), or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, or cause or permit the Company to enter into any Alternative Acquisition Agreement, or fail to make or reaffirm the Company Recommendation within five Business Days following Parent’s written request to do so following receipt of an Acquisition Proposal, provided, that Parent may only make such request once per Acquisition Proposal (any of the foregoing, a “Change of Recommendation”). Notwithstanding anything to the contrary set forth in this Agreement, before the time the Requisite Shareholder Approval is obtained, the Company Board or any committee thereof may effect a Change of Recommendation and terminate this Agreement pursuant to Section 7.1(f) and enter into an Alternative Acquisition Agreement, if the Company receives an Acquisition Proposal that is a binding, written offer capable of acceptance that the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal, provided, that, the Company may effect a Change of Recommendation and terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal if:

(i)    the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that failure to take such action would be inconsistent with its fiduciary obligations under applicable Law and the Company shall have complied with its obligations under this Section 5.6;

(ii)    the Company has provided prior written notice to Parent, at least five Business Days in advance of making such Change of Recommendation or such termination (such period, the “Negotiation Period”), advising Parent of the intention to effect a Change of Recommendation or terminate this Agreement pursuant to Section 7.1(f), which notice shall include the basis for the Change of Recommendation or termination and the identity of the party making such Superior Proposal and the material terms thereof and include copies of the final forms of all material relevant documents relating to such Superior Proposal;

(iii)    during the Negotiation Period, the Company has negotiated, and has caused its Representatives to negotiate, with Parent and Merger Sub in good faith with respect to any changes to the terms and conditions of this Agreement or the transactions contemplated hereby proposed by Parent and Merger Sub (or as to other proposals made by Parent); and

(iv)    after so negotiating with Parent and Merger Sub during the Negotiation Period, the Company Board has considered in good faith any and all changes to this Agreement and the transactions contemplated hereby offered by Parent (or other proposals made by Parent), and has determined, after consultation with its financial advisors and outside legal counsel, that such Superior Proposal would continue to constitute a Superior Proposal even if such changes or other proposals were to be given effect, provided, that, if any material amendment or revision is made to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent with respect to each successive such amendment or revision and to comply with the requirements of this Section 5.6 (including Section 5.6(d)) with respect to such new written notice and a new Negotiation Period shall recommence.

(d)    Nothing contained in this Section 5.6 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders any position or information contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, and to the extent referred to therein, Item 1012(a) of Regulation M-A under the Exchange Act with respect to an Acquisition Proposal, or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that has the substantive effect of withholding, withdrawing, modifying or qualifying in any manner adverse to the Company Recommendation shall be deemed for all purposes of this Agreement to be a Change of Recommendation unless the Company Board expressly publicly reaffirms the Company Recommendation within three Business Days following any written request by Parent.

(e)    No Change of Recommendation shall change the approval of the Company Board for purposes of Section 55-11-01 of the NCBCA or any Takeover Statute.

(f)    The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.6 by any Representatives of the Company or any Subsidiary of the Company or their respective Representatives shall be deemed to be a breach of this Section 5.6 by the Company.

(g)    As used in this Agreement:

(i)    “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (except with regard to standstill provisions); provided, however, that an Acceptable Confidentiality Agreement shall not include any provision having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

(ii)    “Acquisition Proposal” means any bona fide proposal or offer relating to (A) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company (or any Subsidiary or

Subsidiaries of the Company whose business constitutes 25% or more of the net revenues, net income or assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole), (B) the acquisition of 25% or more of the outstanding shares of any class of capital stock of the Company or 25% or more of the voting power represented by the outstanding voting securities of the Company, (C) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition of 25% or more of the total voting power of the capital stock of the Company or 25% or more of the voting power represented by the outstanding voting securities of the Company, (D) the acquisition in any manner, directly or indirectly, of 25% or more of the consolidated total assets (based on fair market value) of the Company and its Subsidiaries (or to which 25% or more of the Company’s revenues or earnings on a consolidated basis are attributable) including, for this purpose, the outstanding assets and equity interests of the Subsidiaries of the Company, (E) any transaction that would result in person obtaining the ability to elect a majority of the Company Board or (F) any other transaction having a similar effect to those described in clauses (A) through (E), and in each case other than the transactions between Parent, Merger Sub and the Company contemplated by this Agreement.

(iii)    “Superior Proposal” means a bona fide written Acquisition Proposal the terms of which the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into consideration all relevant factors, among other things, all of the terms and conditions of such Acquisition Proposal and this Agreement (in each case taking into account any changes to this Agreement or the transactions contemplated hereby (or any other proposals) made or proposed in writing by Parent before the time of determination), including financing, regulatory approvals, break-up fee, expense reimbursement provisions, conditions to consummation and financing terms, (A) is reasonably likely to be consummated in accordance with its terms and (B) if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account the expected timing and risk and likelihood of consummation and including taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal under Section 5.6(d) or otherwise); provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

5.7  Efforts.

(a)    Each of the Parties shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things reasonably necessary, proper or advisable to obtain all necessary actions or nonactions, waivers, consents, clearances, approvals, or expirations or terminations of waiting periods as may be required by any Law or Governmental Entity.

(b)    Parent and the Company shall as soon as reasonably practicable after the date hereof, file (or cause to be filed) any and all filings and other presentations in connection with seeking any regulatory approval, exemption or other authorization from any Governmental Entity necessary to consummate the transactions contemplated by this Agreement, including all required Notification and Report Forms under the HSR Act with respect to the Merger. Parent and the Company will use reasonable best efforts to facilitate obtaining any final order or orders approving such transactions, consistent with this Agreement and/or to remove any impediment to the consummation of the transactions contemplated hereby. Parent and the Company will use reasonable best efforts to furnish all information in connection with the approvals of or filings with any Governmental Entity and will promptly cooperate with and furnish information in connection with any such requirements imposed upon Parent or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby. Parent and the Company shall request early termination of any applicable waiting period under the HSR Act, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act (the “HSR Clearance”), and shall supply to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) or the United States Federal Trade Commission (“FTC”) as promptly as reasonably practicable any additional information or documents that may be requested pursuant to any Law or by the Antitrust Division or the FTC.

(c)    In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.7, each of Parent and the Company shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, Injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date.

(d)    In furtherance and not limitation of the covenants of the Parties contained in this Section 5.7, Parent shall use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust Law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date).

(e)    Parent and the Company shall cooperate and consult with each other in connection with the making of all filings, notifications, communications, submissions and any other material actions pursuant to this Section 5.7, and, subject to applicable legal limitations and the instructions of any Governmental Entity, Parent and the Company shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other material communications received by Parent and the Company, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, Parent and the Company shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the businesses of Parent, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. Parent and the Company agree not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(f)    For purposes of this Section 5.7, “reasonable best efforts” shall include Parent proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of assets of Parent or the Company and otherwise taking or committing to take actions that after the Closing would limit Parent’s freedom of action with respect to, or its ability to operate and/or retain, assets of Parent or the Company; provided, however, that nothing in this Agreement will require, or be deemed to require, Parent to take any action described in this Section 5.7(f) that would reasonably be expected to result in a “Material Adverse Effect on the Transaction.” “Material Adverse Effect on the Transaction” means a material reduction in the reasonably anticipated economic benefits to Parent of the transactions contemplated by this Agreement measured over a commercially reasonable period.

(g)    Except as otherwise permitted under this Agreement, neither Parent nor Company shall (and shall cause its Subsidiaries and Affiliates not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing.

5.8  Public Disclosure. Except as may be required by Law or New York Stock Exchange rules, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Each of Parent, Merger Sub and the Company shall each use its reasonable best efforts to consult with the other Parties before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement (including if such public statement is required by applicable Law or New York Stock Exchange rules). The restrictions set forth in this Section 5.8 shall not apply to any communication made by the Company regarding an Acquisition Proposal or the withholding, withdrawal or modification of the approval or Company Recommendation with respect to the transactions contemplated by this Agreement.

5.9  Employees; Benefit Plans.

(a)    For a period of 18 months following the Closing Date (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to, provide to each individual who, immediately before the Effective Time is an employee (including individuals who are on a leave of absence but whose employment has not terminated) of the Company or any of its Subsidiaries (each, a “Covered Employee”), while employed by Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates after the Closing Date, (i) no less than the same base salary or hourly wage rate provided to such Covered Employee immediately before the Effective Time, (ii) no less than the same short-term (annual or more frequent) bonus or commission opportunity provided to such Covered Employee immediately before the Effective Time and (iii) other compensation and benefits (excluding equity and equity-based awards) that are no less favorable for all Covered Employees in the aggregate as those provided to such Covered Employees in the aggregate under the Company’s and its Subsidiaries’ compensation and benefit plans, programs, policies, agreements and arrangements in effect immediately before the Effective Time. Notwithstanding anything to the contrary set forth herein, after the Effective Time, nothing herein shall preclude the Surviving Corporation or any of its Subsidiaries from terminating the employment of any Covered Employee.

(b)    Parent shall, or shall cause the Surviving Corporation and each of their respective Subsidiaries and Affiliates to, honor all Company Benefit Plans (including for the avoidance of doubt all severance, change-in-control and similar plans and agreements) in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such Company Benefit Plans to the extent not in violation of any requirements hereunder; provided, however, that nothing herein shall prevent the amendment or termination of any specific plan, program, policy, agreement or arrangement, or interfere with Parent’s, the Surviving Corporation’s or any of their respective Subsidiaries’ or Affiliates’ rights or obligations to make such changes as are necessary to comply with applicable Law. Parent acknowledges and agrees that the consummation of the Merger will constitute a “Change in Control” under the Company Benefit Plans and agreements listed in Section 5.9(b) (Change-in-Control and Severance Agreements) of the Company Disclosure Schedule. During the Continuation Period, Parent shall provide each Covered Employee who suffers a termination of employment under circumstances that would have given the Covered Employee a right to severance payments and benefits under the Company’s severance policy in effect immediately before the Effective Time or, if applicable, under the other severance arrangements under which the Covered Employee would have received severance payments and benefits before the Effective Time and identified on Section 5.9(c) of the Company Disclosure Schedule (the “Company Severance Plan”) with severance payments and benefits no less favorable than those that would have been provided to such Covered Employee under the Company Severance Plan (subject to applicable eligibility conditions).

(c)    For all purposes under (i) all employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates providing benefits to any Covered Employee after the Effective Time, other than the Company Benefit Plans (the “New Plans”), each Covered Employee shall receive full credit for all purposes (including eligibility, vesting and benefit accrual but not for benefit accrual purposes under any New Plan that is a defined benefit plan) for such Covered Employee’s years of service with the Company and its Subsidiaries before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Subsidiaries have given credit for prior service) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar or comparable Company Benefit Plan, or with respect to any New Plan for which there is no similar or comparable Company Benefit Plan, to the same extent as such service would be recognized if it had been performed as an employee of Parent, the Surviving Corporation or their respective Subsidiaries and Affiliates (in each case except to the extent such credit would result in a duplication of benefits) and (ii) the Company Benefit Plans, each Covered Employee shall receive full credit for all purposes (including eligibility, vesting and benefit accrual) for such Covered Employee’s years of service with the Company and its Subsidiaries before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Subsidiaries have given credit for prior service), to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under such Company Benefit Plan (in each case except to the extent such credit would result in a duplication of benefits). In addition, where applicable, and without limiting the generality of the foregoing: (i) at the Effective Time, each Covered Employee immediately shall be eligible to participate, without any waiting time, in each New Plan applicable to the Covered Employees as of the Effective Time to the extent such waiting time was satisfied under a similar or comparable Company Benefit Plan in which such Covered Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); (ii) Parent shall cause all pre-existing condition exclusions or limitations and actively-at-work requirements of each New Plan applicable to the Covered Employees at the Effective Time to be waived or satisfied for such Covered Employee and his or her covered dependents to the extent waived or satisfied under a similar or comparable Old Plan as of the Effective Time; (iii) Parent shall cause all eligible expenses incurred by each Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Covered Employee’s participation in the New Plan begins (if such date is within 18 months after the Closing Date) to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employees and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iv) in all cases, all amounts contributed as of the Closing Date by any Covered Employee to any Old Plan that is a Code Section 125 cafeteria plan or health savings account arrangement shall remain credited to such Covered Employee’s account under the applicable plan or arrangement following the Closing Date, subject to the terms and conditions of the applicable plan or arrangement.

(d)    With respect to any accrued but unused vacation or paid time off to which any Covered Employee is entitled pursuant to the vacation or paid time off policy applicable to such Covered Employee immediately before the Effective Time (the “Vacation Policy”), Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to, (i) allow such Covered Employee to use such accrued vacation or paid time off (subject to the terms of the applicable vacation plan or policy, including any maximums that may prohibit the Covered Employee from accruing any new vacation or paid time off until such prior time is used) and (ii) if any Covered Employee’s employment terminates during the Continuation Period under circumstances entitling the Covered Employee to severance pay under the Company Severance Plan, pay the Covered Employee, in cash, an amount equal to the value of the accrued vacation or paid time off.

(e)    Prior to the Closing but only after receipt of the Requisite Shareholder Approval and the satisfaction of the condition to closing set forth in Section 6.1(c) (but earlier upon mutual agreement of the Parties), the Company shall cooperate with Parent’s reasonable requests to (i) arrange and conduct for employees of the Company, an open enrollment period for any New Plans and employee orientation sessions (with such sessions to be held at times reasonably agreed to by Parent and the Company), and (ii) meet with employees of the Company (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by Parent and the Company.

(f)    Nothing in this Section 5.9, whether express or implied, shall confer upon any current or former employee of the Company, Parent, the Surviving Corporation or any of

their respective Subsidiaries or Affiliates, any rights (including for sake of clarity, any third party beneficiary rights) or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Section 5.9. No provision of this Section 5.9 is intended to modify, amend or create any employee benefit plan of the Company, Parent, Surviving Corporation or any of their respective Subsidiaries or Affiliates.

(g)    With respect to awards of Restricted Shares that the Company would have granted on or after October 1, 2013, in the ordinary course of business in the absence of the restrictions contained in Section 5.1(b) of this Agreement:

(i)    The Compensation Committee of the Company Board shall make in the ordinary course the determinations of time-vesting awards and the performance-vesting awards it would grant to employees of the Company for fiscal year 2014 (each such award, a “Company Contingent Award”); provided, that such Company Contingent Awards (A) may not exceed 245,000 shares of Company Common Stock in the aggregate and (B) must be distributed among the different levels of employees of the Company and its Subsidiaries approximately in the same proportions as awards of Restricted Shares have been distributed among the different levels of employees of the Company in the last three fiscal years; and

(ii)    Within five (5) Business Days after the Closing Date, Parent shall cause to be granted to any Covered Employee that continues to be employed by Parent or any of its Subsidiaries on the date of grant an award of restricted shares of Parent common stock (each, a “Parent Award”) equal to the product of (A) the number of shares of Company Common Stock subject to the Company Contingent Award for such Covered Employee, multiplied by the quotient of (I) the closing price of a share of Company Common Stock on the New York Stock Exchange on the last trading day prior to the Closing Date, divided by (II) the average of the closing prices of a share of Parent common stock on the New York Stock Exchange for the ten trading days prior to the Closing Date, rounded up to the nearest whole share of Parent common stock; provided, that (aa) the vesting period for such Parent Awards shall, for each Covered Employee, be the same as the vesting period applicable to restricted stock awards made to similarly situated employees of the Parent or its Subsidiaries and in any event shall not provide for less favorable vesting provisions than equal annual installment vesting beginning on the first anniversary of the grant date over a period not longer than five years and (bb) such Parent Awards shall be subject to the standard terms and conditions and documentation applicable to restricted stock awards granted by Parent to employees of Parent or its Subsidiaries.

5.10  Indemnification; Directors’ and Officers’ Insurance.

(a)    In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company or any of its Subsidiaries before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their reasonable best efforts to defend against and respond thereto. All rights to indemnification, including advancement of expenses, and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in any applicable articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth on Section 5.10(a) of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.

(b)    From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any Subsidiary of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby).

(c)    Parent shall cause the individuals serving as officers and directors of the Company or any of its Subsidiaries immediately before the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policies maintained by the Company or its Subsidiaries (provided, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided, that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 300% of the annual premiums currently paid by the Company or its Subsidiaries for such insurance (the “Insurance Amount”), and provided, further, that if Parent or the Surviving Corporation is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Parent and the Surviving Corporation shall obtain as much comparable insurance as is available for the Insurance Amount. At the Company’s option, the Company may purchase before the Effective Time, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring at or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, that the annual premium therefor would not be in excess of 300% of the last annual premium paid before the Effective Time. If such prepaid “tail policy” has been obtained by the Company before the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)    The Surviving Corporation shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.10 in connection with their enforcement of their rights provided in this Section 5.10.

(e)    Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries as provided in their respective articles of incorporation or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. The provisions of this Section 5.10 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their Representatives. The obligations set forth in this Section 5.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party, or any person who is a beneficiary under the policies referred to in this Section 5.10 and their heirs and Representatives, without the prior written consent of such affected Indemnified Party or other person.

(f)    If the Surviving Corporation or Parent or any of their successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, the Surviving Corporation or Parent, as the case may be, shall make or cause to be made, proper provisions so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall assume all of the obligations of the Surviving Corporation or Parent, as the case may be set forth in this Section 5.10.

(g)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not before or in substitution for any such claims under such policies.

(h)    The provisions of this Section 5.10 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives.

5.11  Notice of Certain Events. Each of Parent, Merger Sub and the Company shall promptly advise the other of any change or event (a) having or reasonably expected to have a

Company Material Adverse Effect or Parent Material Adverse Effect on it, as the case may be, or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that, notwithstanding the above, the delivery of any notice pursuant to this Section 5.11 will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice or the conditions to such Party’s obligation to consummate the Merger.

5.12  Stock Exchange Delisting; Exchange Act Deregistration. Before the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange and SEC to enable the delisting by the Surviving Corporation of the Common Stock from the New York Stock Exchange and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.

5.13  Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations before the Effective Time. Before the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.14  Section 16 Matters. Before the Effective Time, the Parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act. The Company agrees to promptly furnish to Parent all requisite information necessary for Parent to take the actions contemplated by this Section 5.14.

5.15  Financing Cooperation. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably requested by Parent that is necessary in connection with obtaining financing in connection with the Merger (so long as such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (a) furnishing Parent and Merger Sub such financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (b) participating in a reasonable number of meetings, due diligence sessions, drafting sessions and sessions with rating agencies in connection with obtaining financing in connection with the Merger, (c) assisting Parent in the preparation of customary offering memoranda, bank information memoranda, authorization letters, confirmations and undertakings, rating agency presentations and lender presentations relating to obtaining financing in connection with the Merger, (d) providing and executing such customary documents as may be reasonably requested by Parent related to financing in connection with the Merger, (e) using reasonable best efforts to satisfy the conditions precedent set forth in any definitive documentation relating to financing in connection with the Merger to the extent the satisfaction of such conditions requires the cooperation of or is within the control of the Company, (f) using reasonable best efforts to cooperate with the financing sources’ due diligence investigation, to the extent customary and reasonable and not unreasonably interfering with the business of the Company and (g) using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by Parent and customary for such financings, including issuing any customary representations letters to KPMG LLP. Anything in this Section 5.15 to the contrary notwithstanding, until the Effective Time occurs, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, as the case may be, shall (i) be required to pay any commitment or other similar fee, (ii) enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the financing in connection with the transactions contemplated by this Agreement, (iii) unless promptly reimbursed by Parent, be required to incur any other expenses in connection with such financing or (iv) be required to take any action in his/her capacity as a director of the Company or any of its Subsidiaries with respect to such financing. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with their respective obligations pursuant to, and in accordance with, this Section 5.15, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the arrangement of Parent’s financing and any information used in connection therewith (other than information provided by the Company or any of its Subsidiaries) and all other actions taken by the Company, its Subsidiaries and their respective Representatives pursuant to this Section 5.15.

ARTICLE VI
CONDITIONS PRECEDENT

6.1  Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a)    Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(b)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger, or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or any other transactions contemplated by this Agreement.

(c)    Regulatory Approvals. (i)  The applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been earlier terminated and any Agreement with any Governmental Entity not to close the Merger shall have expired or been terminated and (ii) other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would be reasonably expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not be reasonably expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

6.2  Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by Parent and Merger Sub, at or before the Effective Time, of the following conditions:

(a)    Representations and Warranties.

(i)    The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in the second and third sentences of Section 3.2(a), the first sentence of Section 3.2(c), Section 3.2(f), the second and third sentences of Section 3.3(b), the first sentence of Section 3.11(a), Section 3.19 and Section 3.20) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for such breaches that have not had or would not reasonably be expected to have a Company Material Adverse Effect.

(ii)    The representations and warranties of the Company set forth in the second and third sentences of Section 3.2(a), the first sentence of Section 3.2(c), Section 3.2(f), the second and third sentences of Section 3.3(b), the first sentence of Section 3.11(a), Section 3.19 and Section 3.20 shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for such breaches that, in the aggregate, are not material.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time

(c)    Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company, certifying to the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b).

(d)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

6.3  Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or before the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for such breaches that have not had or would not reasonably be expected to have a Parent Material Adverse Effect.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or before the Closing Date.

(c)    Officer’s Certificate. Parent and Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date, signed on behalf of Parent and Merger Sub by the respective chief executive officer or the chief financial officer of Parent and Merger Sub, certifying to the satisfaction of the conditions specified in Sections 6.3(a) and 6.3(b).

6.4  Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement or breach of the requirement to use efforts in accordance with Section 5.4(b).

ARTICLE VII
TERMINATION AND AMENDMENT

7.1  Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a)    Mutual Consent. By mutual written consent of the Company and Parent;

(b)    Delay. By either the Company or Parent, if the Merger shall not have been consummated on or before March 31, 2014 (the “End Date”); provided, however, that if on March 31, 2014 any of the conditions to Closing set forth in Section 6.1(b) or 6.1(c) shall not have been satisfied or duly waived by the Party or Parties entitled to the benefit of such condition but all other conditions to Closing set forth in Article VI shall have been satisfied (other than those conditions that by their nature cannot be satisfied until the Closing Date, but which would be capable of being satisfied if the Closing Date occurred on the End Date) or waived, then the End Date shall be automatically extended without further action of the Parties to (and including) June 30, 2014; provided, further, that if on June 30, 2014 any of the conditions to Closing set forth in Section 6.1(b) or 6.1(c) shall not have been satisfied or duly waived by the Party or Parties entitled to the benefit of such condition but all other conditions to Closing set forth in

Article VI shall have been satisfied (other than those conditions that by their nature cannot be satisfied until the Closing Date, but which would be capable of being satisfied if the Closing Date occurred on the End Date) or waived, then the End Date shall, at the option of the Company or Parent (exercised by written notice to the other Parties) be extended to (and including) September 30, 2014 (and, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the End Date (as extended, if applicable));

(c)    No Regulatory Approval. By either Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in such order, decree, ruling or other action);

(d)    Failure of Shareholder Approval. By either Parent or the Company, if there is a vote of the shareholders of the Company, and the Requisite Shareholder Approval has not been obtained, unless the provisions of Section 7.1(e) shall apply;

(e)    Failure to Recommend by the Company. By Parent, if the Company Board shall have (i) failed to recommend in the Proxy Statement, without modification or qualification, the approval and adoption of this Agreement, (ii) in a manner adverse to Parent, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Company Board of this Agreement and/or the Merger to the Company’s shareholders, (B) taken any public action or made any public statement in connection with the Company Shareholder Meeting inconsistent with such recommendation or (C) recommended any Acquisition Proposal, whether or not permitted by the terms hereof, or (iii) failed to publicly reaffirm its recommendation of this Agreement in accordance with Section 5.6 (provided, that any right to terminate this Agreement pursuant to Sections 7.1(e)(i), (e)(ii) or (e)(iii) shall expire at 5:00 p.m. Eastern Time on the fifth Business Day after the date on which such termination right first arose);

(f)    Acceptance of Superior Proposal. By the Company, if the Company has received a Superior Proposal and the Company Board has made a determination to accept such Superior Proposal;

(g)    Company Breach. By Parent, if there has been a breach or inaccuracy in any representation or warranty of the Company or a failure to perform a covenant or agreement on the part of the Company set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 6.2(a) or 6.2(b) not to be satisfied and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by the Company of written notice of such breach, inaccuracy or failure to perform from Parent (or, if earlier, the End Date);

(h)    Parent or Merger Sub Breach. By the Company, if there has been a breach or inaccuracy in any representation or warranty of Parent or Merger Sub or a failure to perform a covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 6.3(a) or 6.3(b) not to be satisfied and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by Parent of written notice of such breach, inaccuracy or failure to perform from the Company (or, if earlier, the End Date); or

(i)    Parent Failure to Consummate. By the Company, if (i) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) the Company has notified Parent in writing that the Company is ready and willing to consummate the transactions contemplated by this Agreement (subject to the satisfaction of all of the conditions set forth in Sections 6.1 and 6.3) and (iii) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within three Business Days following the Company’s delivery of such notice (for the avoidance of doubt, it being understood that in accordance with the proviso to Section 7.1(b), during such period of three Business Days following delivery of such notice, Parent shall not be entitled to terminate this Agreement pursuant to Section 7.1(b)).

The Party desiring to terminate this Agreement pursuant to any clause of this Section 7.1 (other than clause (a)) shall give written notice of such termination to the other Party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

7.2  Effect of Termination. If either the Company or Parent terminates this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 5.5(b), 7.2, 7.3, 7.4, 7.5 and Article VIII shall survive any termination of this Agreement and (ii) neither the Company nor Parent shall be relieved or released from liability for willful breach of this Agreement or for fraud under applicable Law. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 8.10 in lieu of terminating this Agreement pursuant to Section 7.1.

7.3  Fees and Expenses.

(a)    Except as set forth in this Section 7.3, and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by the Company and Parent, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

(b)    The Company shall pay to Parent a termination fee in the amount of Seventy-Five Million Dollars ($75,000,000) (the “Company Termination Fee”) in immediately available funds if:

(i)    (A)  this Agreement is terminated by Parent pursuant to Section 7.1(b), 7.1(d) or 7.1(g); and (B)(1) before such termination, an Acquisition Proposal with respect to the Company was commenced, received by the Company, publicly proposed or publicly disclosed; and (2) within 12 months after such termination, the Company enters into a definitive written agreement relating to an Acquisition Proposal or consummates a transaction contemplated by an Acquisition Proposal; provided, that for purposes of clause (2) above the references to “25%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(ii)    The Company has terminated this Agreement pursuant to Section 7.1(f);

(iii)    Parent has terminated this Agreement pursuant to Section 7.1(e); or

(iv)    after receiving an Acquisition Proposal, (A) the Company Board does not take action to convene the Company Shareholder Meeting and (B) within 12 months after such receipt of such Acquisition Proposal, the Company enters into a definitive written agreement relating to an Acquisition Proposal or consummates a transaction contemplated by an Acquisition Proposal.

The Company Termination Fee must be paid no later than two Business Days following the event that triggers such payment described in Section 7.3(b)(i), (ii), (iii) or (iv). In the event that Parent shall receive full payment of the Company Termination Fee the receipt of such amount shall be deemed to be liquidated damages and the sole and exclusive remedy of Parent, Merger Sub and their Affiliates against the Company and its Subsidiaries or any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, Representatives, general or limited partners, managers, management companies, members, shareholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, shareholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (collectively, “Company Related Parties”), and no Company Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by Parent, Merger Sub or any other Parent Related Parties in connection with this Agreement (and the termination hereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Parent Related Party shall be entitled to bring or maintain any other claim, action or proceeding against the Company, any of its Affiliates or any other Company Related Party arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination. For the avoidance of doubt (A) under no circumstances will Parent or Merger Sub be entitled to amounts in excess of the amount of the Company Termination Fee and (B) while Parent and Merger Sub may pursue both a grant of specific performance in accordance with Section 8.10 and the payment of the Company Termination Fee under Section 7.3(b), under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance that results in a Closing and any portion of the Company Termination Fee. The Parties acknowledge and agree that in no event shall the Company be required to pay the

Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c)    Parent Termination Fee. Parent shall pay the Company a termination fee of Two Hundred Million Dollars ($200,000,000) (the “Regulatory Termination Fee”) if this Agreement is terminated as follows:

if (i) either Party shall terminate this Agreement pursuant to Section 7.1(b) or 7.1(c), (ii) as of the date of such termination the HSR Clearance shall not have occurred or any decree, judgment, injunction or other order (in each case that relates to antitrust Laws) that prevents, prohibits or delays the consummation of the transactions contemplated hereby exists or is in effect, (iii) immediately before such termination, the conditions set forth in Sections 6.1(a), 6.2(a), 6.2(b) and 6.2(d) shall have been satisfied and (iv) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement prior to such termination, then Parent shall pay the Regulatory Termination Fee to the Company by wire transfer of same-day funds within two Business Days following such termination. For the avoidance of doubt, Parent has an obligation to pay the Regulatory Termination Fee notwithstanding that a Governmental Entity has required that Parent and/or the Company (or any of their Subsidiaries) take one or more actions to obtain HSR Clearance that would, if taken, constitute a Material Adverse Effect on the Transaction.

In the event that the Company shall receive full payment of the Regulatory Termination Fee, the receipt of the Regulatory Termination Fee, together with any indemnification or reimbursement owed pursuant to Section 7.3(d), shall be deemed to be liquidated damages and the sole and exclusive remedy of the Company and its Subsidiaries and shareholders against Parent and Merger Sub and each of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, shareholders, Affiliates, Representatives or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, shareholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, (each, a “Parent Related Party,” and collectively, the “Parent Related Parties”) and no Parent Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by the Company or any other Company Related Party in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither the Company nor any other Company Related Party shall be entitled to bring or maintain any other claim, action or proceeding against Parent, Merger Sub or any other Parent Related Party arising out of this Agreement or any of the transactions contemplated hereby or any matters forming the basis for such termination. For the avoidance of doubt (1) under no circumstances will the Company be entitled to amounts in excess of the amount of the Regulatory Termination Fee (and any payment pursuant to Section 7.3(d)) and (2) while the Company may pursue both a grant of specific performance in accordance with Section 8.10 and the payment of the Regulatory

Termination Fee under this Section 7.3, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and any portion of the Regulatory Termination Fee. The Parties acknowledge and agree that in no event shall Parent be required to pay the Regulatory Termination Fee on more than one occasion, whether or not the Regulatory Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events..

(d)    The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, the Company or Parent, as the case may be, commences a suit that results in a judgment against the other Party for the payment set forth in this Section 7.3, such paying Party shall pay the other Party or Parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Other than an order of specific performance in accordance with Section 8.10, and the fees and expenses described in this Section 7.3, payment of the Regulatory Termination Fee or the Company Termination Fee, as applicable, shall constitute the sole and exclusive remedy of the Parties in connection with any termination of this Agreement.

7.4  Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement (other than as contemplated by this Agreement) that (a) alters or changes the amount or the form of the Merger Consideration to be delivered under this Agreement to the holders of Company Common Stock, if such alteration or change would adversely affect the holders of any security of the Company, (b) alters or changes any term of the articles of incorporation of the Surviving Corporation, if such alteration or change would adversely affect the holders of any security of the Company, (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of the Company or (d) by applicable Law otherwise requiring the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

7.5  Extension; Waiver. At any time before the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII
GENERAL PROVISIONS

8.1  Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Sections 5.9 and 5.10 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

8.2  Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)    if to the Company, to:

Harris Teeter Supermarkets, Inc. 701 Crestdale Road Matthews, North Carolina 28105 Attention: John B. Woodlief, Executive Vice President and Chief Financial Officer Facsimile: (704) 844-3112

with a copy to:

McGuireWoods LLP 201 North Tryon Street Suite 3000 Charlotte, NC 28202 Attention: Harrison Marshall and Chris Scheurer Facsimile: (704) 343-2300

and

(b)	if to Parent or Merger Sub, to:

The Kroger Co. 1014 Vine Street Cincinnati, OH 45202 Attention: J. Michael Schlotman, Senior Vice President and Chief Financial Officer Facsimile: (513) 762-4935

with a copy to:

Arnold & Porter LLP 555 Twelfth Street, N.W. Washington, D.C. 20004-1206 Attention: Steven Kaplan Facsimile: (202) 942-5999

8.3  Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

8.4  Certain Definitions. For purposes of this Agreement,

(a)    “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by Law or executive order to be closed.

(b)    “Existing Credit Facilities” means (i) that certain Amended and Restated Credit Agreement, dated as of January 30, 2012, by and among the Company, as borrower, Wells Fargo Bank, National Association, Branch Banking & Trust Company, JP Morgan Chase Bank, N.A., Farm Credit Bank of Texas, Fifth Third Bank, TD Bank N.A., Regions Bank, AgFirst Farm Credit Bank, CoBank, ACB, RBC Bank (USA), GreenStone Farm Credit Services, ACA/FLCA, AgStar Financial Services, PCA and Wells Fargo Bank, National Association, as administrative agent for the lenders thereunder, including any letters of credit or any other documents or instruments related thereto, (ii) the $50,000,000 7.55% Senior Series B Notes due July 15, 2017 and $50,000,000 7.72% Series B Senior Notes due April 15, 2017 under the Note Purchase and Private Shelf Agreement dated April 15, 1997 between the Company and The Prudential Insurance Company of America and (iii) in each case, any replacement thereof.

(c)    “knowledge” of any person that is not an individual means the actual knowledge, after reasonable investigation, of the individuals identified in Section 8.4(c) of the Company Disclosure Schedule.

(d)    “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns).

8.5  Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

8.6  Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

8.7  Governing Law; Jurisdiction.

(a)    North Carolina Law (without regard to any jurisdiction’s conflict-of-laws principles) exclusively governs all matters based upon, arising out of or relating in any way to this Agreement and all other written agreements, documents and certificates expressly required by this Agreement to be delivered to another Party on the date hereof or at or before the Closing (collectively, the “Transaction Documents”) and the transactions contemplated by the Transaction Documents, including all disputes, claims or causes of action arising out of or relating to this Agreement or any of the other Transaction Documents as well as the interpretation, construction, performance and enforcement of this Agreement or any of the other Transaction Documents.

(b)    The Parties agree that any suit, action or proceeding brought by any Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in Charlotte, North Carolina. Each of the Parties submits to the exclusive jurisdiction of such courts in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each Party agrees that any such suit, action or proceeding will constitute a mandatory complex business case under Chapter 7A, Section 45.4 of the North Carolina General Statutes, as may be amended from time to time, and, if a Party initiates such a suit, action or proceeding in North Carolina state court, it must be brought in the North Carolina Business Court as a mandatory complex business case.

8.8  WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING, INCLUDING BUT NOT LIMITED TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

8.9  Assignment; Third-Party Beneficiaries.

(a)    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by all of the Parties and their respective successors and assigns.

(b)    Except (i) from and after the Effective Time, for the rights of holders of equity securities issued by the Company to receive the consideration set forth in Article II (with respect to which such holders shall be third-party beneficiaries) and (ii) as provided in Section 5.10 (with respect to which the Indemnified Parties shall be third-party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 7.5 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(c)    No provision in this Agreement modifies or amends or creates any employee benefit plan, program or document (“Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

(d)    The Company hereby acknowledges and agrees that no Financing Source has any liability or obligation, whether based in tort, contract or otherwise and whether arising at law or at equity, to the Company in connection with the transactions contemplated hereby or any financing in connection therewith. For purposes of this Agreement, “Financing Source” means each person that provides or commits to provide financing to Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement, and the respective Affiliates and Representatives of any such person. Without limiting the foregoing, Company agrees that it will not bring any action, suit or proceeding against any Financing Source in any way relating to this Agreement or the transactions contemplated hereby in any forum other than any state or federal court sitting in the Borough of Manhattan, City of New York and any appellate court from any thereof. The Financing Sources shall be third-party beneficiaries of this section and Section 8.8 and no amendment of this section or Section 8.8 shall be effective unless in writing and signed by each party to any debt commitment letter issued in connection with the transactions contemplated hereby.

8.10  Enforcement.

(a)    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such person, and the exercise by a person of any one remedy will not preclude the exercise of any other remedy.

(b)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the Party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

8.11  Disclosure Schedules. The Company Disclosure Schedules and the Parent Disclosure Schedules shall each be arranged in Sections corresponding to the numbered Sections contained in this Agreement. The disclosure in any such Section, whether related to representations, warranties, covenants or agreements, shall qualify the corresponding Section of this Agreement. The disclosure in any Section of this Agreement in Article III or Article IV shall qualify each other Section in Article III or Article IV to the extent that it is reasonably apparent that such information is relevant to such other Sections. The inclusion of any information in the Company Disclosure Schedules or the Parent Disclosure Schedules, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Parent Material Adverse Effect, or is outside the ordinary course of business.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

THE KROGER CO.

By:	/s/ J. Michael Schlotman
Name: J. Michael Schlotman
Title: Senior Vice President and
Chief Financial Officer

HORNET ACQUISITION, INC.

By:	/s/ J. Michael Schlotman
Name: J. Michael Schlotman
Title: Vice President

HARRIS TEETER SUPERMARKETS, INC.

By:	/s/ Thomas W. Dickson
Name: Thomas W. Dickson
Title: Chairman of the Board and
Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

RESTATED ARTICLES OF INCORPORATION
OF
HARRIS TEETER SUPERMARKETS, INC.

The undersigned corporation, a business corporation incorporated under the North Carolina Business Corporation Act, pursuant to action by its Board of Directors, hereby sets forth its Restated Articles of Incorporation:

ARTICLE 1. The name of the Corporation is HARRIS TEETER SUPERMARKETS, INC.

ARTICLE 2. The purposes for which the Corporation is organized are to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the North Carolina General Statutes, as amended.

ARTICLE 3. The aggregate number of shares the Corporation is authorized to issue is one hundred (100) shares of Common Stock. The common stock has unlimited voting rights and is entitled to receive the net assets of the Corporation upon distribution.

ARTICLE 4. The address of the registered office of the Corporation in the State of North Carolina is 327 Hillsborough Street, Raleigh, NC 27603, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE 5. No holder of shares of capital stock of any series or class of the Corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire stock of the Corporation of any series or class now or hereafter authorized, or any securities exchangeable for or convertible into any such stock, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire any such stock whether such stock, securities, warrants or other instruments be unissued, or issued and thereafter acquired by the Corporation; nor shall any holder of fully paid shares of capital stock be liable for any further assessment; and all such shares of capital stock may be issued by the Corporation for such lawful consideration at such time and to such person or entities as the Board of Directors may from time to time determine.

ARTICLE 6. To the fullest extent permitted by the North Carolina Business Corporation Act, as the same exists or hereafter may be amended, a director of the Corporation shall not be personally liable to the Corporation, its shareholders or otherwise for monetary damage for breach of his duty as a director. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 7. Directors may be removed from office, with or without cause, by a vote of shareholders holding a majority of the shares entitled to vote at an election of directors. If any or all directors are so removed, new directors may be elected at the same meeting.

EXHIBIT B

BYLAWS
OF
HARRIS TEETER SUPERMARKETS, INC.

ARTICLE I
SHAREHOLDERS

SECTION 1.    Annual Meetings. The annual meeting of the shareholders of the corporation shall be held on the first Monday in September at such place within or outside the State of North Carolina as may be determined by the board of directors and as shall be designated in the notice of the meeting, at such time as the board of directors shall determine, for the purpose of electing directors, for the consideration of reports to be laid before the meeting, and for the transaction of such other business as may properly be brought before the meeting.

If the election of directors is not held at any annual meeting, or at any adjournment thereof, the board of directors shall cause the election to be held at a special meeting of the shareholders as soon thereafter as may be convenient. At the special meeting, the shareholders may elect the directors and transact other business with the same force and effect as at an annual meeting.

SECTION 2.  Special Meetings. Special meetings of the shareholders shall be held at such place within or outside the State of North Carolina as may be designated in the notice of the meeting.

SECTION 3.  Quorum. Except as otherwise required by the statutes of North Carolina, shareholders holding a majority of shares entitled to notice of a meeting shall constitute a quorum at any and all meetings of shareholders.

SECTION 4.  Actions by Unanimous Written Consent. Any action which may be authorized or taken at a meeting of the shareholders may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, all of the shareholders. The writing or writings shall be filed with or entered upon the records of the corporation.

ARTICLE II
BOARD OF DIRECTORS

SECTION 1.  Powers, Number, Qualification, Term, Quorum, and Vacancies. All of the authority of the corporation shall be exercised by or under the direction of the board of directors.

Except as hereinafter provided, directors shall be elected at the annual meeting of the shareholders and each director shall be elected to serve for one year and until his successor is elected or until his earlier resignation, removal from office, or death. The number of directors may be increased or decreased from time to time by the shareholders entitled to vote for directors. If the number of directors is increased, the additional directors may be elected by those shareholders. The board of directors shall consist of three (3) members. A majority of the whole authorized number of directors shall be necessary to constitute a quorum for a meeting of the directors. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board.

The office of a director becomes vacant by reason of death, resignation or removal as provided by Section 4 of this Article II. In the event that the shareholders remove a director or directors or increase the number of directors, they may elect, at the meeting effecting the removal or the increase, a director or directors to fill the vacancy or vacancies resulting from their action. If the shareholders do not fill the vacancies at that meeting, or an adjournment thereof, the remaining directors, though less than a majority of the whole authorized number of directors, may fill them. The board also may fill any vacancy not resulting from the removal of a director by the shareholders or an increase in the number of directors.

If the membership of the board of directors at any time falls below the number necessary to constitute a quorum, and the remaining directors are unable to elect a successor or successors to constitute a quorum, a special meeting of shareholders shall be called and the number of directors necessary to bring the board of directors to its full membership shall be elected at that meeting.

SECTION 2.  Meetings. Meetings of the board of directors shall be held at such place within or outside the State of North Carolina as may be fixed from time to time by resolution of the board of directors, or as may be designated in the notice calling the meeting. Regular meetings of the board of directors shall be held at such times as may be fixed from time to time by resolution of the board of directors, and special meetings may be held at any time upon the call of the chairman of the board, if any, the president, or any vice president or any two directors by oral, telegraphic, cabled, telexed or written notice duly served on or sent or mailed to each director not less than two days before the meeting. A meeting of the board of directors may be held without notice immediately after a meeting of shareholders at which the directors are elected. Notice need not be given of regular meetings of the board of directors held at times fixed by resolution of the board of directors. Notice of adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at the meeting. Notice of the time, place, and purpose of any meeting may be waived in writing, either before or after the holding of the meeting, by any director; all waivers of notice shall be filed with or entered upon the records of the meeting. The attendance of any director at any meeting without protesting, prior to or at the commencement of the meeting, the lack of proper notice, shall be deemed to be a waiver by him of notice of that meeting.

SECTION 3.  Actions by Unanimous Written Consent. Any action which may be authorized or taken at a meeting of the directors may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, all of the directors. The writing or writings shall be filed with or entered upon the records of the corporation.

SECTION 4.  Removal of Directors. All of the directors, or any individual director may be removed from office, without assigning any cause, by the vote of a majority of shareholders.

ARTICLE III
OFFICERS

SECTION 1.  Number and Title. The officers of the corporation shall consist of a President, a Secretary, a Treasurer, and, in the discretion of the board of directors, a Chairman of the board, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers and assistant officers as the board of directors may from time to time determine.

SECTION 2.  Term and Removal. The term of office of all officers shall be one year and until their respective successors are elected, but any officer may be removed from office, either with or without cause, at any time the board of directors. A vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the board of directors.

SECTION 3.  Powers and Duties. Subject to such limitations as the board of directors may from time to time prescribe, the officers of the corporation shall have such powers and perform such duties as generally pertain to their respective offices and such further powers and duties as may be conferred from time to time by the board of directors.

ARTICLE IV
INDEMNIFICATION OF DIRECTORS AND OFFICERS

SECTION 1.  Indemnification. Each director and officer of the corporation (the individual’s heirs, executors and administrators) shall be indemnified by the corporation against expenses which the individual has reasonably incurred in connection with any action, suit or proceeding to which the individual may be a party by reason of the individual being or having been a director or officer of the corporation (whether or not the individual continues to be a director or officer at the time of incurring such expenses), except in relation to matters as to which the individual shall be finally adjudged in any such action, suit or proceeding, to have been guilty of negligence or misconduct in the performance of the individual’s duty as such director or officer; provided, however, that in the event of a settlement of such action, suit or proceeding, such director or officer shall be indemnified by the corporation against such expenses incurred by such director or officer to the extent, if any, as may be determined in connection with settlement, and then only if such determination shall have been approved by a court of competent jurisdiction or by a resolution duly adopted by a majority of the whole board of directors, and no director included in such majority shall have or shall at any time have had any financial interest adverse to the corporation in the action, suit or proceeding, or the subject matter or the outcome thereof.

SECTION 2.  Expenses. The term “expenses” as used herein does not include amounts of judgments, amounts paid to the corporation, or amounts paid in settlement except that if the board of directors, acting as hereinabove provided, determines that the action or suit or proceeding can be settled for an amount less than the expenses of litigating the same, then the board of directors may indemnify the director or officer for the amount of said settlement as expenses, unless it clearly appears to the board of directors that the defendant director or officer might have been liable for negligence or misconduct if the action had gone to judgment, or if a court of competent jurisdiction should determine as a part of said settlement of the action, suit or proceeding then before it, that the corporation should indemnify the director or officer for the amount of the settlement as expenses.

The foregoing right of indemnification shall be in addition to any other rights to which any director or officer may be entitled as a matter of law.

ARTICLE V
CERTIFICATES REPRESENTING SHARES

SECTION 1.  Officers Empowered to Sign the Corporation’s Share Certificates. Each holder of shares in the corporation shall be entitled to a certificate signed in the name of the corporation by the President or any Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation. The certificate or certificates shall state the number and class of shares in the corporation held by the shareholder and shall contain such other statements as may be prescribed by the North Carolina Business Corporation Act.

SECTION 2.  Lost, Stolen, Destroyed or Mutilated Certificates. If any certificate for shares is lost, stolen, destroyed or mutilated, the board of directors, upon being furnished with evidence to its satisfaction as to the loss, theft, destruction or mutilation and as to the ownership of the certificate, and upon being furnished with such security or indemnity as it may require to hold the corporation harmless, may authorize a new certificate to be issued in lieu of the lost, stolen, destroyed, or mutilated certificate.

ARTICLE VI
CORPORATE SEAL

The board of directors may adopt a corporate seal. If a corporate seal is adopted, it shall be in such form as the board of directors may determine from time to time.

ARTICLE VII
AMENDMENTS

The bylaws of the corporation shall be subject to alteration, amendment or repeal, and new bylaws not inconsistent with any provision of the articles of incorporation or statute may be adopted, at any annual or special meeting of the shareholders, or without such meeting, by the written consent of the shareholders.

Approved: [                        ]

ANNEX B

July 8, 2013

The Board of Directors
Harris Teeter Supermarkets, Inc.
701 Crestdale Road
Matthews, NC 28105

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value per share (the “Company Common Stock”), of Harris Teeter Supermarkets, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of The Kroger Co. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, (the “Agreement”), among the Company, the Acquiror and its wholly-owned subsidiary, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates, will be converted into the right to receive $49.38 per share in cash.

In connection with preparing our opinion, we have (i) reviewed a draft dated July 8, 2013 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial

B-2

portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

B-3

HARRIS TEETER SUPERMARKETS, INC. 701 CRESTDALE ROAD MATTHEWS, NC 28105
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on October 2, 2013 (September 30, 2013 for participants in the Harris Teeter Supermarkets, Inc. Retirement and Savings Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on October 2, 2013 (September 30, 2013 for participants in the Harris Teeter Supermarkets, Inc. Retirement and Savings Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by Broadridge no later than the day before the meeting date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M62165-S09603 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HARRIS TEETER SUPERMARKETS, INC.

The Board of Directors of Harris Teeter Supermarkets, Inc. recommends that you vote FOR Proposals 1, 2 and 3.					For	Against	Abstain

1.	Approval of the Agreement and Plan of Merger, dated as of July 8, 2013, among Harris Teeter Supermarkets, Inc., The Kroger Co. and Hornet Acquisition, Inc.				☐	☐	☐

2.
Approval, on a non-binding, advisory basis, of compensation that will or may be paid by Harris Teeter Supermarkets, Inc. to its named executive officers that is based on or otherwise relates to the merger.
					☐	☐	☐

3.
Approval of an adjournment of the special meeting of shareholders of Harris Teeter Supermarkets, Inc., if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal.
					☐	☐	☐

4.	The proxies are authorized to act upon any other business which may properly be brought before said meeting or any adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders, dated August 27, 2013 and the Proxy Statement furnished therewith.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

SPECIAL MEETING OF SHAREHOLDERS OF

HARRIS TEETER SUPERMARKETS, INC.

October 3, 2013

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The HARRIS TEETER SUPERMARKETS, INC. PROXY STATEMENT (includes Notice)
is available at www.proxyvote.com.

Please detach along perforated line and mail in the envelope provided.
M62166-S09603

HARRIS TEETER SUPERMARKETS, INC.
Special Meeting of Shareholders
October 3, 2013 10:00 A.M. Eastern Time

This proxy is solicited by the Board of Directors

KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of Harris Teeter Supermarkets, Inc., a North Carolina corporation, hereby constitutes and appoints Thomas W. Dickson, John B. Woodlief and Douglas J. Yacenda, and each of them, attorneys and proxies, with full power of substitution, to act for and on behalf of the undersigned to vote all shares of Harris Teeter Supermarkets, Inc. Common Stock that the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at Harris Teeter's headquarters located at 701 Crestdale Road, Matthews, North Carolina 28105, on October 3, 2013, at 10:00 A.M., local time, and any adjournment or adjournments thereof, as set forth on the reverse side.

ATTENTION PARTICIPANTS IN RETIREMENT AND SAVINGS PLAN: This proxy card, when signed and returned, will also constitute voting instructions to T. Rowe Price Trust Company to vote, or cause to be voted, the shares held by T. Rowe Price Trust Company for the account of the undersigned in the Harris Teeter Supermarkets, Inc. Retirement and Savings Plan. This proxy must be received no later than 11:59 P.M. Eastern Time on September 30, 2013. If this proxy card is not returned, or is returned unsigned, the shares will not be voted.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE AND THIS PROXY CARD IS SIGNED AND RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF PROPOSALS 1, 2 AND 3, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING.

Address Changes/Comments: ______________________________________________________________________________

______________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side